As filed with the Securities and Exchange Commission on August 10, 2006

Registration No. 333-135287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Name of Registrant in its charter)

Florida	3845	01-0656115
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5422 Carrier Drive, Suite 306 Orlando, Florida 32819 (407) 354-1222 • Fax (407) 354-0065	5422 Carrier Drive, Suite 306 Orlando, Florida 32819
(Address and telephone number of principal executive offices)	(Address of principal place of business)

Warren D. Stowell

Telzuit Medical Technologies, Inc.

5422 Carrier Drive, Suite 306

Orlando, Florida 32819

(407) 354-1222 • Fax (407) 354-0065

(Name, address and telephone number of agent for service)

Copies to:

Brent A. Jones, Esq.

Bush Ross, P.A.

220 S. Franklin Street

Tampa, Florida 33607

(813) 224-9255 • Fax (813) 223-9620

Approximate Date of Commencement of Proposed Sale to the Public:

From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 (2)	16,746,294	0.515	$8,624,341.41	$922.80
Common Stock, par value $.001 (3)(4)	18,251,935	0.515	9,399,746.53	1,005.77
Common Stock, par value $.001 (5)	4,018,227	0.515	2,069,386.91	221.42
Common Stock, par value $.001 (6)	10,047,776	0.515	5,174,604.64	553.68
Common Stock, par value $.001 (7)	550,000	0.515	283,250.00	30.31
TOTAL	49,614,232(8)		$25,551,329.49	$2,733.98

(1)	Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the offering price is based on the average of the closing bid ($0.50) and ask ($0.53) price of one share of Common Stock, as reported on the OTC Bulletin Board on June 22, 2006, and has been established solely for the purpose of calculating the registration fee. The amount of Common Stock registered shall also be deemed, pursuant to Rule 416 under the Securities Act of 1933, as amended, to include additional shares issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Represents 16,746,294 shares of common stock reserved for issuance by the registrant with respect to the prospective conversion of 10% Senior Secured Convertible Debentures having an aggregate original principal balance of $5,861,203. This amount includes $4,941,985 in connection with the Debenture Financing which the Company completed on May 23, 2006 (the “Debenture Offering”), as well as $919,208 in connection with the exchange of shares of the Company’s Series A Convertible Preferred Stock pursuant to the Most Favored Nations provisions set forth in that certain Investor Rights Agreement, dated June 22, 2005, between the Company and certain investors a party thereto (the “Investor Rights Agreement”).

(3)	Represents common stock reserved for issuance by the registrant with respect to the prospective exercise of common share purchase warrants at the election of the holder of those warrants.

(4)

Amount represents, in the aggregate (a) 12,559,721 warrant shares underlying Series C Warrants, which includes 1,969,731 warrant shares underlying Series C Warrants issued in connection with the exchange of shares of the Company’s Series A Convertible Preferred Stock pursuant to the Most Favored Nations provisions set forth in the Investor Rights Agreement; (b) 4,186,574 warrant shares underlying Series D

Warrants, which includes 656,577 warrant shares underlying Series D Warrants issued in connection with the exchange of shares of the Company’s Series A Convertible Preferred Stock pursuant to the Most Favored Nations provisions of the Investor Rights Agreement; and (c) 1,505,640 warrant shares underlying common stock purchase warrants issued to broker-dealers in connection with the Debenture Financing.

(5)	Represents common stock reserved for issuance by the registrant with respect to the prospective issuance of common stock as interest payable in-kind in satisfaction of interest accrued on the aggregate principal balance of the 10% Senior Secured Convertible Debentures through the date of maturity.

(6)	Represents common stock registered on behalf of the selling shareholders equal to 30% of the shares issuable upon conversion of the 10% Senior Secured Convertible Debentures, the Series C Warrants and the Series D Warrants, which is being registered pursuant to that certain Registration Rights Agreement dated May 26, 2006, by and between the Company and the Selling Security Holders.

(7)	Represents shares of Common Stock which the Company is contractually obligated to register on behalf of a selling security holder.

(8)	Pursuant to SEC Rule 416(a), also covers additional common shares that may be offered to prevent dilution as a result of stock splits, stock dividends or similar transactions relating to these shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION), DATED AUGUST 10, 2006

49,614,232 SHARES COMMON STOCK

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 49,614,232 shares of Common Stock, consisting of:

•	an aggregate of 16,746,294 shares of Common Stock issuable upon the conversion of our issued and outstanding 10% Senior Secured Convertible Debentures;

•	an aggregate of 12,559,721 shares of Common Stock issuable upon the exercise of our issued and outstanding Series C Common Stock Purchase Warrants;

•	an aggregate of 4,186,574 shares of Common Stock issuable upon the exercise of our issued and outstanding Series D Common Stock Purchase Warrants;

•	an aggregate of 1,505,640 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to broker-dealers as commissions paid in connection with private placement of the Company’s securities; and

•	an aggregate of 4,018,227 shares of Common Stock reserved for issuance by the Company with respect to the prospective issuance of common stock as interest payable in-kind in satisfaction of interest accrued on the aggregate principal balance of the 10% Senior Secured Convertible Debentures through the date of maturity.

•	an aggregate of 10,047,776 shares of Common Stock registered on behalf of the selling shareholders equal to 30% of the shares issuable upon conversion of the 10% Senior Secured Convertible Debentures, the Series C Warrants and the Series D Warrants, which is being registered pursuant to that certain Registration Rights Agreement dated May 23, 2006, by and between the Company and the Selling Security Holders.

•	an aggregate of 550,000 shares of Common Stock that the Company is contractually obligated to register on behalf of a selling security holder.

This offering is not being underwritten. The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. The selling stockholders may offer and sell their shares of common stock on a continuous or delayed basis. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders. See “Use of Proceeds.” Our common shares are currently quoted on the OTC Bulletin Board (OTCBB) under the symbol “TZMT.” The OTCBB is a regulated provider of pricing and financial information for the over-the-counter (OTC) securities market. Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

An investment in the common shares offered for sale under this prospectus involves a high degree of risk.

You should purchase our securities only if you can afford losing your entire investment.

See “ Risk Factors” beginning on page 10 of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of this offering, or has determined that this prospectus is truthful or complete.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is June __, 2006

Telzuit Medical Technologies, Inc.

5422 Carrier Drive, Suite 306, Orlando, Florida 32819

(407) 354-1222 • Fax (407) 354-0065

We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

The information in this prospectus is not complete and may be changed. We have filed a registration statement containing this prospectus with the Securities and Exchange Commission. The Common Stock offered for sale under this prospectus may not be offered for sale or sold until that registration statement is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell the common shares—and does not solicit an offer to purchase the common shares—in any jurisdiction where this offer or sale is not otherwise permitted.

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, and, in particular, that section of this prospectus captioned “Risk Factors.” Unless the context requires otherwise, “company,” “registrant,” “we,” “us,” and “our” and similar terms refer to Telzuit Medical Technologies, Inc.

Whenever we make any reference in this prospectus to the grant or issuance of common shares or options or warrants to purchase common shares, such reference shall be made in reference to post reverse-split numbers and, in the case of options and warrants, exercise prices, unless we state otherwise.

History and Background

We were originally incorporated as Take to Auction.com, Inc. in June 1999. Since June 1999, we have also operated under the names “Nimbus Group, Inc.” and “Taylor Madison Corp.” On August 18, 2005, the Company changed its name from “Taylor Madison Corp.” to its current name, “Telzuit Medical Technologies, Inc.”

From inception to 2004, the Company was an internet-based business which marketed online catalogs of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBay, FairMarket, Amazon and Yahoo!. In addition, during 2003 and 2004, we unsuccessfully attempted to become a distributor of fragrances and skincare products, and to launch a national air taxi service. We discontinued all operations in early 2005 and became a shell company, exploring the viability of acquiring an operating company.

On May 6, 2005, pursuant to its plan to acquire an operating company, pursuant to a share exchange, the Company acquired 100% of Telzuit Technologies, Inc. from Telzuit Technologies, LLC, in exchange for 2,207,723 of the Company’s Series B Preferred Stock, since converted into 26,492,676 shares of common stock of the Company. Upon completion of the share exchange, the senior management Telzuit Technologies, LLC became the senior management of the Company.

From May 6, 2005 to August 19, 2005, the Company completed a series of private placements for an aggregate purchase price of $4,456,860. In connection with the private placements that occurred from May 6, 2005 to August 19, 2005, the Company issued its Series A Preferred Stock, Series A Warrants, and Series B Warrants (the “Series A Securities”). See “Description of Securities” below for detail concerning the Series A Preferred Stock, the Series A Warrants, and the Series B Warrants. The Series A Securities are subject of a resale registration statement dated March 16, 2006, relating to the offer and sale of those securities from time to time by certain selling stockholders.

On May 26, 2006, the Company completed an offering of its 10% Senior Secured Convertible Debentures, Series C Warrants, and Series D Warrants for a total purchase price of $4,941,985 (the “Debenture Offering). In connection with this Debenture financing, the Company issued (a) a series of its 10% Senior Secured Convertible Debentures having an aggregate original principal balance of $4,941,985, (b) its Series C Common Stock Purchase Warrants exercisable, in the aggregate, for 10,589,969 shares of Common Stock, and (c) its Series D Common Stock Purchase Warrants exercisable, in the aggregate, for 3,529,989 shares of Common Stock. See “Description of Securities” below for additional detail concerning the 10% Senior Secured Convertible Debentures, the Series C Warrants, and the Series D Warrants.

Midtown Partners & Co., LLC (“Midtown Partners”), an SEC and NASD registered broker dealer, acted as the lead placement agent for the Company in connection with the Debenture Offering. In connection with the Debenture Offering, the Company paid: (a) Midtown Partners cash commissions of $416,878.65, (b) Midsouth Capital, Inc., an SEC and NASD registered broker dealer, cash commission of $18,900, and (c) Greenwood Partners, L.P., an SEC and NASD registered broker dealer, cash commission of $9,000. The total cash commissions paid by the Company to broker-dealers in connection with the Debenture Offering equaled $444,778.65. In addition, Midtown Partners, as lead placement agent, received (a) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 1,407,100 shares of the Company’s Common Stock at an exercise price of $0.35 per share; and (d) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 98,540 shares of the Company’s Common Stock at an exercise price of $0.01 per share.

In connection with our May 26, 2006 debenture offering, some holders of Series A Preferred Stock exercised a “Most Favored Nations” contract right in the Investors Right Agreement dated June 22, 2005. As a result, 919,208 shares of Series A Preferred Stock were exchanged for (a) 10% Senior Secured Convertible Debentures having an aggregate original principal balance equal to 919,208, (ii) Series C Warrants exercisable, in the aggregate, for 1,969,731 common shares, and (iii) Series D Warrants exercisable, in the aggregate, for 656,577 common shares.

Also, as a result of the debenture financing, the conversion price of the Series A Preferred Stock adjusted from $.60 to $.35, the exercise price of the Series A Warrants adjusted from $.60 to $.5174, and the exercise price of the Series B Warrants adjusted from $.80 to $.6898.

The Company and Business

Telzuit Medical Technologies, Inc. is a development-stage company focused on researching, developing and marketing ambulatory medical devices that monitor, measure, and record physiological signals generated by the body. We are dedicated to providing advanced mobile medical solutions to communities worldwide. Our STATPATCHTM System is a fully mobile, wireless biometric cardiac data collection system, which combines state-of-the-art technology to transmit, receive and store a patient’s biometric cardiac data. Our initial product will be our STATPATCHTM Wireless Heart Monitor (the “STATPATCHTM”), a full 12-lead, wireless holter monitor, which measures, records and transmits physiological signals associated with a patient’s cardiovascular system. The STATPATCHTM is attached to a patient’s chest and consists of six electrodes that are imbedded in a disposable bandage-like strip. The STATPATCHTM utilizes Philips Medical Systems’ EASITM lead placement to capture electrical impulses of the patient’s heart and then transmits this information via Bluetooth wireless technology to the patient’s personal digital assistant (the “PDA”). The Patch PDA receives, records and stores the electrical activity of the patient’s heart. Every two to four hours, the recorded information is sent through cellular telephone towers, frame relay systems and switching stations. Ultimately, the recorded heart activity information is received by our monitoring system and then evaluated by a licensed medical professional. The STATPATCHTM monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCHTM and returns the PDA to the prescribing physician.

The Company is using the STATPATCHTM platform to develop additional products, including a sleep apnea test and an elderly patient wireless monitoring system. The Company also owns and operates medical clinics in the State of Florida.

As of July 31, 2006, we had issued and outstanding 34,102,260 shares of common stock, 3,597,550 shares of Series A Convertible Preferred Stock convertible into 10,278,783 common shares, 10% Senior Secured Convertible Debentures convertible into 16,746,294 common shares, and common share purchase options and warrants entitling the holders to purchase up to 31,386,838 common shares.

Our corporate offices are located at 5422 Carrier Drive, Suite 306, Orlando, Florida 32819. Our telephone number is (407) 354-1222. Additional information about our Company can be found at http://www.telzuit.com.

The Offering

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 49,614,232 shares of Common Stock, consisting of:

•	an aggregate of 16,746,294 shares of Common Stock issuable upon the conversion of our issued and outstanding 10% Senior Secured Convertible Debentures;

•	an aggregate of 12,559,721 shares of Common Stock issuable upon the exercise of our issued and outstanding Series C Common Stock Purchase Warrants;

•	an aggregate of 4,186,574 shares of Common Stock issuable upon the exercise of our issued and outstanding Series D Common Stock Purchase Warrants;

•	an aggregate of 1,505,640 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to broker-dealers as commissions paid in connection with private placement of the Company’s securities; and

•	an aggregate of 4,018,227 shares of Common Stock reserved for issuance by the Company with respect to the prospective issuance of common stock as interest payable in-kind in satisfaction of interest accrued on the aggregate principal balance of the 10% Senior Secured Convertible Debentures through the date of maturity.

•	an aggregate of 10,047,776 shares of Common Stock registered on behalf of the selling shareholders equal to 30% of the shares issuable upon conversion of the 10% Senior Secured Convertible Debentures, the Series C Warrants and the Series D Warrants, which is being registered pursuant to that certain Registration Rights Agreement dated May 23, 2006, by and between the Company and the Selling Security Holders.

•	an aggregate of 550,000 shares of Common Stock that the Company is contractually obligated to register on behalf of a selling security holder.

The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Shareholders,” “Registration Rights” and “Plan of Distribution,” respectively. We will not receive any of the proceeds from those sales. Should the selling shareholders, in their discretion, exercise any of the common share purchase warrants or options underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders, or that any of the common share purchase warrants underlying the common shares offered under this prospectus will be exercised.

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SUMMARY FINANCIAL DATA

Set forth below are summaries of the (i) un-audited condensed consolidated statement of operations of Telzuit Medical Technologies, Inc. and its subsidiary for the nine months ended March 31, 2006, and (ii) selected information derived from the un-audited condensed consolidated balance sheet of Telzuit Medical Technologies, Inc. and its subsidiary as of March 31, 2006, all of which are included elsewhere in this prospectus. You should read the following information together with the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section of this prospectus as well as with the financial statements and the notes presented therewith contained in this prospectus.

STATEMENT OF OPERATIONS DATA

(Dollar amounts and share data)

	Nine Months Ended
	March 31, 2006	March 31, 2005
Revenues	$0	0
Net (Loss) Attributed to Common Shareholders	$($9,192,197)	(959,981)
(Loss) Per Common Share	$(.37)	(1.52)
Weighted Average Number of Common Shares Outstanding	$24,556,794	630,902

BALANCE SHEET DATA

March 31, 2006
Working Capital (Deficit)	$(76,805)
Total Assets	$1,545,138
Total Liabilities	$467,617
Stockholders’ Equity	$1,077,521

See “Financial Statements” section of this prospectus.

RISK FACTORS

An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

Risks Relating To Our Business

We have a limited operating history upon which you can evaluate our business.

To date, we are a development stage company principally engaged in research and development, organizational and startup activities which has not yet introduced our heart monitoring products to market. Our limited operating history will make it difficult, if not impossible, to predict future operating results and to assess the likelihood of our business success in considering an investment in our company. Risks and issues inherent in the establishment and expansion of a new business enterprise which we face include, among others, problems of entering new markets, marketing new technologies, hiring and training personnel, acquiring reliable facilities and equipment, and implementing operational controls. As a development stage company, we are also subject to risks and or levels of risk that are often greater than those encountered by companies with established operations and relationships. Development stage companies often require significant capital from sources other than operations. Since we are a start-up business, our management and employees will shoulder the burdens of the business operations and a workload associated with company growth and capitalization that is disproportionately greater than that for an established business. We cannot give you any assurance that we will successfully address these risks. Our prospects must be considered speculative, which may limit our ability to encourage further investment in our company.

We have no revenues to date and have accumulated losses since our inception. Our continued inability to generate revenues and profits could cause us to go out of business.

We have incurred cumulative net losses after preferred dividends available to common shareholders in the amount of $13,489,617 from our inception through March 31, 2006. We have no commercial product sales or revenues to date, and do not anticipate that we will commence commercial sales of our heart monitoring products until late 2006. Once we commence marketing our heart monitoring products, we project that we will not be cash flow positive based solely on projected sales and service revenues less manufacturing, general and administrative, marketing expenses and other operating costs for an indefinite period of time. We anticipate that we will continue to incur substantial operating losses for the foreseeable future, notwithstanding any anticipated revenues we may receive when our products are initially introduced to markets, due to the significant costs associated with the development and marketing of our products and services.

We may not be able to implement our business strategies, which could impair our ability to continue operations.

Implementation of our business strategies will depend, in large part, on our ability to (i) attract a significant number of customers; (ii) effectively introduce acceptable products and services to our customers; (iii) obtain adequate financing on favorable terms to fund our business strategies; (iv) maintain appropriate procedures, policies, and systems; (v) hire, train, and retain skilled employees; (vi) continue to operate with increasing competition in the medical industry; (vii) establish, develop and maintain name recognition; and (viii) establish and maintain beneficial relationships with third-party manufacturers and third party payors. Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have material adverse effects on our results of operations and financial condition.

We may be unsuccessful in managing our growth, which could prevent us from becoming profitable.

While it may not be realized, we are planning for significant growth for the foreseeable future. Our growth may place a significant strain on our management, financial and operating resources. Failure to manage this growth effectively could have a material adverse affect on our financial condition or results of operations. Part of our business strategy may be to acquire assets or other companies that will complement our existing business. We are unable to predict whether or when any material transaction will be completed should negotiations commence. If we proceed with any such transaction, we may not effectively integrate the acquired operations with our own operations. We also may seek to finance any such acquisition by debt financings or issuances of equity securities, and such financing may not be available on acceptable terms or at all.

If we are unable to raise additional working capital, we will be unable to fully fund our operations and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately our going out of business.

As noted in the prior risk factor, we do not anticipate that we will commence commercial sales of our heart monitoring products until late 2006, and further anticipate that, after such introduction, we will continue to be cash flow negative due to our costs exceeding our revenues for an indefinite period of time. We believe that our currently available working capital will be sufficient to continue our business for at least the next twelve (12) months. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through the acquisition of new products, the depletion of our working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to the company or disadvantageous to our existing shareholders.

Even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to the company or disadvantageous to our existing shareholders. For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. We also might be required to sell or license our products or technologies under disadvantageous circumstances we would not otherwise consider, including granting licenses with low royalty rates and exclusivity provisions.

Our products are highly regulated. We will not be able to introduce our products to market if we cannot obtain the necessary regulatory approvals. If we are unable to obtain regulatory approvals for our products in selected key markets at all or in a timely manner, we will not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan. Our failure to receive the regulatory approvals in the United States would likely cause us to go out of business.

Our products will be medical devices that are subject to extensive regulation in the U.S. and in foreign countries where we plan to do business. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either 510(k) clearance or pre-market approval from the U.S. Food and Drug Administration (FDA). Either process can be lengthy and expensive. The FDA’s 510(k) clearance process, also known as “pre-market notification,” is the process applicable to our current products. It usually takes from three to twelve months from the date the application is submitted and filed by the FDA, but may take significantly longer. Although we have obtained 510(k) clearances for our current products, our clearances may be revoked by the FDA if safety or effectiveness problems develop with the devices. The pre-market approval process is a much more costly, lengthy and uncertain process. It generally takes from one to three years from the date the application is submitted and filed with the FDA, and may take even longer. Achieving pre-market approval may take numerous clinical trials and require the filing of numerous amendments over time. The FDA has discretion at any time to request pre-market approval applications from us and all manufacturers of similar devices. If the FDA calls for pre-market approval applications, we will be required to submit and obtain approvals for such devices within a specified period of time determined by the FDA. If we fail to do so, we will not be allowed to continue marketing these products, which could cause our revenues to decline. If we are unable to obtain additional clearances or approvals needed to market existing or new products, or obtain such clearances or approvals in a timely fashion, it could adversely affect our revenues and profitability.

Modification to our marketed devices may require new 510(k) clearances or pre-market approvals or require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

Any modification to an FDA cleared medical device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new FDA 510(k) clearance or possibly pre-market approval. The FDA requires every manufacturer to make its own determination as to whether a modification requires a new 510(k) clearance or pre-market approval, but the FDA may review and disagree with any such decision by the manufacturer. In the future, we may make modifications to our products after they have received FDA clearance or approval, and in appropriate circumstances, determine that new clearance or approval is unnecessary. The FDA may disagree with our decisions not to seek new clearance or approval and may require us to obtain 510(k) or pre-market approval. If the FDA requires us to seek clearance or approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device until it obtains the necessary clearance or approval. Under these circumstances, we may also be subject to significant regulatory fines or other penalties.

If our suppliers fail to comply with the FDA’s Quality System regulations, our manufacturing operations could be delayed, and our product sales and profitability could suffer.

The manufacturing processes for our products must comply with the FDA’s Quality System regulation, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the Quality System regulation through unannounced inspections. If we fail a Quality System regulation inspection or if our corrective action plan is not sufficient, the FDA may bring an enforcement action against us and our operations could be disrupted and our manufacturing delayed. If we fail to take adequate corrective action in response to any serious compliance issue raised by the FDA, we could face various enforcement actions, which could include a shut-down of our manufacturing operations and/or a recall of our products, which would cause our product sales and profitability to suffer.

Even after receiving FDA clearance or approval, our products may be subject to product recalls, which may harm our reputation.

The FDA and similar governmental authorities in other countries have the authority to make a mandatory recall or order the removal from the market of our products in the event of material deficiencies or defects in design, manufacture, or labeling of the device. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects, including labeling defects. Any recall of our products may divert managerial and financial resources and harm our business.

Our business is subject to rapid scientific change, which could have a material adverse affect on our operations.

The market for ambulatory medical products and services is characterized by rapid scientific developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. Our future success will depend in significant part on our ability to continually improve our offerings in response to both evolving demands of the marketplace and competitive product offerings, and we may be unsuccessful in doing so.

Because we are not diversified, we are subject to a greater risk of going out of business should our limited proposed product line fail.

The only business opportunities we are presently pursuing are the heart monitoring or ECG market and, later, using similar technology, the sleep apnea testing market and elderly patient wireless monitoring. The Company also plans to develop, own and operate medical clinics. Unlike many established companies that are diversified, we do not presently have other businesses, properties, investments or other income producing assets upon which we could rely upon should our limited product line fail, thereby increasing the risk of our going out of business.

We substantially depend upon third parties for payment of services, which could have a material adverse affect on our cash flows and results of operations.

Many of our customers will rely upon third party reimbursements from third party payors to cover all or a portion of the cost of our products. As such, we rely on the cooperation of numerous third party payors, including, but not limited to, Medicare, Medicaid and various insurance companies, in order to get paid for performing services on behalf of our clients. Wherever possible, the amount of such third party payments is governed by contractual relationships in cases where we are a participating provider for a specified insurance company or by established government reimbursement rates in cases where we are an approved provider for a government program such as Medicare. However, we do not have a contractual relationship with many of the insurance companies with whom we deal, nor are we necessarily able to become an approved provider for all government programs. In such cases, we are deemed to be a non-participating provider and there is no contractual assurance that we are able to collect the amounts billed to such insurance companies or government programs. Currently, we are not a participating provider with the majority of the insurance companies we bill for our services. Until such time as we become a participating provider with such insurance companies, there can be no contractual assurance that we will be paid for the services we bill to such insurance companies, and such third parties may change their reimbursement policies for non-participating providers in a manner that may have a material adverse affect on our cash flow or results of operations.

We intend to rely upon licensees, strategic partners or third party marketing and distribution partners to provide a significant part of our marketing and sales functions. Should these outside parties fail to perform as expected, we will need to develop or procure other marketing and distribution channels, which would cause delays or interruptions in our product supply and result in the loss of significant sales or customers.

We currently have no internal sales, marketing and distribution capabilities, and will rely extensively on third-party licensees, strategic partners or third party marketing and distribution companies to perform a significant part of those functions. As a consequence of that reliance, our ability to effectively market and distribute our products will be dependent in large part on the strength and financial condition of others, the expertise and relationships of those third-parties with customers, and the interest of those parties in selling and marketing our products. Prospective third-party licensees, strategic partners and marketing and distribution parties may also market and distribute the products of other companies. If our relationships with any third-party licensees, strategic partners or marketing and distribution partners were to terminate, we would need to either develop alternative relationships or develop our own internal sales and marketing forces to continue to sell our products. Even if we are able to develop our internal sales, marketing and distribution capabilities, these efforts would require significant cash and other resources that would be diverted from other uses, if available at all, and could cause delays or interruptions in our product supply to customers, which could result in the loss of significant sales or customers. We can give you no assurance that we will be successful in our efforts to engage licensees, strategic partners or third party marketing and distribution companies to meet our sales, marketing and distribution requirements.

We intend to rely upon the third-party FDA-approved manufacturers or suppliers to manufacture our heart monitoring products. Should these manufacturers fail to perform as expected, we will need to develop or procure other manufacturing sources, which would cause delays or interruptions in our product supply and result in the loss of significant sales and customers.

We currently have no internal manufacturing capability and will rely extensively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. Should we be forced to manufacture our products, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure third party suppliers. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner, or in accordance with applicable regulatory requirements or our specifications.

We are dependent on key personnel and need to hire additional qualified personnel. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of working capital.

Our success depends to a critical extent on the continued efforts of services of our executive management team comprised of Warren D. Stowell, our President, Chief Executive Officer and Chief Financial Officer, James P. Tolan, our Senior Vice President of Business Development, and Michael J. Vosch, our Senior Vice President of Product Development. The loss of the services of any of our executive officers or other key employees could have a material adverse affect on the business, results of operations and our financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. We do not carry key person life insurance on any of our senior management personnel.

The market for our products and services is highly competitive, which could have a material adverse affect on out business, results of operations and financial condition.

The market for ambulatory medical devices is highly competitive and competition is expected to continue to increase. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition, and competitive pressures faced by us may have a material adverse affect on our business, results of operations and financial condition. The market for medical monitoring products is characterized by rapidly changing technology, evolving industry standards and price competition. There are no substantial barriers to entry, and we expect that competition will be intense and may increase. We cannot assure you that we will be able compete successfully with existing competitors or new competitors.

The steps taken by us to protect our proprietary rights may not be adequate, which could have a material adverse affect on our business, results of operations and financial condition.

We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws to protect our intellectual properties. We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties. We also cannot give you any assurance that our existing patents will not be invalidated, that any patents we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents. While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States. We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement. Similarly, we can not give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial. We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how. While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by our company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

Unfavorable results of contingent claims of our former Chief Executive Officer and other affiliates may have a material adverse affect on our business, results of operations and financial condition.

In November 2003, we removed Richard Krampe as our chief executive officer due to disagreements over compensation issues. Mr. Krampe is employed by Focused Strategies, Inc. (“FSI”), a Florida Corporation which is owned and controlled by his brother, Mark Krampe. FSI entered into an agreement with us on March 16, 2001 (the “Engagement Agreement”) through which Mr. Krampe agreed to provide consulting, marketing and other services. We have paid FSI approximately $85,000 under the agreement and additional amounts of approximately $650,000 are claimed by FSI to be owed which we have disputed. We also cancelled 7,227,082 Class A Units that, in our opinion, had been improperly issued to FSI for no consideration.

In response to this action, on December 23, 2003, FSI, MKCS, Inc., and Silent Services Corporation collectively filed a petition for involuntary bankruptcy against us pursuant to Chapter 7 of the United States Bankruptcy Code. All three (3) corporations who joined in filing the petition are owned and controlled by Mark Krampe. The three (3) corporations claimed that the Company collectively owed them the sum of approximately $408,000 for various services performed and that we were not able to pay these debts in the ordinary course of our business. These obligations had been previously disputed by us and contributed to the dismissal of Richard Krampe in November of 2003 as the Company’s Chief Executive Officer and member of our Board of Directors. After further proceedings were held before the bankruptcy judge, the court, on February 12, 2004, ruled that the involuntary petition was filed by the Krampe controlled corporations in bad faith. The court, therefore, dismissed the action against us but retained jurisdiction to determine damages against the parties that were responsible for filing the bankruptcy petition. On June 1, 2004, the court awarded us approximately $25,000 in damages against the Krampe controlled corporations which represented the attorney’s fees and costs of approximately $20,000 we incurred in this litigation and also $5,000 in punitive damages for the bad faith filing of the petition.

Subsequently, on June 8, 2005, FSI filed a Complaint for Damages and Declaratory Relief alleging that it performed its duties under the Engagement Agreement, and seeking damages of $818,678 for alleged unpaid professional fees and expenses. In July 2005, Telzuit Technologies, LLC and Telzuit Technologies, Inc. filed an Introduction, Answer, Defenses, Counterclaims and Third Party Claims of the Defendants, which asserted a number of defenses in response to the allegations made by FSI, as well as counter-claims against Mark Krampe and cross-claims against MKCS, Inc. The court has trial date for January 2007, as discussed under “Legal Proceedings” beginning on page 32 of this prospectus.

We cannot predict the outcome of these claims, nor can we assure you that further litigation relating to these claims will not take place.

Failure to enhance our internal network infrastructure to meet additional demand could have a material adverse affect on our business, results of operations and financial condition.

Our internal network infrastructure will be composed of a complex system of equipment and related monitoring services. Although rare, service interruptions originating within internal networks may occur in the future. We will need substantial financial, operational, and management resources to enhance these systems to handle a large number of users if we are to be successful. We cannot be certain that we will be able to accomplish this on a timely basis or at a commercially reasonable cost. If we fail to do so, our business, results of operations and financial condition could be materially and adversely affected.

Our operations and services will be vulnerable to natural disasters, telecommunications failures and computer service failures.

Our operations and services will be vulnerable to fire, earthquakes, power loss, telecommunications failures, computer service failures, and similar events. Despite precautions taken by us, a natural disaster or other unanticipated problems could cause interruptions in the services that we plan to provide. Accordingly, any disruption of our services due to system failure could have a material and adverse effect on our business, results of operations and financial condition.

Heath care reform could have a material adverse effect on our business, results of operations and financial condition.

As a result of the escalation of health care costs and the inability of many individuals and employers to obtain affordable heath insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures. Further, other proposals are being considered relating to health care reform. Such proposals have included, among other things, provision of universal access to heath care, reforming the payment methodology for health care goods and services by both the public (Medicare and Medicaid) and private sectors, and methods to control or reduce public and private spending on health care. The ultimate timing or effect such reforms may have on us cannot be predicted and no assurance can be given that any such reforms will not have a material adverse effect on our revenues and/or earnings. Short-term cost containment initiatives may vary substantially from long-term reforms and may impact us in different ways.

Risks Relating To An Investment In Our Securities

Our common shares are sporadically or “thinly” traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common shares have historically been sporadically or “thinly” traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

The market price for our common shares is particularly volatile given our status as a relatively unknown development stage company with a small and thinly-traded public float, limited operating history and lack of revenues or profits to date for our newly introduced products, which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The volatility in our common share price may subject us to securities litigation.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, we have relatively few common shares outstanding in the “public float” since most of our shares are held by a small number of shareholders. In addition, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of revenues or profits to date, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; development of a distribution system; development of a successful marketing program; acceptance of our products and services as viable security and technology solutions; government regulations and approvals; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

The sale of a large amount of common shares held by our shareholders or our executive officers or directors, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

In addition to the securities being registered hereunder, we have previously registered in a prospectus dated March 16, 2006, an aggregate of 50,728,328 common shares for resale by certain selling shareholders. We have also registered shares under a resale prospectus contained in a registration statement on form S-8, filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2005 and amended September 16, 2005, which increases the overall number of such shares that those officers and directors may sell on the public markets subject to volume restrictions imposed under Form S-8. Some of our executive officers and directors also hold common stock purchase options entitling them to acquire large amounts of common shares. We have also registered these shares under a resale prospectus contained in the Registration Statement on Form S-8, which provides those officers and directors with a mechanism to immediately sell such shares on the public markets subject to volume restrictions imposed under Form S-8.

A large number of common shares are issuable upon conversion of our 10% Senior Secured Convertible Debentures and Series “A” Convertible Preferred Stock, or the exercise of outstanding common share purchase options or warrants. The conversion or exercise of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. The sale of a large amount of common shares received upon the conversion or exercise of these securities on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

There are currently outstanding as of June 12, 2006, (i) 16,746,294 shares of Common Stock issuable upon the conversion of 10% Senior Secured Convertible Debentures; (ii) Series A Convertible Preferred Stock that converts into, in the aggregate, 10,278,783 shares of Common Stock; (iii) Series A Warrants exercisable for, in the aggregate, 1,539,313 shares of Common Stock; (iv) Series B Warrants exercisable for, in the aggregate, 10,637,186 shares of Common Stock; (v) Series C Warrants exercisable for, in the aggregate, 12,559,721 shares of Common Stock; (vi) Series D Warrants exercisable for, in the aggregate, 4,186,574 shares of Common Stock; and (vii) Series BD Warrants exercisable for, in the aggregate, 88,559 shares of Common Stock; (vii) Series BD-B Warrants exercisable for, in the aggregate, 23,134 shares of Common Stock; and (viii) additional common stock purchase warrants exercisable for, in the aggregate, 1,505,640 shares of Common Stock. In the event of the conversion or exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase options or warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their conversion or exercise of these securities.

There are no foreseeable dividends on our common shares.

We do not anticipate paying any dividends on our common shares in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of our business.

Our issuance of additional common shares or preferred shares, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights. Our issuance of additional preferred shares, or options or warrants to purchase those shares, could negatively impact the value of your investment in our common shares as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation provisions granted to the preferred shareholders, including the grant of rights that could discourage or prevent the distribution of dividends to you, or prevent the sale of our assets or a potential takeover of our Company that might otherwise result in you receiving a distribution or a premium over the market price for your common shares.

We are entitled, under our certificate of incorporation to issue up to 100,000,000 common and 10,000,000 “blank check” preferred shares. After taking into consideration our outstanding common and preferred shares as of June 12, 2006, we will be entitled to issue up to 66,807,986 additional common shares and 6,402,450 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issues shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. We cannot give you any assurance that we will not issue additional common or preferred shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our Company and shareholders to the maximum extent permitted under Florida corporate law. Our bylaws also require us to indemnify our directors to the maximum extent permitted by Florida corporate law. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and shareholders.

Our stock is penny stock and subject to additional regulations.

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

FORWARD-LOOKING STATEMENTS

In this prospectus, we make a number of statements, referred to as “forward-looking statements,” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. When reading any forward looking statement, you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, such as those relating to:

•	the success of our research and development activities, the development of a viable commercial production model, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our products develops and, if a market develops, the pace at which it develops;

•	our ability to successfully sell our products if a market develops;

•	our ability to attract the qualified personnel to implement our growth strategies;

•	our ability to develop sales, marketing and distribution capabilities;

•	our ability to obtain reimbursement from third party payers for the products that we sell;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Plan of Operation.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our Company and our business made elsewhere in this prospectus, as well as other public reports filed with the SEC. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sale of the common stock will be retained by the selling shareholders, and will not be paid or remitted or otherwise made available to our Company. We will, however, incur all costs associated with this registration statement and prospectus (see details below). We will receive proceeds upon the exercise of all outstanding share purchase warrants (assuming all share purchase warrants are exercised prior to expiration), which proceeds will be used for working capital and general corporate purposes, such as inventory, research and development, marketing and sales, the costs and expenses associated with our expansion in production.

The estimated expenses of the distribution, all of which are to be borne by us, are as follows.

Registration Fee	$3,688
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent’s Fees and Expenses	$1,500
Miscellaneous	$5,000

Total	$45,188

DETERMINATION OF OFFERING PRICE

Our common stock will be offered by the selling stockholders in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be sold directly by the selling stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

DILUTION

Not applicable.

SELLING SECURITY HOLDERS

The table below lists the selling shareholders and other information regarding beneficial ownership of the common stock by the selling shareholders as of June 12, 2006. The first column lists the name of each selling shareholder. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of June 12, 2006 (prior to this Offering). The third column lists the number of shares of common stock that are covered by this prospectus. The fourth and fifth columns list the number of shares of common stock owned and the percentage of common stock owned (if one percent or more), respectively, assuming the sale of all of the shares of common stock covered by this prospectus. The following table assumes that the number of shares beneficially owned, other than the shares offered hereby, do not change after June 12, 2006. We do not know how long the selling shareholders will hold the shares set forth in the following table or how many shares they will ultimately sell or dispose of pursuant to this offering. The percentage of beneficial ownership reported in the following table is based upon 33,192,014 shares of our Common Stock which were outstanding on June 12, 2006. Except as noted below, none of the selling shareholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The Selling Stockholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the following table, an aggregate of 49,614,232 shares of our Common Stock, as follows:

•	an aggregate of 16,746,294 shares of Common Stock issuable upon the conversion of our issued and outstanding 10% Senior Secured Convertible Debentures;

•	an aggregate of 12,559,721 shares of Common Stock issuable upon the exercise of our issued and outstanding Series C Common Stock Purchase Warrants;

•	an aggregate of 4,186,574 shares of Common Stock issuable upon the exercise of our issued and outstanding Series D Common Stock Purchase Warrants;

•	an aggregate of 1,505,640 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued to broker-dealers as commissions paid in connection with private placement of the Company’s securities; and

•	an aggregate of 4,018,227 shares of Common Stock reserved for issuance by the Company with respect to the prospective issuance of common stock as interest payable in-kind in satisfaction of interest accrued on the aggregate principal balance of the 10% Senior Secured Convertible Debentures through the date of maturity.

•	an aggregate of 10,047,777 shares of Common Stock registered on behalf of the selling shareholders equal to 30% of the shares issuable upon conversion of the 10% Senior Secured Convertible Debentures, the Series C Warrants and the Series D Warrants, which is being registered pursuant to that certain Registration Rights Agreement dated May 23, 2006, by and between the Company and the Selling Security Holders.

•	an aggregate of 550,000 shares of Common Stock that the Company is contractually obligated to register on behalf of a selling security holder.

TABLE OF SELLING SECURITY HOLDERS

Name of Selling Shareholder	Common Shares Beneficially Owned Prior to Offering (1)	Common Shares Offered by this Prospectus (2)	Common Shares Beneficially Owned After Offering (3)
			Number	Percentage
Alpha Capital, AG (4)	1,428,572	1,428,572	—	*
Anthony Schiavone & Daniel Schiavone (5)	57,144	57,144	—	*
ASA Opportunity Fund L.P. (6)	285,716	285,716	—	*
William Venditto (7)	57,144	57,144	—	*
Brio Capital L.P. (8)	428,572	428,572	—	*
Cameron A. Crisman (9)	228,572	228,572	—	*
Carmine D. D’Amico (10)	271,812	142,858	128,954	*
Clarion Capital Corporation (11)	857,144	857,144	—	*
Clarion Offshore Fund Ltd. (12)	571,430	571,430	—	*
Cranshire Capital L.P. (13)	571,430	571,430	—	*
Cyrus H. Loncorich (14)	214,670	85,716	128,954	*
Daniel A. Garrett (15)	69,839	28,572	41,267	*
David M. Dudash (16)	171,812	42,858	128,954	*
Dennis E. Dedo & Joanne M. Dedo (17)	142,790	68,572	74,218	*
Firle Trading, S.A. (18)	148,572	148,572	—	*
First Mirage, Inc. (19)	571,430	571,430	—	*
Focus Tech Investments, Inc. (20)	132,331	85,716	46,615	*
Francis William Lang II (21)	142,858	142,858	—	*
Fred Halbig & Joan Halbig (22)	88,572	88,572	—	*
GlennAllen Global Access, LP (23)	571,430	571,430	—	*
Icon Capital Partners LP (24)	285,716	285,716	—	*
Iroquois Master Fund (25)	1,142,858	1,142,858	—	*
James B. Edwards (26)	281,846	85,716	196,130	*
Jody Long (27)	57,144	57,144	—	*
Laddcap Value Partners LP (28)	2,000,000	2,000,000	—	*
Little Gem Life Sciences Fund LLC (29)	400,000	400,000	—	*
Mario Scarpa (30)	53,196	28,572	24,624	*
Muhammad Anwar, MD (31)	228,572	228,572	—	*
Nite Capital LP (32)	2,664,995	2,417,056	247,939	*
Paragon Capital LP (33)	2,000,000	2,000,000	—	*
Professional Offshore Opportunity Fund, Ltd. (34)	571,430	571,430	—	*
Robert J. James (35)	866,091	400,000	466,091	1.38%
Robert S. Bouffard, Basic FBO Robert Bouffard (36)	57,144	57,144	—	*
Robert Zenner (37)	98,765	34,286	64,479	*
Robyn L. Duckworth & David W. Duckworth (38)	849,938	285,716	564,222	1.67%
Rockmore Investment Master Fund Ltd.(39)	1,428,572	1,428,572	—	*

Sterling Trust Company, Custodian FBO Samuel A. McClain (40)	610,960	610,960	—	*
Shawn Tolan (41)	375,907	142,858	233,049	*
Thunderbird Global Corporation (42)	142,772	142,772	—	*
Tonya D. Sander & Brenton W. Sander(43)	85,716	85,716	—	*
Vicis Capital Master Fund (44)	15,504,549	13,369,212	2,135,337	4.99%
Wayne Burick (45)	501,145	114,286	386,859	1.15%
William Sport IRA (46)	1,142,858	1,142,858	—	*
Wendell Thompson & Molly Thompson (47)	479,233	246,183	233,050	*
Ali Azarvan (48)	1,496,334	550,000	946,334	2.80%
Midtown Partners & Co., LLC (49)	1,617,333	1,505,640	111,693	*
TOTAL	41,954,914	35,796,145	6,158,769	11.99%

*	Represents holdings of less than 1%

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares as to which the selling shareholder has the right to acquire within 60 days. Our 10% Senior Secured Convertible Debentures, Series A Preferred Stock, Series A Warrants, Series B Warrants, Series C Warrants, and Series D Warrants provide for an equity block such that no holder can be deemed to hold more than 4.99% of the Company.

(2)	The amounts listed in this column as common shares offered by each Selling Stockholder include (a) shares of common stock underlying 10% Senior Secured Convertible Debentures; (b) shares of common stock underlying Series C Common Stock purchase warrants; and (c) shares of common stock underlying Series D Common Stock purchase warrants.

(3)	Assumes that all shares of common stock registered on this prospectus are sold. The percentage of beneficial ownership after the offering reported in the table is based upon 33,192,014 shares of our common stock that were issued and outstanding as of June 12, 2006.

(4)	Securities beneficially owned by Alpha Capital, AG prior to the offering include (a) 714,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 535,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 178,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Alpha Capital, AG is Konrad Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(5)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants. Daniel Schiavone is affiliated with a registered broker-dealer. Daniel Schiavone purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, Mr. Schiavone had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)

Securities beneficially owned by ASA Opportunity Fund L.P. prior to the offering include (a) 142,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 107,143 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 35,714 shares of common stock underlying the Series D Common Stock purchase warrants. The natural persons who have voting and dispositive power for the shares held by ASA Opportunity Fund L.P. are Robert D. Furst, Jr. and Justin J. Furst. Each disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(7)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants.

(8)	Securities beneficially owned by Brio Capital L.P. prior to the offering include (a) 214,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 160,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 53,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Brio Capital L.P. is Shaye Hirsch. Mr. Hirsch disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. Brio Capital L.P. is affiliated with a registered broker-dealer. Brio Capital L.P. purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, Brio Capital L.P. had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)	Securities beneficially owned prior to the offering include (a) 114,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 85,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 28,571 shares of common stock underlying the Series D Common Stock purchase warrants.

(10)	Securities beneficially owned prior to the offering include (a) 71,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,571 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 17,857 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 71,429 shares of common stock underlying Series A Convertible Preferred Stock; (e) 57,006 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 520 shares of common stock directly held by the Selling Stockholder.

(11)	Securities beneficially owned by Clarion Capital Corporation prior to the offering include (a) 428,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 321,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 107,143 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Clarion Capital Corporation is Morton A. Cohen. Mr. Cohen disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(12)	Securities beneficially owned by Clarion Offshore Fund Ltd. prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Clarion Offshore Fund Ltd. is Morton A. Cohen. Mr. Cohen disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(13)	Securities beneficially owned by Cranshire Capital LP prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. Mitchell P. Kopkin, President of Downsview Capital, the general partner of Cranshire Capital, LP, is the natural person who has sole voting and dispositive power for the shares held by Cranshire Capital, LP. Each of Mr. Kopkin and Downsview Capital, Inc. disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.

(14)	Securities beneficially owned prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 71,429 shares of common stock underlying Series A Convertible Preferred Stock; (e) 57,006 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 520 shares of common stock directly held by the Selling Stockholder.

(15)	Securities beneficially owned prior to the offering include (a) 14,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 10,714 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 3,571 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 22,858 shares of common stock underlying Series A Convertible Preferred Stock; (e) 18,243 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 167 shares of common stock directly held by the Selling Stockholder.

(16)	Securities beneficially owned prior to the offering include (a) 21,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 16,071 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 5,357 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 71,429 shares of common stock underlying Series A Convertible Preferred Stock; (e) 57,006 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 520 shares of common stock directly held by the Selling Stockholder.

(17)	Securities beneficially owned prior to the offering include (a) 34,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 25,714 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 8,571 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 35,715 shares of common stock underlying Series A Convertible Preferred Stock; (e) 28,504 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 10,000 shares of common stock directly held by the Selling Stockholder.

(18)	Securities beneficially owned by Firle Trading, S.A. prior to the offering include (a) 74,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 55,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 18,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Firle Trading, S.A. is Juan Montes. Mr. Montes disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(19)	Securities beneficially owned by First Mirage, Inc. prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural persons who have voting and dispositive power for the shares held by First Mirage, Inc. are David A. Rapaport, Fred A. Brasch and Frank E. Hart. Each disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(20)	Securities beneficially owned by Focus Tech Investments, Inc. prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 21,818 shares of common stock underlying Series A Convertible Preferred Stock; (e) 7,212 shares of common stock underlying Series A Common Stock purchase warrants; (f) 17,413 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 173 shares of common stock directly held by the Selling Stockholder. The natural person who has voting and dispositive power for the shares held by Focus Tech Investments, Inc. is Michael Fearnow. Mr. Fearnow disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(21)	Securities beneficially owned prior to the offering include (a) 71,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,571 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 17,857 shares of common stock underlying the Series D Common Stock purchase warrants.

(22)	Securities beneficially owned prior to the offering include (a) 44,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 33,214 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 11,071 shares of common stock underlying the Series D Common Stock purchase warrants.

(23)	Securities beneficially owned by GlennAllen Global Access, LP prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by GlennAllen Global Access, LP is Glenn A. Arbeitman. Mr. Arbeitman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(24)	Securities beneficially owned by Icon Capital Partners L.P. prior to the offering include (a) 142,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 107,143 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 35,714 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Icon Capital Partners L.P. is Adam Cabibi. Mr. Cabibi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. Icon Capital Partners, L.P. is affiliated with a registered broker-dealer. Icon Capital Partners, L.P. purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, Icon Capital Partners, L.P. had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(25)	Securities beneficially owned by Iroquois Master Fund prior to the offering include (a) 571,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 428,571 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 142,857 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Iroquois Master Fund is Joshua Silverman. Mr. Silverman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(26)	Securities beneficially owned prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 109,078 shares of common stock underlying Series A Convertible Preferred Stock; and (e) 87,053 shares of common stock underlying Series B Common Stock purchase warrants.

(27)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants.

(28)	Securities beneficially owned by Laddcap Value Partners LP prior to the offering include (a) 1,000,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 750,000 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 250,000 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Laddcap Value Partners LP is Robert Ladd. Mr. Ladd disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(29)	Securities beneficially owned by Little Gem Life Sciences Fund LLC prior to the offering include (a) 200,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 150,000 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 50,000 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Little Gem Life Sciences Fund LLC is Jeffrey Benison. Mr. Benison disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(30)	Securities beneficially owned prior to the offering include (a) 14,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 10,714 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 3,571 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 7,212 shares of common stock underlying Series A Common Stock purchase warrants; and (e) 17,413 shares of common stock underlying Series B Common Stock purchase warrants.

(31)	Securities beneficially owned prior to the offering include (a) 114,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 85,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 28,571 shares of common stock underlying the Series D Common Stock purchase warrants.

(32)	Securities beneficially owned by Nite Capital LP prior to the offering include (a) 1,084,558 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 813,419 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 271,140 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 72,116 shares of common stock underlying Series A Common Stock purchase warrants; (e) 174,101 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 1,722 shares of common stock directly held by the Selling Stockholder. The natural person who has voting and dispositive power for the shares held by Nite Capital LP is Keith Goodman. Mr. Goodman disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(33)	Securities beneficially owned by Paragon Capital LP prior to the offering include (a) 1,000,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 750,000 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 250,000 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Paragon Capital LP is Alan P. Donenfeld. Mr. Donenfeld disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(34)	Securities beneficially owned by Professional Offshore Opportunity Fund, Ltd. prior to the offering include (a) 285,715 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 214,286 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 71,429 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Professional Offshore Opportunity Fund, Ltd. is Marc K. Swickle. Mr. Swickle disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(35)	Securities beneficially owned prior to the offering include (a) 200,000 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 150,000 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 50,000 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 218,152 shares of common stock underlying Series A Convertible Preferred Stock; (e) 72,116 shares of common stock underlying Series A Common Stock purchase warrants; (f) 174,101 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 1,722 shares of common stock directly held by the Selling Stockholder.

(36)	Securities beneficially owned prior to the offering include (a) 28,572 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 21,429 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 7,143 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power of these shares is the trustee of the above-named trust.

(37)	Securities beneficially owned prior to the offering include (a) 17,143 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 12,857 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 4,286 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 35,715 shares of common stock underlying Series A Convertible Preferred Stock; (e) 28,504 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 260 shares of common stock directly held by the Selling Stockholder.

(38)	Securities beneficially owned prior to the offering include (a) 142,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 107,143 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 35,714 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 381,763 shares of common stock underlying Series A Convertible Preferred Stock; (e) 126,202 shares of common stock underlying Series A Common Stock purchase warrants; (f) 304,674 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 3,013 shares of common stock directly held by the Selling Stockholder.

(39)	Securities beneficially owned by Rockmore Investment Master Fund Ltd. prior to the offering include (a) 714,286 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 535,714 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 178,571 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Rockmore Investment Master Fund Ltd. is Bruce Birnstein. Mr. Birnstein disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(40)	Securities beneficially owned by Sterling Trust Company, Custodian FBO Samuel A. McClain, prior to the offering include (a) 305,480 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 229,110 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 76,370 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Sterling Trust Company, Custodian FBO Samuel A. McClain is William T. Strickland, trustee.

(41)	Securities beneficially owned prior to the offering include (a) 71,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,571 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 17,857 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 109,078 shares of common stock underlying Series A Convertible Preferred Stock; (e) 36,058 shares of common stock underlying Series A Common Stock purchase warrants; (f) 87,053 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 861 shares of common stock directly held by the Selling Stockholder.

(42)	Securities beneficially owned by Thunderbird Global Corporation prior to the offering include (a) 71,386 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 53,539 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 17,846 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power for the shares held by Thunderbird Global Corporation is Juan Montes. Mr. Montes disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(43)	Securities beneficially owned prior to the offering include (a) 42,858 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 32,143 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 10,714 shares of common stock underlying the Series D Common Stock purchase warrants.

(44)	Securities beneficially owned by Vicis Capital Master Fund prior to the offering include (a) 6,684,605 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 5,013,455 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 1,671,152 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 288,462 shares of common stock underlying Series A Common Stock purchase warrants; (e) 1,836,494 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 10,381 shares of common stock directly held by the Selling Stockholder. The natural person who has voting and dispositive power for the shares held by Vicis Capital Master Fund is Shad Stastney. Mr. Stastney disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(45)	Securities beneficially owned prior to the offering include (a) 57,143 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 42,857 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 14,286 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 214,286 shares of common stock underlying Series A Convertible Preferred Stock; (e) 171,015 shares of common stock underlying Series B Common Stock purchase warrants; and (f) 1,558 shares of common stock directly held by the Selling Stockholder.

(46)	Securities beneficially owned prior to the offering include (a) 571,429 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 428,571 shares of common stock underlying the Series C Common Stock purchase warrants; and (c) 142,857 shares of common stock underlying the Series D Common Stock purchase warrants. The natural person who has voting and dispositive power over these shares is the trustee of the IRA.

(47)	Securities beneficially owned prior to the offering include (a) 123,092 shares of common stock underlying the 10% Senior Secured Convertible Debentures; (b) 92,318 shares of common stock underlying the Series C Common Stock purchase warrants; (c) 30,773 shares of common stock underlying the Series D Common Stock purchase warrants; (d) 109,078 shares of common stock underlying Series A Convertible Preferred Stock; (e) 36,058 shares of common stock underlying Series A Common Stock purchase warrants; (f) 87,053 shares of common stock underlying Series B Common Stock purchase warrants; and (g) 861 shares of common stock directly held by the Selling Stockholder.

(48)	Securities beneficially owned prior to the offering include (a) 550,000 shares of common stock that the Company is contractually obligated to register and (b) 946,334 shares of common stock directly held by the Selling Stockholder.

(49)	Securities beneficially owned prior to the offering include (a) 1,505,640 warrant shares underlying common stock purchase warrants issued as commissions paid in connection with the Debenture Financing completed on May 23, 2006; (b) 88,559 shares of common stock underlying Series BD Warrants; and (c) 23,134 shares of common stock underlying Series BD-B Warrants. The natural person who has voting and dispositive power for the shares held by Midtown Partners & Co., LLC is Bruce Jordan. Mr. Jordan disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

Eligible Shares

The Selling Stockholders will re-offer, pursuant to this prospectus, shares of our Common Stock which we shall issue:

•	upon the conversion of 10% Senior Secured Convertible Debentures;

•	upon the exercise of Series C Common Stock purchase warrants; and

•	upon the exercise of Series D Common Stock purchase warrants.

There can be no certainty as to when and if the 10% Senior Secured Convertible Debentures will be converted, or if our Series C Common Stock purchase warrants and Series D Common Stock purchase warrants will be exercised. Your attention is directed to the sections captioned “Description of Securities –10% Senior Secured Convertible Debentures” and “Description of Securities – Warrants.”

Distribution Method

The term “Selling Stockholders” as used by us in this prospectus includes pledgees, donees, transferees or other successors in interest selling shares of our Common Stock received after the date of this prospectus from one or more of the Selling Stockholders named in the table commencing on page 22 as a pledge, gift, partnership distribution or other non-sale related transfer.

All of the Selling Stockholders have advised us that they may sell, from time to time, pursuant to this prospectus, their shares of our Common Stock (an aggregate of 68,438,021 shares as of the date of this prospectus) on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They have also advised us that their sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, except as set forth below under the heading “Underwriters and Underwriting Obligation” the Selling Stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act.

Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL PROCEEDINGS

Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc. On June 8, 2005, Focused Strategies, Inc., a Florida corporation, filed a Complaint for Damages and Declaratory Relief in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, titled Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc., Case No. 48-2005-CA-004920-O (the “FSI Complaint”). In July, 2005, Telzuit Technologies, LLC and Telzuit Technologies, Inc. filed an Introduction, Answer, Defenses, Counterclaims and Third Party Claims of the Defendants (the “Answer and Counter-Claim”). Telzuit Technologies, Inc. is a Florida corporation and wholly-owned subsidiary of Telzuit Medical. Telzuit Technologies, LLC is a Florida limited liability company which owns shares of the issued and outstanding capital stock of Telzuit Medical.

Telzuit Technologies, LLC hired Focused Strategies, Inc. to provide consulting services pursuant to an Engagement Agreement dated March 16, 2001, (the “Engagement Agreement”). In the FSI Complaint, Focused Strategies, Inc. alleges that it performed its duties and obligations under the Engagement Agreement and seeks damages of $818,678 for alleged unpaid professional fees and expenses. In addition, in the FSI Complaint, Focused Strategies, Inc. requests declaratory relief seeking (a) a determination as to the current ownership of Telzuit Technologies, LLC, including the determination as to the ownership of 7,625,000 units of membership interest that had previously been issued to FSI; (b) a determination as to the controlling ownership group of Telzuit Technologies, LLC; and (c) a determination as to the validity of the Share Exchange Agreement, dated May 6, 2005, between Telzuit Technologies, LLC, Telzuit Medical, et. al., providing for the transfer of all of the issued and outstanding capital stock of Telzuit Technologies, Inc. to Telzuit Medical in exchange for capital stock of Telzuit Medical.

The management of Telzuit Technologies, LLC, Telzuit Technologies, Inc., and Telzuit Medical believe that Focused Strategies, Inc.’s claims are not substantiated by the facts, are without merit, and intend to defend their positions vigorously. In the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC assert a number of defenses in response to the allegations made in the FSI Complaint, including fraud, breach of contract, and self-dealing. In addition and included with the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC have filed counter-claims against Mark Krampe, individually, and his affiliate, MKCS, Inc., based on fraud and breach of implied contract. In connection with each of these claims, Telzuit Technologies, Inc. and Telzuit Technologies, LLC seek damages in excess of $15,000. The parties mediated their respective claims on March 3, 2006, but were unsuccessful in reaching an agreement to resolve the lawsuit. The court has set a trial date of January 2007.

Except as set forth above, as of the date of this prospectus, there are no other material pending legal or governmental proceedings relating to our Company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

As of July 31, 2006, the directors and executive officers of Telzuit Medical Technologies, Inc., their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served as Director
Warren D. Stowell	54	President, Chief Executive Officer, and Class III Director	August 2005 to present; term expires in 2006

Jerry Balter	54	Chief Financial Officer	Not applicable

James P. Tolan	38	Senior Vice President of Business Development and Corporate Secretary; Class I Director	August 2005 to present; term expires in 2007

Michael J. Vosch	48	Senior Vice President of Product Development; Class II Director	August 2005 to present; term expires in 2008

Jon C. Stemples	63	Class III Director	August 2005 to present; term expires in 2006

Christopher Phillips	33	Class I Director	August 2005 to present; term expires in 2007

Kenneth F. Adams	60	Class III Director	January 2006 to present; term expires in 2006

Richard J. Bischoff	61	Class II Director	June 2006 to present; term expires in 2008

Duties, Responsibilities And Experience

Warren D. Stowell. Mr. Stowell is President and Chief Executive Officer. He has served as President and CEO since March 14, 2006. Mr. Stowell previously served as President and Chief Executive Officer of Care Florida, Inc., a privately-owned HMO that was purchased by Foundation Health. Prior to that, Mr. Stowell served as President and Chief Executive Officer of Health Insurance Plan (HIP) of Florida, a not-for-profit HMO, from 1988 to 1991. From 1983 to 1988, he was responsible for the operations of five HMOs in Ohio as the President and Chief Executive Officer of Health America Corporation of Ohio. Mr. Stowell was also the Chief Financial Officer/Operating Officer of Comprehensive Care Centers, Inc., from 1978 to 1983.

Jerry Balter. Mr. Balter is Chief Financial Officer. He has served in this capacity since July 11, 2006. Mr. Balter has more than 25 years experience in investment banking. From 2005 to date, Mr. Balter served as the Managing Director of the Ulysses Group, a business development consulting practice co-founded by Mr. Balter in 1986. From 2004 until 2005, Mr. Balter served as a Managing Director of Punk Ziegel & Company. From 2003 until 2004, he was a Managing Director of Aurora Capital, LLC, where he focused his efforts on early stage biotechnology companies. Prior to that, Mr. Balter founded and managed The New Zealand Seed Fund from 1999 until 2003. Mr. Balter received his B.S. in biochemistry from Columbia University and an M.B.A. in finance from the New York University.

James P. Tolan. Mr. Tolan is Senior Vice President of Business Development. He has served in this capacity since May 2005. He started his career as a linguist/analyst for the United States Government. Following this, he worked extensively in Western and Eastern Europe in sales and marketing. He was Director of Sales for Halifax Properties for Eastern Europe until 1994. Upon returning to the United States, he became a licensed securities broker, managing assets at International Assets Advisory Corp., First Union Securities, and Park Financial Group. He held Series 7, 65 and 63 NASD licenses, although these licenses currently are inactive. Mr. Tolan holds a bachelors degree from the University of Maryland.

Michael J. Vosch. Mr. Vosch is Senior Vice President of Product Development. He has served in this capacity since May 2005. Mr. Vosch has seventeen (17) years of experience in the IT industry. His areas of expertise are in wireless and satellite networks, as well as in engineering and nursing. He has seven (7) years of experience designing network systems for physicians. Mr. Vosch designed the Company’s first product, the Bio-Patch, and is a co-inventor of that product.

Jon C. Stemples. Mr. Stemples has thirty-five (35) years of experience in the semiconductor industry, having served at Agere Systems, Lucent Microelectronics, Ortel Corporation, Level One Communications, Linear Technology and National Semiconductor as Director of Marketing; Area, Regional and District Sales Manager; Product Marketing Manager and Field Applications Engineer. His technical expertise ranges from communications chips to data acquisition to microprocessors. Mr. Stemples holds a B.S.E.E. from the University of Miami.

Christopher Phillips. Mr. Phillips is currently the President and CEO of Apogee Financial Investments, Inc., which provides financial consulting services and acts as a merchant bank. He is also the managing member of Total CFO, LLC, which provides consulting and CFO services to a number of companies and high wealth individuals. Mr. Phillips holds a M.Acc. from the University of Florida and is a Certified Public Accountant.

Kenneth F. Adams. Mr. Adams has over 35 years of experience in the financial area. He served with Saab Cars USA, Inc. from 1974 to 2005, most recently as Vice President and Chief Financial Officer from 1992 to 2005. In 1997, he established and incorporated Saab Financial Services Corporation (“SFSC”). While serving as CEO of SFSC, Mr. Adams led his team in creating a corporate structure that included operating, trust and bankruptcy remote companies, as well as establishing a $1 billion warehouse line of credit. Mr. Adams started his professional career at Price Waterhouse after obtaining a B.S. of Finance from Mount Saint Mary’s University.

Richard J. Bischoff. Mr. Bischoff is currently the principal of Bischoff & Associates, P.A., a law firm specializing in consultations with corporations relating to governance. Bischoff & Associates, P.A. was established in 1999. Prior to that time, Mr. Bischoff practiced corporate law with various law firms. He holds a B.A. in Accounting from the University of Florida and a J.D. from the University of Miami.

Significant Employees

Other than the executive officers named above, the Company does not have any “significant employees.”

Family Relationships

There are no family relationships among any of our directors and executive officers.

Involvement In Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of our common stock as of July 31, 2006 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name, Title and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Class(2)
Common	Warren D. Stowell, Executive Officer and Member of the Board of Directors	3,055,000(3)	8.2%

Common	Jerry Balter, Executive Officer	1,000,000(4)	2.8%

Common	Michael Vosch, Member of the Board of Directors and an Executive Officer	7,474,100(5)	21.3%

Common	James Tolan, Member of the Board of Directors and an Executive Officer	2,842,300(6)	8.1%

Common	Chris Phillips, Member of the Board of Directors	1,836,143(7),(8)	4.99%

Common	Jon C. Stemples, Member of the Board of Directors	1,119,719(9)	3.2%

Common	Kenneth F. Adams, Member of the Board of Directors	1,030,000(10)	2.9%

Common	Richard J. Bischoff, Member of the Board of Directors	25,700 (Direct Ownership)	*

Common	Donald Sproat, Former Member of the Board of Directors and Former Executive Officer	1,920,500 (Direct Ownership)	5.6%

Common	All Officers and Directors as a Group (9 Persons)	20,211,516(8)	46%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each shareholder is 5422 Carrier Drive, Suite 306, Orlando, Florida 32819.

(2)

Applicable percentage of ownership is based on 34,102,260 shares of common stock being issued and outstanding as of July 31, 2006. Calculations do not include outstanding warrants, options, convertible debentures, or other rights issued by the Company, unless the reporting person is the beneficial owner of the warrant, option, or other right. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of the filing date of this registration statement are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

(3)	Includes (a) 55,000 common shares directly owned by Warren Stowell; (b) 1,000,000 common shares underlying common stock purchase warrants held directly by Warren Stowell; and (c) 2,000,000 common shares underlying stock options which Mr. Stowell is eligible to receive pursuant to his Employment Agreement dated effective as of May 8, 2006. Twenty-five percent of the stock options under the Employment Agreement vested on the effective date of the Employment Agreement, and an additional twenty-five percent vest on each anniversary thereof.

(4)	As part of Mr. Balter’s Employment Agreement dated July 13, 2006, he is eligible to receive a stock option to purchase 1,000,000 shares of the Company’s common stock, subject to a vesting schedule of twenty-five percent as of the effective date of the Employment Agreement and twenty-five at each anniversary thereof.

(5)	Includes (a) 6,223,100 common shares directly owned by Michael Vosch, (b) 1,000,000 common shares underlying common stock purchase warrants held directly by Michael Vosch, and (c) 251,000 shares owned by Telzuit Technologies, LLC, a Florida limited liability company, an entity on which Michael Vosch serves on the Board of Directors. Mr. Vosch disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(6)	Includes (a) 1,591,300 common shares directly owned by James P. Tolan, (b) 1,000,000 common shares underlying common stock purchase warrants held directly by James Tolan and (c) 251,000 shares owned by Telzuit Technologies, LLC, a Florida limited liability company, an entity on which Mr. Tolan serves on the Board of Directors. Mr. Tolan disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(7)	Includes (a) 50,000 common shares directly owned by Chris Phillips, (b) 1,000,000 common shares underlying common stock purchase warrants held directly by Chris Phillips; (c) 54,540 common shares underlying Series A Convertible Preferred Stock directly owned by Chris Phillips; (c) 61,556 common shares underlying Warrants held directly by Chris Phillips; (c) 49,327 common shares underlying warrants held by FAMALOM, LLC, an entity in which Chris Phillips has an ownership interest; (d) 1,505,640 warrant shares underlying common stock purchase warrants issued in connection with the Debenture Financing and owned by Midtown Partners & Co., LLC, an entity in which Chris Phillips has an ownership interest; (e) 23,134 shares of common stock underlying Series BD-B Warrants owned by Midtown Partners & Co., LLC. Chris Phillips disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(8)	Our Series A Preferred Stock and related warrants all have an equity block such that no holder will be deemed to hold more than 4.99% of our Common Stock. As a result, we have stated that Mr. Phillips beneficially owns 1,836,143 shares.

(9)	Includes (a) 119,719 common shares directly owned by Jon Stemples and (b) 1,000,000 common shares underlying common stock purchase warrants held directly by Jon Stemples.

(10)	Includes (a) 30,000 common shares directly owned by Kenneth Adams and (b) 1,000,000 common shares underlying common stock purchase warrants held directly by Kenneth Adams.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, as amended, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the applicable provisions of Florida law.

Our authorized capital consists of (1) 100,000,000 shares of common stock, par value $.001 per share (these shares are referred to in this prospectus as “common shares” or “common stock”), and (2) 10,000,000 shares of “blank check” preferred stock, par value $.001 per share (these shares are referred to in this prospectus as “preferred shares” or “preferred stock”), having such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board of directors. On May 6, 2005, our board of directors designated 2,300,000 of the preferred shares as series ’B’ preferred stock (these shares are referred to in this prospectus as “Series B Preferred Stock”), with the rights, preferences, privileges and restrictions described below. On June 22, 2005, our board of directors designated 7,700,000 of the preferred shares as series ‘A’ convertible preferred stock (these shares are referred to in this prospectus as “Series A Preferred Stock”), with the rights, preferences, privileges and restrictions described below.

As of July 31, 2006, there were issued and outstanding 34,102,260 shares of Common Stock, 3,597,550 shares of Series A Preferred Stock, and no shares of Series B Preferred Stock. Our shares of Common Stock were held by 542 stockholders of record as of that date.

Common Shares

Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders. Subject to the rights of our Series A Preferred Stock to receive preferential dividends, our common shareholders are entitled to receive ratably, with the holders of Series B Preferred Stock, in dividends as they may be declared by our board of directors out of funds legally available for that purpose. Subject to the rights of our Series A Preferred Stock to receive a preferential payment upon liquidation, dissolution, or winding up of the Company, our common shareholders will be entitled to share ratably, with the holders of Series B Preferred Stock on an as-converted basis, in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. Our common shareholders have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Three Year 10% Senior Secured Convertible Debentures

On May 26, 2006, we entered into a securities purchase agreement with the investors party thereto, pursuant to which we issued three-year 10% senior secured convertible debentures having an aggregate original principal balance of $4,941,985 (the “Debentures”) and warrants to purchase an aggregate of 14,119,958 shares of common stock (the “Warrants”). All of the purchasers were accredited investors as that is defined in the Section 4(2) of the Securities Act of 1933, as amended.

The Debentures have a term of three years, pay a coupon annually at an interest rate of 10%, payable, at our election, in cash or registered shares of Common Stock so long as certain conditions are met, are senior to any other lender to the Company and are secured by all of our assets. The Debentures are convertible into Common Stock, at the holders’ election, at any time at $.35 per share. If the Company does not meet at least three out of eight designated corporate milestones, the conversion price automatically adjusts to $.30. If the Company does not meet at least two out of eight designated corporate milestones, the conversion price automatically adjusts to $.25. In the event our shares of Common Stock close on average over $1.50 for a consecutive 10 business day period and the average daily volume for such period exceeds $200,000, we may force the conversion of such Debentures on a pro-rata basis, provided that any voluntary conversions by a holder shall be applied against such holder’s pro-rata allocation. The Debentures provide for an equity block such that no holder can be deemed to hold more than 4.99% of the Company. The shares of common stock issuable upon the conversion of the Debentures are covered by the registration statement to which this Prospectus forms a part.

Preferred Shares

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Series A Preferred Stock

Our Series A Preferred Stock has the following rights, preferences, privileges and restrictions:

•	Rank—Our Series A Preferred Stock ranks junior to the 10% Senior Secured Convertible Debentures, and senior to our Common Stock and Series B Preferred Stock, and any other securities we may issue;

•	Conversion—Each share of Series A Preferred Stock, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time after the Conversion Date (as defined below) into Common Stock at a price of Thirty Five Cents ($.35) per share of Common Stock. “Conversion Date” shall mean either (1) the effective date of this SB-2 Registration Statement, or (2) the date that the holder of the Series A Preferred Stock has satisfied the minimum one year holding requirements set forth in SEC Rule 144(d). The conversion price for the Series A Preferred Stock is subject to certain full ratchet anti-dilution adjustments.

•	Mandatory Conversion—We can force conversion of shares of Series A Preferred Stock into shares of Common Stock upon written notice to the holders of the Series A Preferred Stock and in the event that:

•	the closing price for our common shares is at least $2.00 for 20 consecutive trading days; and

•	the average trading volume during any such 20 consecutive trading day period equals or exceeds 100,000 shares per day.

•	Dividends—Holder of Series A Preferred Stock are entitled to receive a dividend at a rate per annum equal to ten percent (10%), payable semi-annually, at the option of the company, (i) in cash, to the extent funds are legally available therefor, (ii) in-kind, with [A] shares of Series Preferred Stock equal to the result of dividing the dividend amount so accrued by the stated value of one share of Series A Convertible Preferred Stock (the “Dividend Shares”), and [B] Common Stock purchase warrants in an amount equal to 100% of the number of shares of Common Stock underlying the Dividend Shares (the “Dividend Warrants”), or (iii) in shares of registered Common Stock at a ten percent (10%) discount to the “Market Price” (as such term is defined in the designations for the Series A Preferred Stock. The Dividend Warrants have an exercise price of $0.6898 per warrant share.

•	Liquidation Rights—In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, our series ‘A’ preferred shareholders are entitled to receive an amount per share equal to the stated value plus accrued dividends. These rights are prior and in preference to any distribution of any of our assets to our common shareholders, holders of Series B Preferred Stock, or holders of any other series or class of preferred shares.

•	Mandatory Redemption—Upon the occurrence of a Change in Control Event (as defined below), the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a single class, may elect, at anytime within twenty (20) days after the occurrence of the Change in Control Event, to cause the company to redeem all, or a portion, of the Series A Preferred Stock, at a price equal to the stated value per share of Series A Preferred Stock plus an amount equal to the total amount of all dividends accrued and unpaid on each such share to the date such share is redeemed, whether or not declared. “Change in Control Event” means a transaction or a series of related transactions which result in a person, other than the founders, acquiring, in the aggregate, 50.1% or more of the company’s outstanding voting securities.

•	Voting Rights—The holders of Series A Preferred stock have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote of our shareholders. In addition, we cannot, without the prior approval of the holders of at least two-thirds of our then issued and Series A Preferred Stock voting as a separate class:

•	liquidate, dissolve, or wind-up the business and affairs of the company, or consent to any of the foregoing;

•	effectuate any merger, reorganization, or recapitalization of the company, or enter into any agreement to do any of the foregoing;

•	purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Series A Preferred Stock as expressly authorized herein, or permit any Subsidiary of the Corporation to take any such action, except for certain securities repurchased from former employees, officers, directors, consultants;

•	effectuate any reclassification or recapitalization of the outstanding capital stock of the Corporation, including any subdivision, consolidation, or conversion of any outstanding capital stock; and

•	alter or change the voting or other powers, preferences, or other rights, privileges, or restrictions of the Series A Preferred Stock contained herein (by merger, consolidation, or otherwise).

Series B Preferred Stock

Currently, we have no shares of Series B Preferred Stock issued and outstanding. Our Series B Preferred Stock has the following rights, preferences, privileges and restrictions:

•	Rank—Our Series B Preferred Stock ranks junior to our Series A Preferred Stock and ranks pari passu , on an as converted basis, with our Common Stock;

•	Conversion—Each share of Series B Preferred Stock converts into twelve (12) shares of Common Stock.

•	Dividends—Holders of Series B Preferred Stock participate ratably, on an as-converted basis, with our Common Stock as to the payment of dividends.

•	Liquidation Rights—In the event of any liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock would participate ratably, on an as-converted basis, with our Common Stock as to any distribution of assets.

•	Voting Rights—The holders of Series B Preferred stock have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote of our shareholders.

Options and Warrants Convertible into Common Shares

As of June 12, 2006, there were outstanding Series A Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 1,539,313 shares of Common Stock at an adjusted exercise price of $0.52 per share.

As of June 12, 2006, there were outstanding Series B Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 10,637,186 shares of Common Stock at an adjusted exercise price of $0.69 per share.

As of June 12, 2006, there were outstanding Series C Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 12,559,721 shares of Common Stock at an exercise price of $0.45 per share. This amount includes 1,889,493 warrant shares issued in connection with the exchange of shares of Series A Convertible Preferred Stock pursuant to the Most Favored Nations provisions set forth in the Investor Rights Agreement dated June 22, 2005. If the Company does not meet at least three out of eight designated corporate milestones set forth in the Series C Warrants, the exercise price automatically adjusts to $.30. If the Company does not meet at least two out of eight designated corporate milestones, the conversion price automatically adjusts to $.25.

As of June 12, 2006, there were outstanding Series D Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 4,186,574 shares of Common Stock at an exercise price of $1.25 per share. This amount includes 656,577 warrant shares issued in connection with the exchange of shares of Series A Convertible Preferred Stock pursuant to the Most Favored Nations provisions set forth in the Investor Rights Agreement dated June 22, 2005.

As of June 12, 2006, there were outstanding Series BD Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of 88,559 shares of Common Stock at an exercise price of $.5174 per shares.

As of June 12, 2006, there were outstanding Series BD-B Common Stock Purchase Warrants entitling the holders thereof to purchase up to an aggregate of (i) 11,596 shares of Common Stock at an exercise price of $.5174 per share; and (ii) 11,598 shares of Common Stock at an exercise price of $.6898.

As of June 12, 2006, there were outstanding additional common stock purchase warrants issued to broker dealers entitling the broker-dealers to purchase up to an aggregate of: (a) 1,407,100 shares of the Company’s Common Stock at an exercise price of $0.35 per share; and (b) 98,540 shares of the Company’s Common Stock at an exercise price of $0.01 per share.

The Company has an outstanding contractual obligation to issue 25,000 shares of common stock registered on the Company’s Registration Statement on Form S-8 and (b) a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $2.50 per share, payable to a former consultant for services rendered under a contract executed on November 8, 2005 and which expired, by its terms, on December 31, 2005; all such securities were due upon execution; however, the amount owed under the contract is currently under dispute.

The Company has an outstanding contractual obligation to issue 150,000 shares of common stock which have been registered on the Company’s Registration Statement on Form SB-2, which was declared effective by the SEC on March 16, 2006.

The Company has an outstanding contractual obligation to issue a warrant to purchase that number of shares equal to $20,000 at the date of execution of the agreement, at an exercise price of $0.01 per share, with a term of five years; the warrant constitutes part of a non-refundable retainer that was due upon the execution of a services agreement dated March 14, 2006; the Company, at its option, may choose to pay $50,000 cash instead.

The Company entered into an employment Agreement dated October 10, 2005, as amended effective as of January 1, 2006, for twelve (12) month term. Under this agreement, the employee is entitled to compensation at the rate of 2,000 S-8 shares per month, until such time as the Company’s Independent Diagnostic Testing Facility is fully operational or the agreement otherwise expires.

The Company entered into a Consulting Agreement dated October 10, 2005 for a term of twelve (12) months. Consultant is entitled to receive compensation at the rate of 750 S-8 shares per month, with the amount of shares paid as compensation to be revisited every ninety (90) days and changes made with the approval of the Company’s board of directors.

The Company entered into an Employment Agreement with Warren Stowell dated effective as of May 8, 2006 for a term of three years. Under the Employment Agreement, Mr. Stowell is eligible to receive stock options to purchase 2,000,000 shares of common stock at an exercise price of $.50 per share. Twenty-five percent (25%) of the stock options vested on the effective date of the Employment Agreement and an additional twenty-five percent (25%) vest on each anniversary thereof.

The Company entered into an Employment Agreement with Jerry Balter dated effective as of July 13, 2006 for a term of three years. Under the Employment Agreement, Mr. Balter is eligible to receive a stock option to purchase 1,000,000 shares of common stock at an exercise price of $.50 per share. Twenty-five percent (25%) of the stock options vested on the effective date of the Employment Agreement and an additional twenty-five percent (25%) vest on each anniversary thereof.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant or any of its parents or subsidiaries. Nor was any such person connected with the Registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of common stock offered hereby will be passed upon for Telzuit Medical Technologies, Inc. by Bush Ross, P.A.

The audited consolidated financial statements included in the registration statement on Form SB-2, of which this prospectus forms a part, have been included herein in reliance on the report of Pender Newkirk & Company, an independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we will indemnify an officer or director to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered herein, we will, unless, in the opinion of our legal counsel, the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on September 26, 2001 under the laws of the State of Florida. Our wholly-owned subsidiary Telzuit Technologies, Inc. was incorporated on March 15, 2005 under the laws of the State of Florida.

DESCRIPTION OF BUSINESS

Business Development

Telzuit Medical Technologies, Inc. (the “Company” or “Telzuit Medical”) was incorporated in Florida on September 26, 2001 under the name Nimbus Group, Inc. On April 1, 2004, the Company changed its name from “Nimbus Group, Inc.” to “Taylor Madison Corp.” On August 18, 2005, the Company changed its name from “Taylor Madison Corp.” to its current name, “Telzuit Medical Technologies, Inc.”

On September 26, 2001, Telzuit Medical, Take To Auction.com, Inc., a Florida corporation (“TTA”), and TTA Solutions, Inc., a Florida corporation (“TTA Solutions”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) resulting in a reorganization of their corporate structures. Prior to the completion of the transactions contemplated in the Merger Agreement, TTA Solutions was a wholly-owned subsidiary of the

Company, and the Company was a wholly-owned subsidiary of TTA. Under the Merger Agreement, TTA and TTA Solutions effectuated a statutory merger under Section 607.11045 of the Florida Business Corporations Act (the “Merger”). In accordance with the Merger, each outstanding share of TTA Solutions common stock was converted into one share of common stock of TTA as the surviving corporation. In addition, under the Merger Agreement, each outstanding share of common stock of TTA was converted into the right to receive a share of common stock of the Company. Further, each share of the Company’s common stock outstanding immediately prior to the Merger was cancelled and retired. As a result of the Merger, the Company became the parent corporation and sole shareholder of TTA. In addition, in 2001, Nimbus Jets, Inc. (“Nimbus Jets”) was formed as a wholly-owned subsidiary of the Company for the purpose of developing a national air taxi service.

In February of 2003, pursuant to a formal plan designed to focus the Company’s resources on Nimbus Jets and the development of a national air taxi service, the Company sold the technology and assets of TTA to Watch Junction, Inc. (“Watch”) in exchange for $50,000 in cash and the return of 305,610 shares of the Company’s common stock. The Company has since abandoned its efforts to develop a national air taxi service.

During fiscal year 2004, the Company turned its focus to the development and wholesale distribution of fragrances and skincare products, both proprietary and under license. In connection with such plan for the development and wholesale distribution of fragrances, skincare products and other products, the Company acquired licensing rights to certain brands that enabled the Company to enter into sub-licensing and distribution agreements, which generated income for the Company in 2004. The Company did not directly manufacture any products or take positions in inventory. Nimbus Jets and TTA were dormant during fiscal 2004, and all revenues were generated by the Company, then known as Taylor Madison Corp. The Company discontinued all operations in early 2005 and became a shell company, exploring the viability of acquiring an operating company.

On May 6, 2005, pursuant to its plan to acquire an operating company, Taylor Madison entered into a Share Exchange Agreement dated May 6, 2005, referenced as Exhibit Number 2.01 below ( the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Telzuit Technologies, Inc. from Telzuit Technologies, LLC, in exchange for 2,207,723 of the Company’s Series B Preferred Stock. Upon completion of the 1-for-31 reverse stock split on August 22, 2005, such shares of Series B Preferred Stock automatically converted into 26,492,676 shares of common stock of the Company. By acquiring all of the issued and outstanding capital stock of Telzuit Technologies, Inc., the Company acquired certain know-how, trade secrets and other proprietary intellectual property rights relating to the development of ambulatory medical devices, including the STATPATCHTM Wireless Holter Monitor.

At a special meeting of the shareholders held on August 18, 2005, the shareholders approved a change of the Company’s name from Taylor Madison Corp. to Telzuit Medical Technologies, Inc, which is more synonymous with the nature of the Company’s current operations. On August 1, 2006, the Company acquired “PDS Imaging,” a Florida-based mobile ultrasound and cardiac imaging company. The Company purchased one hundred percent of the issued and outstanding capital stock of “PDS Imaging” in exchange for $644,255 cash and 88,853 shares of common stock. Cedars Diagnostic Labs, Inc., a Florida corporation and Atlantic Ultrasound, Inc., a Delaware corporation, are the related entities that operate under the fictitious name “PDS Imaging.”

Business of the Issuer

Overview

Telzuit Medical Technologies, Inc. is a development-stage company focused on researching, developing and marketing ambulatory medical devices that monitor, measure, and record physiological signals generated by the body. We are dedicated to providing advanced mobile medical solutions to communities worldwide. Our STATPATCHTM System is a fully mobile, wireless biometric cardiac data collection system, which combines state-of-the-art technology to transmit, receive and store a patient’s biometric cardiac data. Our initial product will be our STATPATCHTM Wireless Heart Monitor (the “STATPATCHTM”), a full 12-lead, wireless holter monitor, which measures, records and transmits physiological signals associated with a patient’s cardiovascular system. The STATPATCHTM is attached to a patient’s chest and consists of six electrodes that are imbedded in a disposable bandage-like strip. The STATPATCHTM utilizes Philips Medical Systems’ EASITM lead placement to capture electrical impulses of the patient’s heart and then transmits this information via Bluetooth wireless technology to the patient’s personal digital assistant (the “PDA”). The Patch PDA receives, records and stores the electrical activity of the patient’s heart. Every two to four hours, the recorded information is sent through cellular telephone towers, frame relay systems and switching stations. Ultimately, the recorded heart activity information is received by our monitoring system and then evaluated by a licensed medical professional. The STATPATCHTM monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCH™ and returns the PDA to the prescribing physician.

Description of Heart Monitor Systems and ECGs

A heart monitor system is a system used to monitor and record changes in physiological signals associated with a patient’s cardiovascular system. Heart monitor systems are used by heart specialists known as cardiologists to collect physiological data for electrocardiogram or “ECG” tests for the purpose of detecting and identifying cardiovascular disease.

There are several mobile heart monitoring devices currently being utilized today which fall into two (2) main categories. Event monitoring devices are designed to detect a specific heart symptom at or about the time it is taking place. Event monitors require patients to determine if they are experiencing unusual heart activity and to hold a recording device to their heart. Once the heart activity is recorded, the patient must call the physician and place the recording device on the handset of a telephone. The recorded information is then transmitted over the telephone to the physician for evaluation.

The other type of heart monitoring device currently being prescribed by physicians is designed to continuously record heart activity over a designated period of time. These devices, which are commonly known as “holter monitors,” are worn by the patient, collect and store information, and are later returned to the physician for evaluation. Continuous heart monitoring devices do not transmit event information to the physician while being worn by the patient.

ECG testing incorporates 10 electrical sensory lead connectors that are attached to vital areas of a patient’s chest. These sensory leads can detect an array of heart activity and other related information. The design of our Statpatch provides for a full twelve-lead (clinical quality) ECG. In addition, the Statpatch Wireless Holter Monitoring System (the “Statpatch System”) can be programmed to transmit information at different time intervals. Our device can be patient activated or automatically activated based on a physician’s prescribed time limits. Because the Statpatch records information on a continuous basis and is also capable of transmitting event information upon its occurrence, we believe that our heart-monitoring device combines the technologies of both event and continuous-type heart monitoring devices.

Description of Current Products

STATPATCH™ Wireless Holter Monitor

In December 2004, we completed the design, fabrication and testing of a pre-production model of our first product for commercialization, our battery-operated, digital, full 12-lead STATPATCH™ Wireless Holter Monitor (the “STATPATCH™”). Since then, we have been improving the STATPATCH™ by creating second and third generation products. However, additional significant development has continued regarding the entire STATPATCH™ System. The STATPATCH™ System has a substantial amount of highly-technical, state-of-the-art computer hardware, as well as advanced database software, Philips Medical’s FDA-approved algorithm, and a cellular telephone-PDA with specially designed software, all of which communicate to transmit, receive and store a patient’s biometric heart data. Delivery of this biometric heart data to the treating physician is being programmed, as most physicians will wish to access information concerning their patients via our internet web portal. As discussed below, the STATPATCH™ will be used as the primary component of a 12-lead ambulatory heart monitor system to acquire, process, amplify and store physiological signal data.

The STATPATCH™ is an ambulatory patient heart monitor and recording system that will allow a patient’s heart to be continuously monitored over a period of 24 to 48 hours while the patient carries out his or her daily activities away from the physician’s office or hospital. The STATPATCH™ is comprised of a disposable bandage-like strip imbedded with lead sensory connectors. A battery attached to the strip activates the lead sensory connectors to transmit heart activity information. The battery life lasts between 24 and 48 hours, at which time the patient must discard the old patch and replace it with a new one.

In operation, the STATPATCH™ will be used in conjunction with a PDA capable of recording the data transmitted from our STATPATCH™. The preliminary testing we have conducted and relied upon from independent sources has lead us to believe that a properly designed PDA device is capable of recording information transmitted from our STATPATCH™.

We are designing a communication system as an intranet through which data collected by the STATPATCH™ System can be transmitted through any form of cellular technology. Information will be transmitted and routed through cellular towers to a switching station maintained at our corporate offices. We have licensed computer software to monitor the heart activity of patients wearing our STATPATCH™. This software, which has been developed by Philips Medical and other medical service providers, can detect irregular heart activity.

Patients using the STATPATCH™ will be able to move around freely while data is collected and sent in near-real time to our monitoring center. The patient’s information, having been sent via cell phone to the monitoring center, is analyzed by the Philips’ algorithm. After the prescribing period, a licensed medical professional is able to access the patient information via secure web portal and download raw data and a report. The STATPATCH™ monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCH™ and returns the PDA to the prescribing physician. The STATPATCH™ System is entirely diagnostic and is not intended to be a life-saving device.

Description of New Products

STATPATCH™ Wireless Event Monitor

The STATPATCH™ Wireless Event Monitor utilizes the same technology as the STATPATCH™ Wireless Holter Monitor. Event monitoring is another method of capturing a patient’s cardiac data and is primarily used when symptoms of an abnormal heart rhythm occur infrequently. The STATPATCH™ Wireless Event Monitor can be used for a longer period of time than a Holter monitor and is consequently more likely to record an abnormal heart rhythm that occurs only infrequently. An event monitoring procedure can last from two to four weeks, according to the instructions of the prescribing physician. The patient replaces the disposable patch with a new one for each day of continuous monitoring. Once the prescribed period has expired, the patient disposes of the patch and returns the PDA to the prescribing physician.

The Company intends to file an application with the FDA for approval of the STATPATCH™ Wireless Event Monitor, which is designed primarily for use with patients in nursing homes and other assisted-living facilities.

STATPATCH™ Sleep Apnea Device

The STATPATCH™ Sleep Apnea Device also utilizes the STATPATCH™ wireless technology to measure, record and transmit cardiac data while a patient is sleeping in the comfort of his or her own home. The Company has filed an application with the U.S. Patent and Trademark Office for this new sleep apnea device, which is designed to assist with diagnosis of this condition in a way that is much less intrusive to the patient than before. It is estimated that sleep apnea currently affects 12 to 25 million people in the United States.

The Company intends to file an application with the FDA for approval of the STATPATCH™ Sleep Apnea Device.

Medical Clinics

The Company has identified key personnel who possess expertise in owning, operating and building medical clinics, and has decided to build on this expertise, as well as the Company’s prime location in Central Florida, to launch a walk-in medical clinic business unit. The Company believes that expanding its current business plan to include the operation of medical clinics may generate positive operating results and positive cash flow. The Company hopes to create and take advantage of a synergy among the Company’s medical clinics, the STATPATCH™ technology, and the pharmaceutical companies and their chosen Clinical Research Organizations.

The Company currently owns and operates two walk-in medical clinics, which are fully licensed and operational. The clinics are owned and operated by Immediate Quality Care Clinics, Inc., a Florida corporation and wholly-owned operating subsidiary of Telzuit Medical Technologies, Inc.

PDS Imaging

On August 1, 2006, the Company acquired one hundred percent of the issued and outstanding capital stock of Cedars Diagnostic Labs, Inc., a Florida corporation (“Cedars”) and Atlantic Ultrasound, Inc., a Delaware corporation (“Atlantic”), related entities under common control and operating under the fictitious name “PDS Imaging.” PDS Imaging is a Florida-based mobile ultrasound and cardiac imaging business. The Company paid $644,255 cash and agreed to issue 88,853 shares of its common stock to acquire PDS Imaging. The Company believes that the acquisition of PDS Imaging, which provides echocardiograms, ultrasound and other outsourced diagnostic services to physicians and health care facilities in Central Florida, may generate positive cash flow and enable the Company to access a new and expanded patient base.

Competition

The market for ambulatory medical devices is highly competitive, and competition is expected to continue to increase. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition and competitive pressures faced by us may have a material adverse affect on our business, results of operations and financial condition. The market for medical monitoring products is characterized by rapidly changing technology, evolving industry standards, and price competition. There are no substantial barriers to entry, and we expect that competition will be intense and may increase. We cannot assure you that we will be able to compete successfully with existing competitors or new competitors. Our principal competitors in the ambulatory heart monitor market include CardioNet, Inc., which markets a 3-lead, ambulatory ECG monitor system claimed to record and wirelessly transmit physiological data by radiofrequency (RF) to a handheld PDA for subsequent modem or Internet transmission; Cardiac Telecom, Inc., which markets an ambulatory heart monitor system claimed to wirelessly transmit ECG data by way of a processor/phone-connected station; Raytel Medical, which markets an ambulatory heart monitor system claimed to transmit data by telephone; Mortara Instrument, which manufacturers and markets a 12-lead Holter ECG system; SGN-Signalife, which is developing a heart monitoring system that employs wire leads attached to the patient’s body and then fed back into a PDA for cardiac monitoring; and Card Guard, which markets event recorders as well as operating monitoring centers through its two divisions in the United States, Instromedix and Lifewatch.

Market Size

Cardiovascular disease is the leading cause of death in the industrialized world. According to the American Heart Association’s “Heart Disease and Stroke Statistics-2005 Update” (available at www.americanheart.org):

•	Approximately 71,100,000 people in the United States suffer from one or more types of cardiovascular disease;

•	Heart disease and stroke, the principal components of cardiovascular disease, claim more lives in the United States each year than the next five leading causes of death combined;

•	In 2002, cardiovascular disease accounted for 38% of all deaths, or one of every 2.6 deaths in the United States;

•	Patients who have suffered heart attacks in the United States number 7.1 million, congestive heart failure 4.9 million, and angina 6.4 million; and

•	In 2005, the estimated direct and indirect cost of cardiovascular disease in the United States was $393.5 billion.

The Centers for Disease Control and Prevention (CDC) has stated that, if all forms of major cardiovascular disease were eliminated, life expectancy would rise by almost seven years while, in comparison, if all forms of cancer were eliminated, the gain in life expectancy would be only three years.

Sales and Marketing

We intend to market our products and services directly to physicians and other medical care providers, and plan to also use strategic alliances with independent medical distributors. Once our heart monitoring device is ready to market, we plan to assemble an in-house sales force to promote and offer our products. We believe that a direct sales approach will enable us to maintain control over our relationship with the medical community and allow for better product feedback to take place.

Our sales staff intends to promote our products and services at regional and national conventions, medical trade shows and through professional organizations. We will also seek sales assistance from outside companies, such as AlphaMedica, whose promotional and educational programs are well known in the medical community. We also intend to utilize more conventional means to market and promote our products and services, such as advertisements through medical publications, press releases, direct mail, internet web sites and product samples.

Pricing Strategy

Unlike other suppliers of heart monitoring devices, we do not expect to derive any significant revenues from our STATPATCH™ or STATPATCH™ System. We plan to provide these products to physicians at little to no cost. Our revenues are anticipated to come through reimbursements from Medicare and insurance providers for the monitoring and information collecting services that we will provide. Current Medicare and most insurance coverage provides reimbursements for heart monitoring and analysis, heart activity recording and patient activation services, all of which we should qualify for once our product gets to market. Physicians who prescribe heart-monitoring devices also receive reimbursements from Medicare and insurance providers for patient hook-up, patient evaluation, and data review services they provide.

Manufacturing Capacity

To date, we have fabricated our prototypes and proof of concept devices in-house. Our manufacturing strategy dictates that we rely upon third party FDA-certified contract manufacturers or joint-venture partners, both domestically and off-shore, to satisfy production requirements when we are able to introduce our products to market. Most of the components of our products are standard parts available from multiple supply sources at competitive prices. This, coupled with the significant start-up cost advantages associated with contractors, particularly off-shore contractors, should minimize production and product costs.

Research and Development

We currently conduct research and early stage development activities in-house with engineering consultants. We retain title to all improvements or enhancements to our technology developed by or worked on by our engineering consultants under their contracts. The research and development expenses for Telzuit Technologies, LLC during the fiscal year ending June 30, 2005 was $252,216, and for the nine months ending March 31, 2006 were $336,240. Prior to the fiscal year ending June 30, 2005, Telzuit Technologies, LLC had a fiscal year end of December 31. The research and development expenses for Telzuit Technologies, LLC during the then-fiscal years ending December 31, 2004 and December 31, 2003 were $341,303 and $438,303, respectively. None of these expenditures were borne by customers.

Regulatory Overview

Our products are medical devices subject to extensive regulation by the United States Food and Drug Administration (“FDA”) and other regulatory agencies. FDA regulations govern, among other things, the following activities that we perform and will continue to perform in connection with our medical devices:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product labeling and packaging;

•	product handling, storage, and installation;

•	pre-market clearance or approval;

•	advertising and promotion; and

•	product sales, distribution, and servicing.

Unless an exemption applies, each medical device we wish to commercially distribute in the U.S. must first receive 510(k) clearance or pre-market approval from the FDA. The FDA classifies all medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which requires the manufacturer to subject to the FDA a 510(k) pre-market notification, requesting clearance of the device for commercial distribution in the U.S. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device are placed in class III, requiring pre-market approval.

The 510(k) clearance process is the process applicable to our current products. To obtain 510(k) clearance, we must submit a pre-market notification to the FDA demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device, a device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for the submission of pre-market approval applications, or is a device that has been reclassified from class III to either class II or I. The FDA’s 510(k) clearance process usually takes from three to twelve months from the date the application is submitted and filed by the FDA, but it can take significantly longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained.

A pre-market approval application must be submitted if the medical device is in class III (although the FDA has the discretion to continue to allow certain pre-amendment class III devices to use the 510(k) process) or cannot be cleared through the 510(k) process. A pre-market approval application must be supported by, among other things, extensive technical, preclinical, clinical trials, manufacturing and labeling data to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device.

After a pre-market approval application is submitted and filed, the FDA begins an in-depth review of the submitted information, which typically takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA will be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with Quality System regulations. New pre-market approval applications or pre-market approval application supplements are required for significant modifications to the manufacturing process, labeling and design of a device that is approved through the pre-market approval process. Pre-market approval supplements often require submission of the same type of information as a pre-market approval application, except that the supplement is limited to information needed to support any changes from the device covered by the original pre-market approval application, and may not require such extensive clinical data or the convening of an advisory panel.

A clinical trial is almost always required to support a pre-market approval application and is sometimes required for a 510(k) pre-market notification. Clinical trials generally require submission of an application for an investigational device exemption to the FDA. The investigational device exemption application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the investigational protocol is scientifically sound. The investigational device exemption application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated investigational device exemption requirements. Clinical trials for a significant risk device may begin once the investigational device exemption application is approved by the FDA as well as the appropriate institutional review boards at the clinical trial sites, and the informed consent of the patients participating in the clinical trial is obtained.

After a medical device is placed on the market, numerous FDA regulatory requirements apply, including, but not limited to the following:

•	Quality System regulation which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

•	Establishment Registration, which requires establishments involved in the production and distribution of medical devices, intended for commercial distribution in the U.S. to register with the FDA;

•	Medical Device Listing which requires manufacturers to list the devices they have in commercial distribution with the FDA;

•	Labeling regulations, which prohibit “misbranded” devices from entering the market and prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;

•	Medical Device Reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include one or more of the following sanctions:

•	fines, injunctions, and civil penalties;

•	mandatory recall or seizure of our products;

•	administrative detention or banning of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our request for 510(k) clearance or pre-market approval of new product versions;

•	revocation of 510(k) clearance or pre-market approvals previously granted; and

•	criminal penalties.

Patents and Licenses

United States Patent Applications

We hold the following patent applications filed with the United States Patent and Trademark Office:

•	Serial No. 10/476,437, captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 3, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Serial No. 60/701,016, captioned WIRELESS MONITOR FOR SLEEP APNEA, filed on July 20, 2005 which relates to a medical monitoring apparatus and, more specifically, to a wireless patch for monitoring sleep apnea; and

•	Serial No. 60/720,997, captioned ELDERLY PATIENT WIRELESS MONITORING SYSTEM, filed on September 27, 2005 which relates to medical monitoring and, more specifically, to a disposable electrode patch and apparatus for wireless monitoring of elderly patients and similarly debilitated individuals.

Stephan Kroecker and Rick Krampe are the inventors named in the patent applications captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM. The inventors have assigned their rights to Telzuit Technologies, LLC, and their assignments have been recorded with the U.S. Patent and Trademark Office. These rights have subsequently been assigned to Telzuit Technologies, Inc., and the assignments have been recorded with the U.S. Patent and Trademark Office.

Michael Vosch is the sole inventor named in the patent applications for WIRELESS MONITOR FOR SLEEP APNEA and ELDERLY PATIENT WIRELESS MONITORING SYSTEM. The inventor has assigned his rights to Telzuit Technologies, LLC, and the assignments have been recorded with the U.S Patent and Trademark Office. These rights have subsequently been assigned to Telzuit Technologies, Inc., and the assignments have been recorded with the U.S. Patent and Trademark Office.

We currently are waiting for initial comment from the United States Patent and Trademark Office for utility patent application serial no. 10/476,437, captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 3, 2003, which generally occurs between two and two and one-half years after submission, based upon current Patent and Trademark Office staffing levels. We anticipate that it will take 3 to 5 years for this patent application to issue.

Provisional patent application serial no. 60/701,016 captioned WIRELESS MONITOR FOR SLEEP APNEA filed on July 20, 2005, and Serial No. 60/720,997 captioned ELDERLY PATIENT WIRELESS MONITORING SYSTEM filed on September 27, 2005, will not be examined by the United States Patent and Trademark Office. These applications will be converted to a utility patent application within one year of the provisional patent application filing date. Once the utility patent applications are filed, initial comment from the United States Patent and Trademark Office should occur between two and two and one-half years after submission, based upon current Patent and Trademark Office staffing levels.

Foreign Patents and Patent Applications

We hold the following patents issued in foreign countries for our technology:

•	South African Patent No. 2003/8435 issued November 24, 2004.

•	Singapore Patent No. 200306482-1 issued May 3, 2002.

We also hold the following patent applications filed in foreign countries:

•	Australia - Serial No. 2002308580, captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 27, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Canada - Serial No. 2445385 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 27, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Europe - Serial No. 02769318.3 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on November 12, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	India - Serial No. 0178/DELNP/2003 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 29, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Japan - Serial No. 586810-2002 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 29, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	Mexico - Serial No. PA/a/2003/010059 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on November 3, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients;

•	New Zealand - Serial No. 529191 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 29, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients; and

•	South Korea - Serial No. 10-2003-7014237 captioned WIRELESS MEDICAL MONITORING APPARATUS AND SYSTEM filed on October 24, 2003, which relates to the field of medical monitoring of patients and, more particularly, to a disposable electrode patch and apparatus for wireless monitoring of medical patients.

Costs and Effects of Compliance with Environmental Laws

There are no special or unusual environmental laws or regulations that will require us to make material expenditures or that can be expected to materially impact the operation of our business.

Employees

We currently have seven (7) full-time employees and engage the services of 4 engineering, marketing and financial consultants on a part-time basis. None of our employees are represented by a labor union and we consider our relationships with our employees to be good.

Reports to Security Holders

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Copies of the reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Telzuit Medical Technologies, Inc. is a development-stage company focused on researching, developing and marketing ambulatory medical devices that monitor, measure, and record physiological signals generated by the body. We are dedicated to providing advanced mobile medical solutions to communities worldwide. Our STATPATCH™ System is a fully mobile, wireless biometric cardiac data collection system, which combines state-of-the-art technology to transmit, receive and store a patient’s biometric cardiac data. Our initial product will be our STATPATCH™ Wireless Heart Monitor (the “STATPATCH™”), a full 12-lead, wireless holter monitor, which measures, records and transmits physiological signals associated with a patient’s cardiovascular system. The STATPATCH™ is attached to a patient’s chest and consists of six electrodes that are imbedded in a disposable bandage-like strip. The STATPATCH™ utilizes Philips Medical Systems’ EASI™ lead placement to capture electrical impulses of the patient’s heart and then transmits this information via Bluetooth wireless technology to the patient’s personal digital assistant (the “PDA”). The Patch PDA receives, records and stores the electrical activity of the patient’s heart. Every two to four hours, the recorded information is sent through cellular telephone towers, frame relay systems and switching stations. Ultimately, the recorded heart activity information is received by our monitoring system and then evaluated by a licensed medical professional. The STATPATCH™ monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCH™ and returns the PDA to the prescribing physician.

Prior Going Concern; Development Stage Company

In early 2005, the Company discontinued operations and became a shell company with no operations. On May 6, 2005, the Company entered into the Share Exchange Agreement with Telzuit Technologies, LLC. Pursuant to the Share Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Telzuit Technologies, Inc., in exchange for 2,207,723 of the Company’s Series B Preferred Stock. By acquiring all of the issued and outstanding capital stock of Telzuit Technologies, Inc., the Company acquired certain know-how, trade secrets and other proprietary intellectual property rights relating to the development of ambulatory medical devices, including the STATPATCH™ Wireless Holter Monitor (collectively referred to herein as the “STATPATCH™ Technologies”). As a result of the closing of the transactions contemplated by the Share Exchange Agreement, including the 1-for-31 reverse stock split, the owners of Telzuit Technologies, LLC (including Donald Sproat, former Chief Executive Officer and former Chief Financial Officer, and James P. Tolan and Michael J. Vosch, each executive officers of the Company), acquired approximately 70% of our voting capital stock, and our shareholders existing immediately prior to the closing held approximately 2.5% of our voting capital stock.

We currently are a development stage company under the provisions of SFAS No. 7, and have negative cash flows from operations and no current established source of revenue. The foregoing matters had raised substantial doubt about the ability of our Company to continue as a going concern. However, as a consequence of a private offering we recently completed on May 26, 2006 for an aggregate of $4,491985, management now believes that we have sufficient cash to continue our business for at least the next twelve (12) months, and the uncertainty as to our ability to continue as a going concern has been eliminated. Telzuit Technologies, LLC has incurred losses since inception. See “Liquidity and Capital Resources” below.

Recent Events

On August 1, 2006, the Company acquired one hundred percent of the issued and outstanding capital stock of Cedars Diagnostic Labs, Inc., a Florida corporation (“Cedars”) and Atlantic Ultrasound, Inc., a Delaware corporation (“Atlantic”), related entities under common control and operating under the fictitious name “PDS Imaging.” PDS Imaging is a Florida-based mobile ultrasound business, which provides echocardiograms, ultrasound and other outsourced diagnostic services to physicians and health care facilities in Central Florida. As a mobile ultrasound business, PDS Imaging’s technologists travel to doctors offices with ultrasound equipment and supplies on a scheduled basis. The Company believes that the acquisition of PDS Imaging will supplement its existing medical clinic business and enable the Company to access a new and expanded patient base. As presented by the former owners of PDS Imaging on an audited basis, PDS Imaging had total assets of approximately $237,171 on the date of acquisition, and a loss of approximately $145,537 from continuing operations for the twelve month period ending December 31, 2005, on gross revenues of approximately $1,100,000 for the twelve month period ending December 31, 2005. The Company paid $644,255 cash and agreed to issue 88,853 shares of its common stock to acquire PDS Imaging.

On July 28, 2006, the Company engaged Cross, Fernandez & Riley, LLP as the Company’s new independent registered public accounting firm. Pender Newkirk & Company, CPAs was dismissed as the Company’s independent registered public accounting firm effective July 6, 2006.

On July 14, 2006, the Company issued Common Stock Purchase Warrants to its directors serving on the board at May 9, 2006, to purchase, in the aggregate, six million shares of the Company’s common stock, par value $.001 per share, at an exercise price of $.50 per share. The warrants were issued to the directors as compensation for services rendered. See “RECENT SALES OF UNREGISTERED SECURITIES” below for a more detailed discussion.

On July 11, 2006, Warren D. Stowell resigned as the Company’s Chief Financial Officer, and the Board of Directors appointed Jerry Balter as its new Chief Financial Officer. Mr. Stowell continues to serve as the Company’s President and Chief Executive Officer.

On June 13, 2006, the Board of Directors of the Company named Richard J. Bischoff to serve as a director of the Company. Mr. Bischoff is serving as a Class II Director, with term expiring in 2008.

On May 26, 2006, the Company completed an offering of its 10% Senior Secured Convertible Debentures, Series C Warrants, and Series D Warrants for a total purchase price of $4,941,985 (the “Debenture Offering”). In connection with this Debenture financing, the Company issued (a) a series of its 10% Senior Secured Convertible Debentures having an aggregate original principal balance of $4,941,985, (b) its Series C Common Stock Purchase Warrants exercisable, in the aggregate, for 10,589,969 shares of Common Stock, and (c) its Series D Common Stock Purchase Warrants exercisable, in the aggregate, for 3,529,989 shares of Common Stock. See “Description of Securities” below for additional detail concerning the 10% Senior Secured Convertible Debentures, the Series C Warrants, and the Series D Warrants. Midtown Partners & Co., LLC, an SEC and NASD registered broker-dealer, acted as the lead placement agent in connection with the Debenture Offering. In connection with the Debenture Offering, the Company paid: (a) Midtown Partners cash commissions of $416,878.65, (b) Midsouth Capital, Inc., an SEC and NASD registered broker dealer, cash commission of $18,900, and (c) Greenwood Partners, L.P., an SEC and NASD registered broker dealer, cash commission of $9,000. The total cash commissions paid by the Company to broker-dealers in connection with the Debenture Offering equaled $444,778.65. In addition, Midtown Partners, as lead placement agent, received (a) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 1,407,100 shares of the Company’s Common Stock at an exercise price of $0.35 per share; and (d) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 98,540 shares of the Company’s Common Stock at an exercise price of $0.01 per share.

On May 11, 2006, Warren D. Stowell, the Company’s President and Chief Executive Officer, was appointed as Chief Financial Officer of the Company.

On May 8, 2006, the Company entered into a loan agreement with a related party shareholder. The terms of the agreement are as follows: $225,000 of cash and $25,000 of prepaid services with an outside vendor, at an interest rate of 5% per annum, payable on demand.

On March 31, 2006, the Company entered into a software license agreement with an unrelated third party vendor to provide certain software to be used in the operation and delivery of the Company’s initial product, the STATPATCH™ Wireless Holter Monitor, and related services.

On March 16, 2006, the Company’s Registration Statement on Form SB-2, filed with the U.S. Securities and Exchange Commission on November 30, 2005, was declared effective. The Registration Statement on Form SB-2 registered an aggregate of 50,728,328 shares of the Company’s common stock for sale by certain selling security holders.

On March 14, 2006, Donald Sproat, former President, former Chief Executive Officer and former Chief Financial Officer, as well as director, tendered his resignation from all positions as an officer and board member. In connection with the resignation, the Company entered into a settlement agreement with Mr. Sproat whereby the Company cancelled all agreements between the Company and Mr. Sproat, including that certain Employment Agreement entered into on or about January 3, 2005. On March 14, 2006, in connection with Mr. Sproat’s resignation, the Company’s board of directors appointed Warren D. Stowell, a director of the Company, to the position of Chief Executive Officer.

On March 6, 2006, Immediate Quality Care Clinics, Inc., a wholly-owned operating subsidiary of the Company, entered into a billing services agreement with a medical billing company. Immediate Quality Care Clinics, Inc., a Florida corporation, was formed on December 8, 2005 in connection with the Company’s plan to expand its business to include walk-in medical clinics.

On March 1, 2006, the Company entered into a co-marketing agreement with an equipment maker for the sale of the Company’s STATPATCH™ System through the equipment maker’s existing sales and marketing channels.

On January 26, 2006, the Company entered into a consulting agreement with a service provider to write, test and debug software used in connection with our STATPATCH™ System.

On January 23, 2006, the Company retained the consulting services of a medical device engineer to direct the development and launch of our STATPATCH™ Wireless Holter Monitor. However, on March 14, 2006, subsequent to the resignation of the Company’s previous CEO, and as part of the board of director’s review of all outstanding projects, the Company contacted the consultant and requested that the consultant take no further action on behalf of the Company. As of June 12, 2006, the Company is continuing to work with legal counsel to determine the appropriate amount of compensation due under the agreement.

On January 11, 2006, the Board of Directors of the Company named Kenneth Adams to serve as a director of the Company. Mr. Adams is serving as a Class III Director, with term expiring in 2006.

On January 4, 2006, the Company entered into an agreement to lease space for a walk-in medical clinic. The Company previously entered into a lease on November 21, 2005 for its first walk-in clinic, which is currently licensed and operational. The Company anticipates that its second medical clinic will open sometime during the second calendar quarter of 2006.

On December 8, 2005, the Company formed a wholly-owned operating subsidiary, Immediate Quality Care Clinics, Inc., a Florida corporation, to own and operate walk-in medical clinics.

On November 17, 2005, the Company entered into a Financial Communications Services Agreement, with Brainerd Communicators, Inc. (“Brainerd”), pursuant to which Brainerd will work directly with management on message development and implementing initiatives to build awareness of the Company among key financial audiences.

On November 17, 2005, the Company retained two consultants to provide consulting services relating to management advisement, strategic planning and marketing in connection with the business, and advisory and consulting related to the Company becoming a publicly traded and reporting company.

On October 10, 2005, the Company entered into an employment agreement an individual to serve as the Company’s Medical Director. The Medical Director supervises the training of the Company’s medical employees; develops and approves standard procedures and protocols; participates as a member of the Company’s medical advisory board; reports to the appropriate governmental entities regarding Medicare and Medicaid; and meets with management and health care professionals to review the Company’s products, services, and quality improvement.

On September 21, 2005, the Company entered into a consulting agreement with Thomas Sproat for marketing and promotional activities in connection with the launch of the Company’s initial product. Thomas Sproat is the brother of Don Sproat, the Company’s former Chief Executive Officer, former Chief Financial officer, and a former member of the board of directors. This agreement expired by its terms in December 2005.

On September 19, 2005, the Company entered into an agreement with Warren D. Stowell, the Company’s President, Chief Executive Officer and Chief Financial Officer, for consulting services related to the Company’s plan to develop, own and operate medical clinics. Mr. Stowell also serves as a member of the Company’s board of directors. He has more than twenty-three years of experience in the private and public health care industry.

On August 18, 2005, the Board of Directors of the Company named Chris Phillips to serve as a director of the Company. Mr. Phillips will serve as a Class I Director, with term expiring in 2007.

On August 18, 2005, at a special meeting of the shareholders of the Company, the shareholders approved, by the requisite majority vote, (a) to amend the Company’s Articles of Incorporation to increase the authorized common stock, par value $.001 per share, of the Company from 50,000,000 shares to 100,000,000 shares, (b) change the name of the Company to Telzuit Medical Technologies, Inc.; and (c) to effect a 1-for-31 reverse stock split of the issued and outstanding Common Stock, par value $.001 per share, of the Company (collectively, the “Corporate Actions”). NASDAQ effected the 1-for-31 reverse stock split on August 22, 2005, upon receipt of stamped Articles of Amendment and the shareholders’ resolution approving the Corporate Actions, and Telzuit Technologies, LLC converted the 2,207,723 shares of the Company’s Series B Preferred Stock into 26,492,676 shares of common stock of the Company (calculated on a post 1-for-31 reverse split basis).

On August 18, 2005, James P. Tolan, Michael J. Vosch, Jon C. Stemples and Warren D. Stowell were elected to serve as directors until the next annual meeting of the shareholders in the year in which their term expires and until their successors are elected and qualified, or until their earlier resignation, removal from office or death.

On July 18, 2005, the Company dismissed De Meo, Young, McGrath as the Company’s independent registered public accounting firm and appointed Pender Newkirk & Company, CPA’s as the Company’s new independent registered public accounting firm.

Research and Development

In December 2004, we completed the design, fabrication and testing of a pre-production model of our first product for commercialization, our battery-operated, digital, full 12-lead STATPATCH™ Wireless Holter Monitor (the “STATPATCH™”), which measures, records and transmits physiological signals associated with a patient’s cardiovascular system. The STATPATCH™ is attached to a patient’s chest and consists of six electrodes that are imbedded in a disposable bandage-like strip. The STATPATCH™ can be worn by the patient as he or she proceeds with his or her daily routine, while data is being sent to our monitoring center on a near-real time basis. The STATPATCH™ utilizes Philips Medical Systems’ EASI™ lead placement to capture electrical impulses of the patient’s heart and then transmits this information via Bluetooth wireless technology to the patient’s personal digital assistant (the “PDA”). The Patch PDA receives, records and stores the electrical activity of the patient’s heart. Every two to four hours, the recorded information is sent through cellular telephone towers, frame relay systems and switching stations. Ultimately, the recorded heart activity information is received by our monitoring system, which utilizes licensed computer software developed by Philips Medical and other medical service providers to detect irregular heart activity. A licensed medical professional then evaluates the information available. The STATPATCH™ monitoring procedure typically lasts between 24 to 48 hours. Once the monitoring session is over, the patient disposes of the STATPATCH™ and returns the PDA to the prescribing physician. The STATPATCH™ System is entirely diagnostic and is not intended to be a life-saving device.

Description of New Products

STATPATCH™ Wireless Event Monitor

The STATPATCH™ Wireless Event Monitor utilizes the same technology as the STATPATCH™ Wireless Holter Monitor. Event monitoring is another method of capturing a patient’s cardiac data and is primarily used when symptoms of an abnormal heart rhythm occur infrequently. The STATPATCH™ Wireless Event Monitor can be used for a longer period of time than a Holter monitor and is consequently more likely to record an abnormal heart rhythm that occurs only infrequently. An event monitoring procedure can last from two to four weeks, according to the instructions of the prescribing physician. The patient replaces the disposable patch with a new one for each day of continuous monitoring. Once the prescribed period has expired, the patient disposes of the patch and returns the PDA to the prescribing physician.

The Company intends to file an application with the FDA for approval of the STATPATCH™ Wireless Event Monitor, which is designed primarily for use with patients in nursing homes and other assisted-living facilities.

STATPATCH™ Sleep Apnea Device

The STATPATCH™ Sleep Apnea Device also utilizes the STATPATCH™ wireless technology to measure, record and transmit cardiac data while a patient is sleeping in the comfort of his or her own home. The Company has filed an application with the U.S. Patent and Trademark Office for this new sleep apnea device, which is designed to assist with diagnosis of this condition in a way that is much less intrusive to the patient than before. It is estimated that sleep apnea currently affects 12 to 25 million people in the United States.

The Company intends to file an application with the FDA for approval of the STATPATCH™ Sleep Apnea Device.

Medical Clinics

The Company has identified key personnel who possess expertise in owning, operating and building medical clinics, and has decided to build on this expertise, as well as the Company’s prime location in Central Florida, to launch a walk-in medical clinic business unit. The Company believes that expanding its current business plan to include the operation of medical clinics may generate positive operating results and positive cash flow. The Company hopes to create and take advantage of a synergy among the Company’s medical clinics, the STATPATCH™ technology, and the pharmaceutical companies and their chosen Clinical Research Organizations.

The Company currently owns and operates two walk-in medical clinics, which are fully licensed and operational. The clinics are owned and operated by Immediate Quality Care Clinics, Inc., a Florida corporation and wholly-owned operating subsidiary of Telzuit Medical Technologies, Inc.

PDS Imaging

On August 1, 2006, the Company acquired one hundred percent of the issued and outstanding capital stock of Cedars Diagnostic Labs, Inc., a Florida corporation (“Cedars”) and Atlantic Ultrasound, Inc., a Delaware corporation (“Atlantic”), related entities under common control and operating under the fictitious name “PDS Imaging.” PDS Imaging is a Florida-based mobile ultrasound business, which provides echocardiograms, ultrasound and other outsourced diagnostic services to physicians and health care facilities in Central Florida. As a mobile ultrasound business, PDS Imaging’s technologists travel to doctors offices with ultrasound equipment and supplies on a scheduled basis. The Company believes that the acquisition of PDS Imaging will supplement its existing medical clinic business and enable the Company to access a new and expanded patient base. As presented by the former owners of PDS Imaging on an audited basis, PDS Imaging had total assets of approximately $237,171 on the date of acquisition, and a loss of approximately $145,537 from continuing operations for the twelve month period ending December 31, 2005, on gross revenues of approximately $1,100,000 for the twelve month period ending December 31, 2005. The Company paid $644,255 cash and agreed to issue 88,853 shares of its common stock to acquire PDS Imaging.

Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management. Historical financial information presented is that of Telzuit Technologies, LLC, the legal acquirer of Telzuit Medical Technologies, Inc. pursuant to the Share Exchange Agreement.

Comparison of Historical Results – Fiscal Years Ended December 31, 2004 and December 31, 2003; Six Months Ended June 30, 2005 and June 30, 2004 (Unaudited)

Revenues. Overall net revenues for the year ended December 31, 2004 were $0, as compared to net revenues of $0 for the year ended December 31, 2003. In addition, overall net revenues for the six month period ending

June 30, 2005 were $0, as compared to net revenues of $0 for the six month period ending June 30, 2004. In May 2005, the Company acquired Telzuit Technologies, Inc. and changed its focus to the development of ambulatory medical devices.

General and Administrative Expenses. General and administrative expenses consisted of payroll and related expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. General and administrative expenses for the year ended December 31, 2004 were $843,307, as compared to general and administrative expenses of $777,945 for the year ended December 31, 2003. In addition, general and administrative expenses for the six month period ending June 30, 2005 were $1,247,045, as compared to general and administrative expenses of approximately $441,775 for the six month period ending June 30, 2004. These general and administrative costs have increased as our activity levels have increased in connection with the decision to change our business from a shell company to an operating company.

Research and Development Expenses. Research and development expenditures for the year ended December 31, 2004 were $341,303, as compared to research and development expenditures of $438,101 for the year ended December 31, 2003. In addition, research and development expenditures for the six month period ending June 30, 2005 were $86,446, as compared to research and development expenditures of $175,533 for the six month period ending June 30, 2004. These research and development expenses have decreased because most of the research and development for our initial product, the Bio-Patch Wireless Holter Monitor, was completed in 2004, and the Company’s subsequent products have been built off of the Bio-Patch platform.

Net Income (Loss). The net loss for the year ended December 31, 2004 was $1,183,302, as compared to a net loss of $1,215,492 for the year ended December 31, 2003. The net loss for the six month period ending June 30, 2005 was $1,493,608, as compared to the net loss of approximately $616,349 for the six month period ending June 30, 2004. The increase in net loss for the six month period ending June 30, 2005 is primarily due to the costs related to the acquisition of all of the outstanding stock of Telzuit Technologies, Inc.

Comparison of Historical Results – Nine Months Ended March 31, 2006 and March 31, 2005

Revenues. Overall net revenues for the nine months ended March 31, 2006 were $0, as compared to overall net revenues of $0 for the nine months ended March 31, 2005. In May 2005, the Company acquired Telzuit Technologies, Inc. and changed its focus to the development of ambulatory medical devices.

General and Administrative Expenses. General and administrative expenses consisted of payroll and related expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. General and administrative expenses for the nine months ended March 31, 2006 were $7,594,677, as compared to general and administrative expenses of $794,824 for the nine months ended March 31, 2005. These general and administrative costs have increased as our activity levels have increased in connection with the decision to change our business from a shell company to an operating company.

Research and Development Expenses. Research and development expenditures for the nine months ended March 31, 2006 were $336,240, as compared to research and development expenditures of $165,831 for the nine months ended March 31, 2005. These research and development expenses have increased due to unanticipated expenses necessary to develop our technology to the point of commercial viability.

Net Income (Loss). The net loss for the nine months ended March 31, 2006 was $8,820,313, as compared to a net loss of $959,981 for the nine months ended March 31, 2005. The increase in net loss is primarily due to (i) unanticipated delays and expenses in developing our technology to the point of commercial viability, and (ii) the issuance of stock to service providers for services rendered.

Liquidity and Capital Resources

As of March 31, 2006, the Company’s liabilities exceeded its assets and the Company had negative working capital, due primarily to unexpected expenses necessary to develop our technology to the point of commercial viability. However, the Company received gross proceeds of $4,491,985 from the issuance of 10%

Senior Secured Convertible Debentures as part of the debenture financing recently completed on May 23, 2006. As a result, management believes that the Company has sufficient cash to continue our business for at least the next twelve (12) months.

Our plan of operation for the twelve-month period following the date of this prospectus is to continue marketing activities with respect to our STATPATCH™ Wireless Holter Monitor, to continue product development activities with respect to our STATPATCH™ Wireless Event Monitor and STATPATCH™ Sleep Apnea Device, and to continue our plans to own and operate walk-in medical clinics. We have budgeted $2,000,000 in cash costs for this twelve-month period.

We believe that our cash on hand will be sufficient to cover these anticipated expenditures. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through the acquisition of new products, the depletion of our working capital would be accelerated. To the extent that it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We also may seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 2, Significant Accounting Policies, contained in the explanatory notes to our audited financial statements for the year ended June 30, 2005 contained in this prospectus. On an on-going basis, we evaluate our estimates, including those related to reserves, deferred tax assets and valuation allowance, impairment of long-lived assets, fair value of equity instruments issued to consultants for services and estimates of costs to complete contracts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. Telzuit Medical has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the company’s overall results of operations or financial position since Telzuit Medical currently does not have any manufacturing operations or inventory.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS 153 shall be applied prospectively. Telzuit Medical has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. For public entities that file as small business issuers SFAS 123(R) is applicable as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Telzuit Medical evaluated the impact of the adoption of SFAS 123(R), and believes that the impact will be insignificant to the company’s overall results of operations and financial position.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions-FSP FAS 109-1, Application of FASB Statement 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

DESCRIPTION OF PROPERTY

Our principal executive office is currently located at 5422 Carrier Drive, Suite 306, Orlando, Florida 32819. Our premises occupy 2,688 square feet, which we believe to be adequate for our current operations. The lease for the corporate headquarters is for a two (2) year term, which commenced on June 1, 2004 and was renewed effective June 1, 2006. The initial base rent under the lease is: (i) $47,040 per annum for the period commencing June 1, 2006 and expiring May 31, 2007; (ii) $48,384 per annum for the period commencing June 1, 2007 and expiring May 31, 2008; (iii) $49,728 per annum for the period commencing June 1, 2008 and expiring November 30, 2008; payable in equal monthly installments. The landlord is also entitled to an additional annual rent, payable in monthly installments, representing our proportionate share of the property’s operating expenses, such as property taxes, common area costs, parking lot maintenance, and administrative expenses. We currently do not have any plans for the improvement of this leased property. In the opinion of management, the property is adequately covered by insurance.

The Company intends on developing, owning, and operating medical clinics. The Company currently owns and operates two walk-in medical clinics, which are fully licensed and operational. The clinics are owned and operated by Immediate Quality Care Clinics, Inc., a Florida corporation and wholly-owned operating subsidiary of Telzuit Medical Technologies, Inc.:

•	On November 21, 2005, the Company executed a lease for premises occupying approximately 1,518 square feet for use as a walk–in clinic, which we believe is adequate for the Company’s use of the space as such. The space is located at 2411 Hiawassee Road, Orlando, Florida 32835. The lease for this space is for a five (5) year term, which commenced on November 21, 2005. The initial base annual rent under the lease is $45,540, payable in equal monthly installments. The landlord is also entitled to an additional annual rent, payable in monthly installments, representing our proportionate share of the property’s operating expenses, such as property taxes, common area costs, parking lot maintenance, and administrative expenses. In the opinion of management, the property is adequately covered by insurance.

•	On January 4, 2006, the Company executed a lease for premises occupying approximately 2,485 square feet to be used as a second walk–in clinic, which we believe is adequate for the Company’s use of the space as a walk–in clinic. The space is located at 3403 Technological Avenue, Suite 16, Orlando, Florida 32817. The lease for this space is for a five (5) year term, which commenced on March 1, 2006. The lease commits the Company to a net annual rental expense of $39,213 ($3,268 per month) and additional operating costs estimated at $7,455 ($621 per month) for the first operating year, subject to annual adjustment, beginning with the second year. The Company provided a deposit of six months of rent equaling $20,881 and the first month’s rent of $4,142 (base rent of $3,268 plus $621 the applicable share of additional rent) upon lease execution. Under terms of the lease the Company was given an allowance of $43,438 ($17.48 per square foot) for tenant improvements. In the opinion of management, the property is adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there were no transactions during the last two fiscal years, and there are no proposed transactions, to which the Company was or is to become a party in which any director, executive officer, director nominee, beneficial owner of more than five percent (5%) of any class of our stock, or members of their immediate families had, or is to have, a direct or indirect material interest.

1.	On May 8, 2006, the Company entered into a loan agreement with Telzuit Technologies, LLC, a related party shareholder. The terms of the agreement are as follows: $225,000 of cash and [$25,000 of prepaid services with an outside vendor, at an interest rate of 5% per annum, payable on demand. Pursuant to the agreement, the Company received $50,000 cash and the $25,000 of prepaid services on April 3, 2006; $50,000 of cash on April 13, 2006; $25,000 cash on April 18, 2006; and $100,000 cash on May 1, 2006.

2.	On September 21, 2005, the Company entered into a consulting agreement with Thomas Sproat, the brother of Don Sproat, the Company’s former President, Chief Executive Officer, Chief Financial Officer and director. Don Sproat tendered his resignation from all positions as an office and board member on March 14, 2006. Pursuant to the terms of the consulting agreement, Thomas Sproat was to provide promotional marketing support to assist the Company in launching its first product into the U.S. medical marketplace. The consulting agreement expired on December 31, 2005. Thomas Sproat received aggregate compensation under the agreement of 11,750 shares of the Company’s common stock, par value $.001 per share, registered on the Company’s Registration Statement on Form S-8.

3.

On September 19, 2005, the Company entered into a consulting agreement with Warren Stowell, the Company’s President, Chief Executive Officer and Chief Financial Officer. Mr. Stowell also serves as a member of the Company’s board of directors. Pursuant to the agreement, Mr. Stowell assisted the Company in developing, owning and operating medical clinics. Under the terms of the agreement,

Mr. Stowell received $10,000 per month for services rendered, plus reasonable and necessary expenses incurred on behalf of the Company. The consulting agreement expired, by its terms, on March 19, 2006.

4.	On June 30, 2005, the Company engaged Total CFO, LLC (“Total CFO”) to provide consulting and CFO services for a period of one year (the “Total CFO Agreement”). Chris Phillips, a director of the Company, is the managing member of Total CFO. As compensation for services under the Total CFO Agreement, the Company agreed to pay Total CFO a monthly consulting fee of $10,000 for each of the first three months and either $8,500 or $7,500 per month thereafter, depending on whether the Company chooses to use bill pay services provided by Total CFO. The Total CFO Agreement can be terminated by either party with 60 days’ advance written notice.

5.	On May 6, 2005, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Lucien Lallouz, Michael B. Wellikoff, Taylor Madison Holdings, Inc. and Chris Phillips, as authorized representative for each of the persons that purchased 10% Convertible Debentures issued by the Company. Pursuant to the Securities Purchase Agreement and the Share Exchange Agreement (discussed in paragraph 4 below), the Company conducted a private offering of securities exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the offered securities were issued only to institutional or accredited investors (the “Private Offering”). Midtown Partners & Co., LLC (“Midtown Partners”), an SEC and NASD registered broker dealer, acted as the placement agent for the Company in connection with the Private Offering. The Company paid Midtown Partners a total cash commission equal to $354,228 and issued to Midtown Partners warrants to purchase, in the aggregate, 1,142,260 shares of the Company’s common stock at an exercise price of $0.60 per share and warrants to purchase, in the aggregate, 676,622 shares of the Company’s common stock at an exercise price of $0.80 per share. Chris Phillips, a director of the Company, is the President and CEO of Apogee Financial Investments, Inc., which is the managing member of Midtown Partners. In addition to the cash commissions and warrants described above, the Company issued 50,583 shares of its Series B Preferred Stock to Midtown Partners for other services performed, which converted into 606,996 shares of common stock upon the 1-for-31 reverse stock split on August 22, 2005.

6.	On May 6, 2005, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Telzuit Technologies, LLC, a Florida limited liability company, Telzuit Technologies, Inc., a Florida corporation, Michael J. Vosch, James P. Tolan, Don Sproat, and Chris Phillips, as authorized representative for each of the persons that purchased 10% Convertible Debentures issued by the Company. Pursuant to the Share Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Telzuit Technologies, Inc. in exchange for 2,207,723 shares of the Company’s Series B Preferred Stock (the “Telzuit Acquisition”). The Telzuit Acquisition closed on May 6, 2005. Each of Michael J. Vosch (a director), James P. Tolan (a director), and Don Sproat (the Chief Executive Officer and a director) serve on the Board of Managers and are officers of Telzuit Technologies, LLC. In addition, each of Michael J. Vosch, James P. Tolan and Don Sproat have a significant ownership interest in Telzuit Technologies, LLC.

7.	As a condition to closing the transactions contemplated in the Share Exchange Agreement, and effective as of May 6, 2005, (a) the Company assigned the certain Lease Agreement between the Company and Turnbury Plaza LTD for office space at 2875 Northeast 191st Street, Suite 501 and Penthouse 2, Aventura Florida 33180 to Taylor Madison Holdings, Inc.; (b) the Company assigned two licensing agreements to Taylor Madison Holdings, Inc., (c) all of the issued and outstanding stock of Taylor Madison Holdings, Inc. was transferred to Lucien Lallouz, the Company’s former Chief Executive Officer and a former director, in consideration for the cancellation of his employment agreement and the satisfaction of other debts owing to Mr. Lallouz; and (d) the Omniscent Loan (as defined below) was satisfied, in full, upon payment of $75,000.

8.

In November 2004, the Company entered into a debt conversion agreement (the “Debt Conversion Agreement”) with Lucien Lallouz (the former Chief Executive Officer and a former director), Michael B. Wellikoff (a former director of the Company) and Omniscent Corp., a Florida corporation whose president is Sharon Lallouz, the wife of Lucien Lallouz. Under the Debt Conversion Agreement, the parties agreed to convert an aggregate of $629,358 of the Company’s debt owed to the parties into an aggregate of 18,241,000 shares of the Company’s common stock.

9.	Mr. Lallouz and the Company had agreed to the purchase and sale of up to $200,000 of the Company common stock at $0.05 per share. Pursuant to this agreement, Mr. Lallouz purchased 1,200,000 shares of common stock in exchange for $60,000 of accrued expenses.

10.	In November 2004, the Company assigned its license with Gund, Inc. (the “Gund License Agreement”) to Omniscent Corp., a related party whose President is Sharon Lallouz, the wife of Lucien Lallouz, in exchange for the assumption of liabilities and obligations arising under the Gund License Agreement.

11.	Omniscent Corp. loaned the Company $165,000, which was an interest-free loan due on demand (the “Omniscent Loan”). The Omniscent Loan was paid, in full, effective as of May 6, 2005, as a condition to closing the transactions contemplated in the Share Exchange Agreement. The Company also sold Omniscent Corp. 305,610 shares of the common stock of the Company for $50,000 at $.016 per share, which was approximately 115% of the closing trading price of the Company’s common stock on September 1, 2003.

On August 22, 2005, the Company effected a 1-for-31 reverse stock split of the issued and outstanding Common Stock of the Company. Except for paragraphs (6), (7) and (9), all amounts of Common Stock shown in this item are calculated on a post-split basis.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are currently quoted on the OTC Bulletin Board (OTCBB) under the symbol “TZMT.” The OTCBB is a regulated provider of pricing and financial information for the over-the-counter (OTC) securities market. From June 2004 until commencement of quotation on OTCBB on August 15, 2005, our common shares were quoted on the Pink Sheets under the symbol “TMDN.” Prior to June 2004, the common shares were quoted on the American Stock Exchange (AMEX) under the symbol “NMC.”

The following table sets forth the quarterly high and low bid prices for our common shares for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions.

Period (Calendar Year)	High	Low
2006:
First Quarter (1) (2)	$2.75	$0.43

2005:
Fourth Quarter (1)(2)	$5.25	$2.39
Third Quarter (1)	$5.95	$4.40
Second Quarter	$0.29	$0.016
First Quarter	$0.02	$0.016

2004:
Fourth Quarter	$0.035	$0.011
Third Quarter	$0.07	$0.025
Second Quarter	$0.10	$0.04
First Quarter	$0.10	$0.04

(1)	Reflects the quarterly high and low bid prices subsequent to a 1-for-31 reverse split of the Company’s issued and outstanding common stock effective August 22, 2005.

(2)	As quoted on the OTC Bulletin Board. As discussed above, quotation of the Company’s common stock on the OTCBB commenced on August 15, 2005.

Holders

On July 31, 2006, there were 542 registered holders or persons otherwise entitled to hold our common shares pursuant to a shareholders’ list provided by our transfer agent, American Stock Transfer & Trust Company. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in street name.

Registration Rights

The selling securityholders have the right to require us to register their common shares with the U.S. Securities and Exchange Commission. These rights are evidenced by a Securities Purchase Agreement and Registration Rights Agreement dated May 26, 2006, and an obligation to register certain shares under the Placement Agent Agreement with certain selling shareholders (collectively, the “Agreements”). These are the sole reasons for our filing this registration statement on behalf of the selling securityholders. The Agreements provide, in part, that we are obligated to register (i) all shares of common stock issued or issuable upon conversion of the 10% Senior Secured Convertible Debentures; (ii) all shares of common stock issued or issuable upon exercise of the Series C Warrants; (iii) all shares of common stock issued or issuable upon exercise of the Series D Warrants; and (v) all shares of common stock issued or issuable upon exercise of common stock purchase warrants issued broker-dealers as commissions paid in connection with a private placement of the Company’s securities.

Dividends

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the sole discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors, as our Board may deem relevant at that time. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the common stock as to the payment of dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2005 about the Company’s common stock that may be issued to employees or directors under the Company’s equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	-0-	-0-	-0-
Equity compensation plans not approved by stockholders	(1)	(1)	(1)
TOTAL	-0-	-0-	-0-

(1)	As of the end of the most recently completed fiscal year, there were no compensation plans under which equity securities of the Company were authorized for issuance. However, on August 18, 2005, the Board of Directors of the Company approved the Telzuit Medical Technologies, Inc. Equity Compensation Plan of 2005 (the “Plan”). A total of 2,024,000 shares of common stock are authorized for issuance under the Plan. The Plan was not approved by the shareholders.

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EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000 for each of the years indicated with respect to services rendered by such persons.

SUMMARY COMPENSATION TABLE (1)

	Year	Annual Compensation				Other Annual Compensation ($)		Long-Term Compensation
Name and Principal Position		Salary		Bonus ($)				Restricted Stock Awards/ Securities Underlying Options SARs(2) (#)		Payouts LTIP Payouts ($)	All Other Compensation ($)
Don Sproat, former Chief Executive Officer and former Chief Financial Officer	2005 2004 2003	$ $	136,057.91 64,903.95 —	$ $	27,961.54 10,102.50 —	$ $ $	5,400.00 3,150.00 4,591.40	$ $	— 32,250.00 23,200.00	— — —	— — —

James P. Tolan, Senior Vice President	2005 2004 2003	$ $	136,057.91 64,903.95 —	$ $	27,961.54 10,102.50 —	$ $	5,400.00 74,976.00 —	$ $	— 43,000.00 5,600.00	— — —	— — —

Michael J. Vosch, Senior Vice President	2005 2004 2003	$ $	136,057.91 64,903.95 —	$ $	27,961.54 10,102.50 —	$ $ $	5,400.00 3,150.00 18,900.00	$	— — 101,600.00	— — —	— — —

1)	Historical financial information presented is that of Telzuit Technologies, LLC, the legal acquirer of Telzuit Medical Technologies, Inc. pursuant to the Share Exchange Agreement. Accordingly, the information for fiscal year ended June 30, 2004 and June 30, 2003 is not comparable to the corresponding period previously reported.

2)	Amounts reflect fair market value of membership interests of Telzuit Technologies, LLC issued to the executive officer.

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Stock Options and Stock Appreciation Rights Grant Table (1)

The following table provides certain information with respect to individual grants during the 2005 fiscal year to each of our named executive officers of common share purchase options or stock appreciation rights relating to our common shares:

Name	Common Shares Underlying Grant Of Options Or SARs	As Percentage Of Grants To All Employees	Exercise Or Base Price	FMV At Grant Date	Expiration Date
Don Sproat (2)	0	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Michael J. Vosch	0	Not Applicable	Not Applicable	Not Applicable	Not Applicable
James P. Tolan	0	Not Applicable	Not Applicable	Not Applicable	Not Applicable

(1)	Historical financial information presented is that of Telzuit Technologies, LLC, the legal acquirer of Telzuit Medical Technologies, Inc. pursuant to the Share Exchange Agreement.

(2)	Don Sproat is the former President, former Chief Executive Officer and former Chief Financial Officer of Telzuit Medical Technologies, Inc. He resigned from all positions as an officer and member of the board of directors on March 14, 2006.

Stock Options and Stock Appreciation Rights Exercise And Valuation Table (1)

The following table provides certain information with respect to each of our named executive officers concerning any common share purchase options or stock appreciation rights they may have exercised in fiscal year 2005, and the number and value of any unexercised common share purchase options or stock appreciation rights they may hold as of June 30, 2005:

	Shares Acquired On Exercise	Value Realized	Unexercised In-The-Money Options and SARs at December 31, 2004
Named Executive Officer			Number (Exercisable/ Unexercisable)	Value (Exercisable/ Unexercisable)
Don Sproat (2)	0	Not Applicable	Not Applicable	Not Applicable
Michael J. Vosch	0	Not Applicable	Not Applicable	Not Applicable
James P. Tolan	0	Not Applicable	Not Applicable	Not Applicable

(1)	Historical financial information presented is that of Telzuit Technologies, LLC, the legal acquirer of Telzuit Medical Technologies, Inc. pursuant to the Share Exchange Agreement.

(2)	Don Sproat is the former President, former Chief Executive Officer and former Chief Financial Officer of Telzuit Medical Technologies, Inc. He resigned from all positions as an officer and member of the board of directors on March 14, 2006.

Compensation of Directors

For each meeting of the Board of Directors attended, each director is entitled to receive 5,000 common shares issued pursuant to the Company’s S-8 Registration Statement and is reimbursed for his or her reasonable expenses for attending Board and Board committee meetings. Director compensation is paid, in shares, after each meeting.

Employment Contracts

Warren D. Stowell, President and Chief Executive Officer

On May 8, 2006, Telzuit Medical Technologies, Inc. entered into a three-year employment agreement with Warren Stowell (the “Stowell Employment Agreement”). Under the terms of the Stowell Employment Agreement, Mr. Stowell is entitled to receive a salary of $159,000 per annum, subject to annual increases as determined by the Board of Directors of the Company. In addition, under the terms of the Stowell Employment Agreement, Mr. Stowell is eligible for a signing bonus of a ten-year option to buy two million shares of Common Stock of the Company at an exercise price of $0.50, subject to a vesting schedule of 25% as of the effective date of the Stowell Employment Agreement and 25% at each anniversary thereof. In addition, under the terms of the agreement, Mr. Stowell is entitled to receive (a) health benefits and coverage, and (b) a monthly car allowance.

Jerry Balter, Chief Financial Officer

On July 13, 2006, Telzuit Medical Technologies, Inc. entered into a three-year employment agreement with Jerry Balter (the “Balter Employment Agreement”). Under the terms of the Balter Employment Agreement, Mr. Balter is entitled to receive a salary of $150,000 per annum. In addition, he is entitled to receive a stock option to purchase one million shares of the Company’s common stock at an exercise price of $0.50 per share, subject to a vesting schedule of 25% as of the effective date of the Balter Employment Agreement and 25% at each anniversary thereof. In addition, under the terms of the Balter Employment Agreement, Mr. Balter is entitled to receive (a) health benefits and coverage, and (b) a monthly car allowance.

Michael J. Vosch, Senior Vice President of Research and Product Development

On January 3, 2005, Telzuit Technologies, LLC entered into a two-year employment agreement with Michael Vosch (the “Vosch Employment Agreement”). On May 6, 2005, the Vosch Employment Agreement was assigned to Telzuit Technologies, Inc., a wholly-owned subsidiary of the Company. Under the terms of the Vosch Employment Agreement, Mr. Vosch is entitled to receive a salary of $150,000 per annum, subject to annual increases based on the increase in the consumer price index, plus three percent (3%). In addition, under the terms of the agreement, Mr. Vosch is (a) eligible for a performance based bonus (to be awarded by the Chief Executive Officer) an amount up to twenty percent (20%) of Mr. Vosch’s base salary, (b) entitled to receive health benefits and coverage, (c) entitled to receive paid life insurance for coverage up to $50,000, and (d) entitled to receive a monthly car allowance.

James P. Tolan, Senior Vice President of Business Development

On January 3, 2005, Telzuit Technologies, LLC entered into a two-year employment agreement with James Tolan (the “Tolan Employment Agreement”). On May 6, 2005, the Tolan Employment Agreement was assigned to Telzuit Technologies, Inc., a wholly-owned subsidiary of the Company. Under the terms of the Tolan Employment Agreement, Mr. Tolan is entitled to receive a salary of $150,000 per annum, subject to annual increases based on the increase in the consumer price index, plus three percent (3%). In addition, under the terms of the agreement, Mr. Tolan is (a) eligible for a performance based bonus (to be awarded by the Chief Executive Officer) an amount up to twenty percent (20%) of Mr. Tolan’s base salary, (b) entitled to receive health benefits and coverage, (c) entitled to receive paid life insurance for coverage up to $50,000, and (d) entitled to receive a monthly car allowance.

Don Sproat, Former President, Former Chief Executive Officer and Former Chief Financial Officer

On January 3, 2005, Telzuit Technologies, LLC entered into a two-year employment agreement with Don Sproat (the “Sproat Employment Agreement”). On May 6, 2005, the Sproat Employment Agreement was assigned to Telzuit Technologies, Inc., a wholly-owned subsidiary of the Company. Under the terms of the Sproat Employment Agreement, Mr. Sproat was entitled to receive a salary of $150,000 per annum, subject to annual increases based on the increase in the consumer price index, plus three percent (3%). In addition, under the terms of the agreement, Mr. Sproat was (a) eligible for a performance based bonus amount up to twenty percent (20%) of Mr. Sproat’s base salary, (b) entitled to receive health benefits and coverage, and (c) entitled to receive a monthly car allowance. On March 14, 2006, Don Sproat resigned as Chief Executive Officer and Chief Financial Officer of the Company for personal reasons and not due to any disagreements with the Company on matters relating to its operations, policies and practices.

Lucien Lallouz, Former Chief Executive Officer

On May 22, 2003, the Company entered into a five-year employment agreement, effective April 1, 2003, with Lucien Lallouz, under which Mr. Lallouz served as Chief Executive Officer of the Company. Under the terms of the agreement, Mr. Lallouz was to receive an annual base salary of $280,000, subject to an annual ten percent (10%) increase at the discretion of the board of directors. Under the agreement, Mr. Lallouz was entitled to health benefits and coverage, and was entitled to participate in any Company incentive plan. The agreement also entitled Mr. Lallouz to reimbursement for all reasonably incurred business expenses, including travel. Under the agreement, Mr. Lallouz was entitled to six (6) weeks of vacation, including federal holidays. On or about May 6, 2005 Mr. Lallouz resigned as the Chief Executive Officer of the Company. In consideration for cancellation of his employment agreement and satisfaction of certain other debts owing to Mr. Lallouz, all of the issued and outstanding stock of Taylor Madison Holdings, Inc. was transferred to Mr. Lallouz.

Michael Wellikoff, Former Chairman and Interim Chief Financial Officer

On September 1, 2003, effective July 1, 2003, the Company entered into a three-year employment agreement with Dr. Michael Wellikoff, under which Dr. Michael Wellikoff served as Chief Financial Officer of the Company. Under the terms of the agreement, Dr. Wellikoff received an annual salary of $180,000, subject to an annual ten percent (10%) increase at the discretion of the board of directors. Under the agreement, Dr. Wellikoff was entitled to health benefits and coverage, and was entitled to participate in any Company incentive plan. The agreement also entitled Dr. Wellikoff to reimbursement for all reasonably incurred business expenses, including travel. On or about March 31, 2004, Dr. Wellikoff resigned as the Interim Chief Financial Officer. On or about May 6, 2005, Dr. Wellikoff resigned as a director of the Company. The Company was not required to pay any severance pay to Dr. Wellikoff in connection with his resignations.

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FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
Annual Financial Statements
Independent Auditor’s Report	F-1
Consolidated Balance Sheet as of June 30, 2005	F-2
Consolidated Balance Sheet as of December 31, 2004 and 2003	F-3
Consolidated Statement of Operations for the Six Months ended June 30, 2005 and 2004 and from Inception April 1, 2000 to June 30, 2005	F-4
Consolidated Statement of Operations for the Years ending December 31, 2004 and 2003	F-5
Consolidated Statement of Stockholders’ Equity from Inception April 1, 2000 to December 31, 2004	F-6
Consolidated Statement of Stockholders’ Equity from January 1, 2005 to June 30, 2005	F-7
Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2005 and 2004 and from Inception April 1, 2000 to June 30, 2005	F-8
Consolidated Statement of Cash Flows for the Years ending December 31, 2004 and 2003	F-9
Notes to the Consolidated Financial Statements	F-10–F-26
Interim Financial Statements
Consolidated Balance Sheets As of March 31, 2006 (unaudited) and June 30, 2005 (audited)	F-27
Consolidated Statements of Operations for the Three and Nine Months ended March 31, 2006 (unaudited) and March 31, 2005 (unaudited) and from Inception April 1, 2000 to March 31, 2006 (unaudited)	F-28
Consolidated Statements of Cash Flows for the Nine Months ended March 31, 2006 (unaudited) and March 31, 2005 (unaudited) and from Inception April 1, 2000 to March 31, 2006 (unaudited)	F-29
Notes to Consolidated Financial Statements	F-30–F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TELZUIT MEDICAL TECHNOLOGIES, INC.

Orlando, Florida

We have audited the accompanying consolidated balance sheets of Telzuit Medical Technologies, Inc. (as more fully disclosed in Note 1 under basis of presentation caption) as of June 30, 2005, December 31, 2004 and 2003 and the related statements of operations, changes in stockholders’ equity, and cash flows for the six month period ended June 30, 2005 and the years ended December 31, 2004 and 2003 and the period from Inception April 1, 2000 to June 30, 2005. These financial statements are the responsibility of the management of Telzuit Medical Technologies, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telzuit Medical Technologies, Inc. as of June 30, 2005, December 31, 2004 and 2003 and the results of its operations and its cash flows for the six month period and years then ended and the period from Inception April 1, 2000 to June 30, 2005 in conformity with United States generally accepted accounting principles.

/s/ Pender Newkirk & Company

Pender Newkirk & Company

Certified Public Accountants

Tampa, Florida

September 23, 2005

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$2,351,794
Other current assets	1,587,319

Total current assets	3,939,113
Property and equipment, net of accumulated depreciation of $34,667	551,231
Intangible assets, net of accumulated amortization of $0	60,962
Other assets (including debt issuance costs of $367,340)	485,661

TOTAL ASSETS	$5,036,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,813
Accrued expenses	176,700

Total current liabilities	210,513
Long-term liabilities:
10% convertible debentures	144,829
Stockholders’ equity:
Series “A” convertible preferred stock, $0.001 par value; 7,700,000 shares authorized; 2,786,619 shares issued and outstanding	2,787
Series “B” convertible preferred stock, $0.001 par value; 2,300,000 shares authorized; 2,258,306 shares issued and outstanding	2,259
Common stock, $0.001 par value; 100,000,000 shares authorized; 947,695 shares issued and outstanding	948
Stock subscribed	413,000
Stock payable	1,962,826
Additional paid in capital	6,597,224
Deficit accumulated during development stage	(4,297,419)

Total shareholders’ equity	4,681,625

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,036,967

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

AS OF DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$29,396	$235,979
Other current assets	37,704	15,754

Total current assets	67,100	251,733
Property and equipment, net of accumulated depreciation of $22,439 and $5,767 respectively	93,958	56,554
Intangible assets, net of accumulated amortization of $0	55,962	55,962
Other assets	9,631	320

TOTAL ASSETS	226,652	364,569

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$6,241	$50,914
Accrued expenses	10,435	20,361
Note payable to related party	5,000	—

Total current liabilities	21,676	71,275
Members’ equity:
Class A-Membership units outstanding as of December 31, 2004 and 2003 of 22,758,250 and 20,875,648, respectively	319,025	342,262
Class B-Membership units outstanding as of December 31, 2004 and 2003 of 1,863,999 and 1,405,499, respectively	(114,048)	(48,968)

Total members’ equity	204,976	293,294
TOTAL LIABILITIES AND MEMBERS’ EQUITY	226,652	364,569

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND FROM INCEPTION

APRIL 1, 2000 TO JUNE 30, 2005

	FOR THE SIX MONTHS ENDED JUNE 30,		FROM INCEPTION APRIL 1, 2000 TO JUNE 30, 2005
	2005	2004
	(UNAUDITED)
Revenue	$—	$—	$—

Research and development costs	86,446	175,533	878,742
General and administrative expenses	1,247,045	441,775	3,272,414

Loss before other income (expense)	(1,333,491)	(617,308)	(4,151,156)
Interest income	388	959	14,242
Interest expense	(160,505)	—	(160,505)

Loss before provision for income taxes	(1,493,608)	(616,349)	(4,297,419)
Provision for income taxes	—	—	—

NET LOSS	($1,493,608)	($616,349)	($4,297,419)

BASIC AND DILUTED LOSS PER SHARE	($2.18)	($2.23)

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	684,406	275,843

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003
Revenue	$—	$—

Research and development costs	341,303	438,101
General and administrative expenses	843,307	777,945

Loss before other income (expense)	(1,184,610)	(1,216,046)
Interest income	1,309	554
Interest expense	—	—

Loss before provision for income taxes	(1,183,302)	(1,215,492)
Provision for income taxes	—	—

NET LOSS	($1,183,302)	($1,215,492)

BASIC AND DILUTED LOSS PER SHARE	($3.12)	($5.04)

WEIGHTED AVERAGE SHARES OUTSTANDING	379,767	241,184

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY

FROM INCEPTION APRIL 1, 2000 TO DECEMBER 31, 2004

	COMMON STOCK A		PREFERRED STOCK		ADDITIONAL PAID IN CAPITAL	RETAINED EARNINGS	TOTAL
	SHARES	$	SHARES	$
INCEPTION, APRIL 1, 2000
Shares issued for cash	281,108	$281	—	$—	280,827	$—	$281,108
Shares issued for services	500,000	500	—	—	2,500	—	3,000
Shares issued for investor services	495,000	495	—	—	2,475	—	2,970
Shares issued to employees	5,737,000	5,737	—	—	28,685	—	34,422
Net loss for the year ended December 31, 2000	—	—	—	—	—	($144,698)	(144,698)

BALANCE AT DECEMBER 31, 2000	7,013,108	$7,013	—	$—	$314,487	(144,698)	$176,802

Shares issued for cash	1,500	$2	—	$—	$1,499	$—	$1,500
Shares issued to employees	2,232,000	2,232	—	—	6,696	—	8,928
Shares issued to board of directors or advisory board	180,000	180	20,000	2,000	(1,380)	—	800
Net loss for the year ended December 31, 2001	—	—	—	—	—	(10,406)	(10,406)

BALANCE AT DECEMBER 31, 2001	9,426,608	$9,427	20,000	$2,000	$321,301	($155,104)	$177,624

Shares issued for cash	24,000	$24	21,250	$2,125	$43,101	$—	$45,250
Shares issued to employees	113,000	113	255,000	25,500	(24,509)	—	1,104
Net loss for the year ended December 31, 2002	—	—	—	—	—	(248,874)	(248,874)

BALANCE AT DECEMBER 31, 2002	9,563,608	$9,564	296,250	$29,625	$339,893	($403,978)	($24,896)

	COMMON STOCK A		PREFERRED STOCK		ADDITIONAL PAID IN CAPITAL	RETAINED EARNINGS	TOTAL
	SHARES	$	SHARES	$
Effect of July 8, 2003 reorganization to a limited liability company	—	($44,416)	—	($19,668)	($339,893)	$403,978	$—

Balance at January 1, 2003	9,563,608	(34,853)	296,250	9,957	—	—	(24,896)
Shares issued for cash	1,812,040	$1,363,933	—	—	—	—	1,363,933
Shares issued for services	250,000	4,000	149,750	2,396	—	—	6,396
Shares issued to employees	9,250,000	148,000	899,499	14,392	—	—	162,392
Shares issued to advisory board member	—	—	60,000	960	—	—	960
Net loss for the year ended December 31, 2003	—	(1,138,819)	—	(76,673)	—	—	(1,215,492)

BALANCE AT DECEMBER 31, 2003	20,875,648	$342,262	1,405,499	($48,968)	$—	$—	$293,294

Shares issued for cash	1,053,742	$1,034,843	5,000	$5,000	$—	$—	1,039,843
Shares issued for services	78,860	3,391	7,500	323	—	—	3,713
Shares issued to employees	750,000	32,250	446,000	19,178	—	—	51,428
Net loss for the year ended December 31, 2004	—	(1,093,721)	—	(89,580)	—	—	(1,183,302)

BALANCE AT DECEMBER 31, 2004	22,758,250	$319,025	1,863,999	$(114,048)	$—	$—	$204,976

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. &SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FROM JANUARY 1, 2005 TO JUNE 30, 2005

	CLASS A		CLASS B		COMMON STOCK
	SHARES	$	SHARES	$	SHARES	$
Telzuit Technologies, LLC balance on January 1, 2005	22,758,250	$319,025	1,863,999	($114,048)	—	$—
Shares issued for cash	472,500	472,500	—	—	—	—
Shares issued to employees	10,000	480	—	—	—	—
Class B exchanged for Class A	1,863,999	(114,048)	(1,863,999)	114,048	—	—
Telzuit Technologies, LLC net loss for the period ending May 6, 2005	—	(360,698)	—	—	—	—
Acquisition and recapitalization on May 6, 2005	(25,104,749)	(317,258)	—	—	29,378,559	29,379
Value of warrants and beneficial conversion feature associated with 10% Convertible Debentures issued May 5, 2005	—	—	—	—	—	—
Service contract entered into as part of the share exchange agreement dated May 6, 2005	—	—	—	—	—	—
Service agreement with legal counsel dated April 10, 2005 not issued at year end	—	—	—	—	—	—
Service contract entered into on May 30, 2005 for stock not issued at year end	—	—	—	—	—	—
Issuance costs related to May 30, 2005 service contract	—	—	—	—	—	—
Service contract entered into on June 20, 2005 for stock not issued at year end	—	—	—	—	—	—
Issuance of Series A Convertible Preferred stock on June 22, 2005	—	—	—	—	—	—
Issuance of Series A Convertible Preferred stock on June 27, 2005	—	—	—	—	—	—
June 27, 2005 issuance of Series A Convertible Preferred stock not completed at year end	—	—	—	—	—	—
Issuance costs related to Series A Convertible Preferred Stock offerings	—	—	—	—	—	—
Effect of 1-for-31 reverse stock split on August 22, 2005	—	—	—	—	(28,430,864)	(28,431)
Consolidated net loss for the period May 6, 2005 through June 30, 2005	—	—	—	—	—	—

TOTAL STOCKHOLDERS EQUITY AT JUNE 30, 2005	—	$—	—	$—	947,695	$948

TELZUIT MEDICAL TECHNOLOGIES, INC. &SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FROM JANUARY 1, 2005 TO JUNE 30, 2005

(CONTINUED)

	COMMON STOCK PAYABLE		SERIES A PREFERRED STOCK		SERIES B PREFERRED STOCK
	SHARES	$	SHARES	$	SHARES	$
Telzuit Technologies, LLC balance on January 1, 2005	—	$—	—	$—	—	$—
Shares issued for cash	—	—	—	—	—	—
Shares issued to employees	—	—	—	—	—	—
Class B exchanged for Class A	—	—	—	—	—	—
Telzuit Technologies, LLC net loss for the period ending May 6, 2005	—	—	—	—	—	—
Acquisition and recapitalization on May 6, 2005	—	—	—	—	2,207,723	2,208
Value of warrants and beneficial conversion feature associated with 10% Convertible Debentures issued May 5, 2005	—	—	—	—	—	—
Service contract entered into as part of the share exchange agreement dated May 6, 2005	—	—	—	—	50,583	51
Service agreement with legal counsel dated April 10, 2005 not issued at year end	930,000	40,576	—	—	—	—
Service contract entered into on May 30, 2005 for stock not issued at year end	5,425,000	922,250	—	—	—	—
Issuance costs related to May 30, 2005 service contract	—	—	—	—	—	—
Service contract entered into on June 20, 2005 for stock not issued at year end	6,200,000	1,000,000	—	—	—	—
Issuance of Series A Convertible Preferred stock on June 22, 2005	—	—	1,749,990	1,750	—	—
Issuance of Series A Convertible Preferred stock on June 27, 2005	—	—	1,036,629	1,037	—	—
June 27, 2005 issuance of Series A Convertible Preferred stock not completed at year end	—	—	—	—	—	—
Issuance costs related to Series A Convertible Preferred Stock offerings	—	—	—	—	—	—
Effect of 1-for-31 reverse stock split on August 22, 2005	—	—	—	—	—	—
Consolidated net loss for the period May 6, 2005 through June 30, 2005	(12,150,000)	—	—	—	—	—

TOTAL STOCKHOLDERS EQUITY AT JUNE 30, 2005	405,000	$1,962,826	2,786,619	$2,787	2,258,306	$2,259

TELZUIT MEDICAL TECHNOLOGIES, INC. &SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FROM JANUARY 1, 2005 TO JUNE 30, 2005

(CONTINUED)

	SERIES A STOCK SUBSCRIBED		ADDITIONAL PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL
	SHARES	$
Telzuit Technologies, LLC balance on January 1, 2005	—	$—	$—	$—	$204,976
Shares issued for cash	—	—	—	—	472,500
Shares issued to employees	—	—	—	—	480
Class B exchanged for Class A	—	—	—	—	—
Telzuit Technologies, LLC net loss for the period ending May 6, 2005	—	—	—	—	(360,698)
Acquisition and recapitalization on May 6, 2005	—	—	3,143,627	(3,164,509)	(306,553)
Value of warrants and beneficial conversion feature associated with 10% Convertible Debentures issued May 5, 2005	—	—	1,057,250	—	1,057,250
Service contract entered into as part of the share exchange agreement dated May 6, 2005	—	—	564,456	—	564,507
Service agreement with legal counsel dated April 10, 2005 not issued at year end	—	—	—	—	40,576
Service contract entered into on May 30, 2005 for stock not issued at year end	—	—	—	—	922,250
Issuance costs related to May 30, 2005 service contract	—	—	(693,195)		(693,195)
Service contract entered into on June 20, 2005 for stock not issued at year end	—	—	—	—	1,000,000
Issuance of Series A Convertible Preferred stock on June 22, 2005	—	—	1,748,240	—	1,749,990
Issuance of Series A Convertible Preferred stock on June 27, 2005	—	—	1,035,592		1,036,629
June 27, 2005 issuance of Series A Convertible Preferred stock not completed at year end	413,000	413,000	—	—	413,000
Issuance costs related to Series A Convertible Preferred Stock offerings	—	—	(287,177)	—	(287,177)
Effect of 1-for-31 reverse stock split on August 22, 2005	—	—	28,431	—	—
Consolidated net loss for the period May 6, 2005 through June 30, 2005	—	—	—	(1,132,910)	(1,132,910)

TOTAL STOCKHOLDERS EQUITY AT JUNE 30, 2005	413,000	$413,000	$6,597,224	($4,297,419)	4,681,625

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. &SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH ENDING JUNE 30, 2005 AND 2004

AND FROM INCEPTION APRIL 1, 2000 TO JUNE 30, 2005

	FOR THE SIX MONTHS ENDED JUNE 30,		APRIL 1, 2000 (INCEPTION) TO June 30, 2005
(unaudited)	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($1,493,608)	($616,349)	($4,297,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,228	8,117	34,667
Stock issued as compensation	475,367	47,128	751,480
Amortization of discount on convertible debenture	144,829	—	144,829
Loss on disposal of assets	—	—	15,878
Other current assets	(6,419)	(19,974)	(44,123)
Other assets	(246,974)	(97,049)	(256,600)
Accounts payable	(31,779)	(24,887)	33,813
Accrued expenses	(4,893)	20,122	(64,679)

Subtotal of adjustments	342,359	(66,542)	615,266
Net cash used for operating activities	(1,151,249)	(682,891)	(3,682,153)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(470,545)	(48,342)	(590, 916)
Investment in intangible assets	(5,000)	—	(60,962)

Net cash used for investing activities	(475,545)	(48,342)	(651,878)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debenture	1,057,250	—	1,057,250
Proceeds from related party	—	—	10,500
Repayment of note payable to related party	(80,000)	—	(85,500)
Proceeds from sale of shares	2,971,942	748,210	5,703,576

Net cash provided by financing activities	3,949,192	748,210	6,685,826

Net (decrease) increase in cash and cash equivalents	2,322,398	16,977	2,351,795
Cash and cash equivalents at beginning of year	29,396	235,979	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	2,351,794	$252,956	$2,351,795

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liabilities assumed in acquisition of shell	$306,553	$—	$306,553
Receivables recorded for stock issued subsequent to year end.	344,275	—	344,275
Prepaid expenses incurred with the issuance of stock	1,427,976	—	1,427,976
Discount for beneficial conversion feature associated with 10% convertible debentures	1,057,250	—	1,057,250

TOTAL NON-CASH INVESTING AND FINANCING TRANSACTIONS	$3,136,054	$—	$3,136,054

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. &SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,183,303)	$(1,215,492)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	16,672	5,767
Stock issued as compensation	55,141	169,748
Loss on disposal of assets	—	15,878
(Increase) in other assets	(31,261)	(16,074)
(Decrease) increase in accounts payable	(44,673)	50,914
(Decrease) increase in accrued expenses	(9,926)	(5,318)

Subtotal of adjustments	(14,047)	220,915
Net cash used for operating activities	(1,197,350)	(994,577)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	(54,077)	(78,199)
Investment in patents	—	(55,962)

Net cash used for investing activities	(54,077)	(134,161)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowing	5,000	—
Proceeds from sale of shares	1,039,844	1,363,933

Net cash provided by financing activities	1,044,844	1,363,933

Net (decrease) increase in cash and cash equivalents	(206,583)	235,195
Cash and cash equivalents at beginning of year	235,979	784

CASH AND CASH EQUIVALENTS AT END OF YEAR	$29,396	$235,979

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATIONAL MATTERS

BACKGROUND INFORMATION

Telzuit Medical Technologies, Inc. (the “Company” or “Telzuit Medical”) was incorporated in Florida on September 26, 2001 under the name Nimbus Group, Inc. On April 1, 2004, the Company changed its name from “Nimbus Group, Inc.” to “Taylor Madison Corp.” On August 18, 2005, the Company changed its name from “Taylor Madison Corp.” to its current name, “Telzuit Medical Technologies, Inc.”

During fiscal year 2004, the Company turned its focus to the development and wholesale distribution of fragrances and skincare products, both proprietary and under license. In connection with such plan for the development and wholesale distribution of fragrances, skincare products and other products, the Company acquired licensing rights to certain brands that enabled the Company to enter into sub-licensing and distribution agreements, which generated income for the Company in 2004. The Company did not directly manufacture any products or take positions in inventory.

The Company discontinued such operations in 2005 and became a shell company, exploring the viability of acquiring an operating company. In April of 2005, the Company formed a wholly-owned subsidiary, Taylor Madison Holdings Inc. (“Taylor Holdings”) and transferred all shares of stock of Nimbus Jets and Take To Auction to Taylor Holdings, pursuant to the Securities Purchase Agreement. Taylor Holdings ownership was subsequently transferred to the former President of Taylor Madison Corp. pursuant to the Securities Purchase Agreement. The transfer constituted full satisfaction of all outstanding obligations owed by the Company to this former officer.

On May 6, 2005, pursuant to its plan to acquire an operating company, Taylor Madison Corp. (“Taylor Madison”) entered into a Share Exchange Agreement and acquired all of the issued and outstanding capital stock of Telzuit Technologies, Inc. from Telzuit Technologies, LLC, in exchange for 2,207,723 of the Company’s Series B Preferred Stock. Upon completion of the 1-for-31 reverse stock split on August 22, 2005, such shares of Series B Preferred Stock automatically converted into 26,492,676 shares of common stock of the Company. By acquiring all of the issued and outstanding capital stock of Telzuit Technologies, Inc., the Company acquired certain know-how, trade secrets and other proprietary intellectual property rights relating to the development of ambulatory medical devices, including the Bio-Patch Wireless Holter Monitor (collectively referred to herein as the “Bio-Patch Technologies”).

Telzuit Technologies, LLC (“Telzuit LLC”) is a Florida limited liability company established in 2003. As such, the potential liability of its members is limited to their individual investments in the Company. Telzuit Technologies, Inc. (the “Predecessor” or “Telzuit Inc.”) was a Florida corporation established April 1, 2000. During 2003, all assets and liabilities of the Predecessor were merged with the Telzuit Technologies, LLC. The accompanying financial statements present the combined operating results of Telzuit LLC and the Predecessor and give effect to the merger as of January 1, 2003 which resulted in the issuance of Class A and Class B Membership shares to the common and preferred stockholders, respectively, on a one for one basis.

At a special meeting of the shareholders held on August 18, 2005, the shareholders approved to change the Company’s name from Taylor Madison Corp. to Telzuit Medical Technologies, Inc, which is more synonymous with the nature of the Company’s current operations.

BASIS OF PRESENTATION

On May 6, 2005, Telzuit Technologies, LLC (“Telzuit LLC”) and Taylor Madison Corp. (“Taylor Madison / Registrant”) reached an agreement. Telzuit LLC formed a wholly-owned subsidiary Telzuit Technologies, Inc. (“Telzuit Inc.”). Pursuant to an Asset Purchase Agreement, Telzuit LLC transferred all of its assets to Telzuit Inc. Telzuit LLC, Telzuit Inc. and Taylor Madison then entered into a Share Exchange Agreement pursuant to which Telzuit LLC transferred 100% of the capital stock of Telzuit Inc. in exchange for 2,207,723 shares of Series B Preferred Stock. Due to the conversion rate (12 to 1), irrevocable proxies, and proposed reverse stock split, upon

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

completion of the Share Exchange Agreement, Telzuit LLC had voting control of Taylor Madison. The transaction was accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations” in which Taylor Madison was acquired by Telzuit LLC (a reverse acquisition in which Telzuit LLC is considered the acquirer for accounting purposes).

The balance sheet as of June 30, 2005 presents the consolidated balance sheets of Telzuit LLC, Telzuit Inc, and Taylor Madison as of that date. The statements of operations, cash flows and changes in stockholders’ equity for the six months then ended present the consolidated statements for Telzuit LLC and Telzuit Inc. for the six month period then ended and Taylor Madison for the period May 6, 2005 thru June 30, 2005. Proforma information for Taylor Madison as though it was acquired January 1, 2005 is not presented for there was no operating activity for the period.

The financial statements as of December 31, 2004 and 2003 present the financial statements of Telzuit LLC and Telzuit, Inc. Proforma information as though Taylor Madison had been acquired as of January 1, 2003 has not been disclosed, for Taylor Madison discontinued all of its operations during 2005.

All intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF BUSINESS

Since inception, Telzuit, LLC has primarily been conducting research and development of a remote electro-heart monitoring system. The system consists of a “Biometric Monitoring Patch” and “Personal Digital Assistant” and is being designed to allow physicians to monitor heart patients through a wireless cellular communication network. Telzuit, LLC has not generated any revenue from operations. We currently are a development stage company under the provisions of SFAS No. 7.

REVERSE STOCK SPLIT

On August 18, 2005, the Company’s shareholders approved a 1-for-31 reverse stock split of the issued and outstanding common stock effective as of the open of market on August 22, 2005. All share amounts, exercise prices relating to share purchase options and warrants, and earnings per share amounts referred to in these financial statements and notes are presented on a post-split basis unless stated otherwise.

REVISED FINANCIAL STATEMENTS

The financial statements for the years ended December 31, 2004 and 2003 have been revised to reflect the omission of stock issued for compensation and services. The inclusion of these changes has the effect of increasing current liabilities by $13,592 and $213 at December 31, 2004 and 2003, and increasing the net loss for December 2004 and 2003 by $13,878 and $56,618, respectively. The net effect of these adjustments on equity was an increase of $14,553 for December 31, 2004 and a decrease of $13,349 for December 31, 2003.

2.	SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES-These financial statements have been prepared in accordance with generally accepted accounting principles of the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS-The carrying values of cash and cash equivalents and short-term receivables and payables approximates their fair value due to their short maturities. At June 30, 2005 the fair value of the debt was carried at $144,829 and its face value was $1,057,250. This difference is attributed to the discount associated with the Black Scholes value of warrants and the intrinsic value of the convertible feature.

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

CASH AND EQUIVALENTS-Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

PROPERTY AND EQUIPMENT-We record our property and equipment at historical cost. We expense maintenance and repairs as incurred. It is the policy of the Company to capitalize items greater than or equal to $1,000 and provide depreciation based on the estimated useful life of individual assets, calculated using the straight line method. For income tax purposes the company uses the accelerated depreciation method.

Estimated useful lives range as follows:

Years
Furniture and equipment	5 - 7
Computer hardware	5

INTANGIBLE ASSETS-We follow SFAS No. 144, “Accounting for Impairment of Disposal of Long-Lived Assets”, which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

During the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004 and 2003 and from inception, April 1, 2000 through June 30, 2005, no impairment loss was recognized. The costs of applying for patents are capitalized and amortized on a straight line basis over the lesser of the patents’ economic or legal life (17 years in the United States). Capitalized costs are expensed if the patent is not granted.

ADVERTISING COSTS- Advertising costs are expensed as incurred and amounted to $697 and $150 for the six months ended June 30, 2005 and 2004, and $2,401 and $7,680 for the years ended December 31, 2004 and 2003, respectively. From inception, April 1, through June 30, 2005 the company has incurred $10,778 in advertising costs.

RESEARCH AND DEVELOPMENT COSTS-Research and development costs consist of expenditures for the research and development of patents and technology, which are not capitalizable. Our research and development costs consist mainly of payroll and payroll related expenses, consultants, testing and FDA regulatory expenses.

STOCK BASED COMPENSATION-SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation to employees. We have elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

Telzuit Medical uses the fair value method for equity instruments granted to non-employees. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

During all periods presented the Company & subsidiary did not issue any options or warrants to employees.

INCOME TAXES-Deferred income taxes result primarily from temporary differences between financial and tax reporting and operating loss carry forwards. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

NET LOSS PER SHARE-We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

The per share basic and diluted net loss attributable to common stockholders for the six months ended June 30, 2005 and 2004 amounted to ($2.18) and ($2.23) with weighted average shares outstanding basic and diluted of 684,406 and 275,843, respectively. For the years ended December 31, 2004 and December 31, 2003 the net loss per share basic and diluted was ($3.12) and ($5.04) with weighted average shares outstanding basic and diluted of 379,767 and 241,184, respectively. The company did not have the information readily available and has not been characterized as a development stage company for the entire period, “From Inception, April 1, 2000 to June 30, 2005”, therefore it has omitted the basic and diluted per share calculation. The convertible Preferred Stock, Options and Warrants outstanding at all periods were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive. The amount of Series A Preferred, Series B Preferred, convertible debenture, and warrants excluded from the computation for the six months ended June 30, 2005 were 4,644,365, 27,099,672, 2,682,315, and 11,096,991, respectively. The company had no other anti-dilutive securities outstanding as of June 30, 2005. For the years ended December 31, 2004 and 2003 and the six months ended June 30, 2004 the company had no issued or outstanding anti-dilutive securities.

STOCK SUBSCRIBED - Stock subscribed consists of Series A Preferred stock committed to investors in which receipt of funds were still outstanding at year end.

STOCK PAYABLE - Stock payable consists of stock committed but not issued to service providers at year end.

CLASS A MEMBERSHIP UNITS- Class A membership units were previously holders of the common stock of Telzuit Technologies, Inc. Each Class A unit has one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding Class A units will be able to elect all of the directors. Significant transactions such as amendments to the articles of organization, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding Class A units. Other matters to be voted upon by the holders of Class A units also require the affirmative vote of a majority of the members present at the particular Shareholders’ meeting.

CLASS B MEMBERSHIP UNITS- Class B members were previously holders of the preferred stock of Telzuit Technologies, Inc. Class B members generally do not have voting rights, but are entitled to all other rights of Class A Members. On April 19, 2005 all Class B membership units were converted to Class A units. The converted Class A units were given all the rights and obligations of a Class A membership unit listed above.

SERIES A PREFERRED SHARES- On June 22, 2005, the board of directors designated 7,700,000 of preferred shares as Series ‘A’ convertible preferred stock. The holders of Series A Preferred stock have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote. Each share of Series A Preferred stock is convertible into common stock at a price of sixty cents ($.60) per share of common stock. In addition, the holders of Series A Preferred stock are entitled to receive a dividend equal to ten percent (10%) payable semi-annually. The Company can pay the dividend: (i) in cash, (ii) in kind, with (a) shares of Series A Convertible Preferred stock and (b) Class B Warrants; or (iii) in shares of registered Common Stock. In the event of liquidation, dissolution or winding up of the company either voluntarily or involuntarily Series A Preferred holders are entitled to receive an amount equal to the Stated

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Value of the Preferred stock ($1.00) plus any accrued but unpaid dividends. Series A Preferred shares rank senior to our common stock, Series B Preferred stock, and any other securities we may issue.

SERIES B PREFERRED SHARES- On May 6, 2005, our board of directors designated 2,300,000 of the preferred shares as series ‘B’ preferred stock. The holders of Series B Preferred Stock have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote of our shareholders. Each share of Series B Preferred stock converts into 12 shares of common stock. Holders of Series B Preferred stock are entitled to participate ratably, on an as converted basis, with our common stock holders in the payment of dividends. In the event of any liquidation, dissolution, or winding up of the company, either voluntarily or involuntarily, the holders of Series B Preferred stock would participate ratably, on an as-converted basis, with our common stock as to any distribution of assets. Our Series B Preferred stock ranks junior to our Series A Preferred stock and ranks equal, on an as-converted basis, with our common stock. Subsequent to year end all Series B Preferred holders coverted to common stock.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. Telzuit Medical has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the company’s overall results of operations or financial position since Telzuit Medical currently does not have any manufacturing operations or inventory.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS 153 shall be applied prospectively. Telzuit Medical has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. For public entities that file as small business issuers SFAS 123(R) is applicable as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Telzuit Medical evaluated the impact of the adoption of SFAS 123(R), and believes that the impact will be insignificant to the company’s overall results of operations and financial position.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions-FSP FAS 109-1, Application of FASB Statement 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities

3.	OTHER CURRENT ASSETS

As of June 30, 2005 other current assets consist of the following items:

JUNE 30, 2005
Vendor merchandise credit	$32,700
Prepaid marketing	916,667
Prepaid Professional Fees	282,253
Receivable other - Series A	344,275
Other	11,424

Total other current assets	$1,587,319

As of December 31, 2004 and 2003 other current assets consist of the following items:

	DECEMBER 31,
	2004	2003
Vendor merchandise credit	$32,700	$—
Parts inventory used in development	3,126	13,090
Other	1,878	2,664
Total other current assets	$37,704	$15,754

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

4.	PROPERTY AND EQUIPMENT

The Company’s property and equipment as of June 30, 2005 is as follows:

JUNE 30, 2005
Computer equipment (includes $434,181 of equipment not yet placed in service)	$575,105
Leasehold improvements	1,200
Furniture and fixtures	8,555
Software	1,038

Total property and equipment	585,898
Accumulated depreciation	(34,667)

Property and equipment, net	$551,231

Depreciation expense amounted to $12,228 and $8,117 during the six months ended June 30, 2005 and 2004, respectively and $34,667 from Inception, April 1, 2000 to June 30, 2005.

The Company’s property and equipment as of December 31, 2004 and 2003 is as follows:

	DECEMBER 31
	2004	2003
Computer equipment	$106,804	$62,321
Furniture and fixtures	8,555	—
Software	1,038	—

Total property and equipment	116,397	62,321
Accumulated depreciation	(22,439)	(5,767)

Property and equipment, net	$93,958	$56,554

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Depreciation expense amounted to $16,672 and $5,767 during the years ended December 31, 2004 and 2003, respectively.

5.	INTANGIBLE ASSETS

The Company’s intangible assets as of June 30, 2005, December 31, 2004 and 2003 were $60,963, $55,962, and $55,962, respectively.

The company has not been amortizing the costs of the patents but will begin once they have been approved. All costs associated with filing a patent are capitalized unless the patent application is rejected.

6.	RELATED PARTY TRANSACTIONS

Included in the accrued liabilities of the Company as of June 30, 2005 is $75,000 due to a former officer for the assignment of rights.

During the year ended December 31, 2004, the Company borrowed $5,000 on a short term basis from an employee. This amount was repaid subsequent to December 31, 2004. Terms of the borrowing included no interest and accordingly, no interest was paid during 2004.

During the year ended December 31, 2003, the Company entered into a construction services agreement with a related entity controlled by the brother of the Company’s former chief executive officer. The Company has paid approximately $20,000 related to this contract and is disputing any additional payments.

During the year ended December 31, 2003, the Company made lease payments of approximately $23,000 to a related entity controlled by the former chief executive officer.

The Company paid the following amounts to members of management or related entities controlled by members of management:

	DECEMBER 31
	2004	2003
Commissions	$—	$135,211
Contract labor	33,500	103,165
Consulting fees	—	87,866

	$33,500	$326,242

On August 18, 2005, the Board of Directors elected the managing member of Midtown Partners & Co., LLC to serve as a Class I Director of the Company’s Board of Directors. There was no arrangement or understanding between managing member and any other person(s) pursuant to which the managing member was selected as a director.

Midtown Partners & Co., LLC (“Midtown Partners”), is the NASD licensed broker-dealer that assisted the Company with its recent private placement of securities (the “Private Placement”). Midtown Partners acted as placement agent for the Company in connection with the Private Placement. Pursuant to the terms of the placement agent agreement, the Company agreed to pay Midtown Partners a cash commission and to issue warrants to Midtown Partners based on a percentage of the securities sold in the Private Placement. As of June 30, 2005 $305,389 was paid in commissions and 1,738,882 warrants were issued to Midtown Partners, LLC in connection with the placement. In addition, for other services rendered, the Company has issued 50,583 shares of its Series B Preferred stock to Midtown Partners.

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

In addition, the managing member of Midtown Partners & Co., LLC is also the managing member of Total CFO, LLC (“Total CFO”), which provides consulting and CFO services. The Company has engaged Total CFO to provide accounting services (the “Services Agreement”) for a period of one year beginning June 30, 2005. The agreement between Total CFO and the Company calls for payments of $10,000 per month for the first three months and $8,500 per month for the remainder of the agreement.

7.	INCOME TAXES

For the years ending December 31, 2004 and 2003 the Company was an LLC and was not a taxpaying entity for federal or state income tax purposes, and thus no income tax expense has been recorded in the accompanying financial statements. Income of the Company is taxed for federal income tax purposes to the members on their respective tax return. Irrespective of the fact it was an LLC; the Company has had significant losses and would have incurred no federal or state tax expense on a pro forma basis.

The company has net operating loss carryovers which are substantially limited due to the change in ownership. We have provided no current income tax expense due to the losses incurred through the six months ended June 30, 2005. Net operating losses for tax purposes were approximately $1,400,000 at June 30, 2005, which are available for carry forward. The Company will elect to forgo the carry back and will carry the net operating losses forward for twenty years. We have provided a 100% valuation allowance for the deferred tax benefit resulting from the net operating loss carryover due to the fact that we are a pre revenue company and have a substantial loss from current operations and the Company’s inability to predict taxable income. In addressing the potential impact of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the six months ended June 30, 2005 is as follows:

JUNE 30, 2005
Statutory federal income tax rate	(34.00)%
State income taxes, net of federal taxes	(3.93)%
Non-deductible items	.23%
Valuation allowance	37.70%
Effective income tax rate	0.00%

Significant components of deferred tax assets and liabilities are as follows:

JUNE 30, 2005
Deferred tax assets (liabilities):
Net operating loss carry forwards	534,007
Depreciation and amortization	(5,304)
Deferred tax assets, net	528,703

Valuation allowance	(528,703)
Net deferred tax asset	—

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

8.	SERIES A PREFERRED STOCK OFFERING

On June 27, 2005, the Company completed its Series A Preferred private placement of approximately $3,199,619, which such amount includes the $1,749,990 that had previously closed on June 22, 2005 and $413,000 of which was stock subscribed as of June 30, 2005. Pursuant to the Securities Purchase Agreement, the Registrant, on June 27, 2005, issued (a) 1,036,629 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (b) Class B Warrants entitling holders of the Series A Preferred Stock to purchase, in the aggregate, 1,727,715 shares of Registrants’ common stock, par value $.001 per share (the “Common Stock”), at an exercise price of $.80 per share (the “Series A Financing”). The Series A Preferred Stock converts into shares of the Registrant’s Common Stock at a price of $.60 per share of Common Stock. The purchase price paid to the Registrant in connection with the Series A Financing that closed on June 27, 2005 was $1,036,629. The Series A Preferred Stock and Class B Warrants were sold to institutional or accredited investors.

The Class B Warrants are exercisable by the holder at any time before the date five (5) years from the date of issuance. Beginning twelve (12) months following the date of issuance of the Class B Warrants, if the closing bid price of the Registrant’s Common Stock exceeds two dollars ($2.00) US for a period of twenty (20) consecutive trading days and the Registrant’s Common Stock has an average trading volume in excess of fifty thousand (50,000) shares per day for the twenty (20) prior trading days, the Class B Warrants may be redeemed by the Company at one cent ($.01) per warrant.

The issuance of the Series A Preferred Stock, the Class B Warrants, and related contract rights were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series A Preferred Stock and Class B Warrants were issued only to institutional or accredited investors.

9.	CONVERTIBLE DEBENTURE FINANCING

During May 2005 the Company pursuant to a Securities Purchase Agreement and Share Exchange Agreement, issued (a) 10% Convertible Debentures, having an aggregate original principal balance of $1,057,250, and (b) Class A Warrants entitling the debenture holders to purchase, in the aggregate, 1,334,062 shares of the Registrants’ Common Stock at an exercise price of $.60 per share (the “Bridge Financing”). The 10% Convertible Debentures are due one year from the date of issuance, or, upon the earlier occurrence of certain events specified in each 10% Convertible Debenture, all principal and accrued interest of each debenture automatically converts into either (a) shares of the Registrant’s Common Stock at a price of $.40 per share of Common Stock, or (b) units at a price of $.66 per unit, each unit being comprised of (i) one share of Series A Preferred Stock which converts into Common Stock at a price of $.60 per share, and (ii) one Class B warrant, each Class B warrant having an exercise price of $.80 per share. The purchase price paid to the Registrant in connection with the Bridge Financing was $1,057,250. The securities issued in connection with the Bridge Financing were issued pursuant to Rule 506 of Regulation D. The 10% Convertible Debentures and Class A Warrants were sold to institutional or accredited investors. The company closed the Bridge Financing in two traunches raising $565,000 and $492,250 on May 6, 2005 and May 19, 2005 respectively.

During the year ended June 30, 2005, the Company issued convertible notes totaling $1,057,250. Upon issuance, the Company incurred a debt discount in the amount of $1,057,250 as a result of the intrinsic value of the beneficial conversion feature and the detachable warrants described in Note 10. During the year ended June 30, 2005 the Company amortized $144,829 of the debt discount to interest expense.

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

10.	OPTIONS AND WARRANTS OUTSTANDING

Stock Option Plan

In November 2001, the shareholders approved an amendment to the Option Plan, to (1) increase the number of shares reserved for issuance under the Option Plan from 2,442,857 shares of Common Stock to 4,442,857 shares of Common Stock and (2) effect various additional modifications to the Option Plan, including (a) the removal in its entirety of Section 13 of the Option Plan, entitled “Redemption of Shares by the Company,” (b) the removal in its entirety of Section 18 of the Option Plan, entitled “Information for Optionees,” (c) the addition to Section 17 of the Option Plan, entitled “Amendment and Termination of the Plan” of a fixed date of termination for the Option Plan, (d) the replacement of language in Section 3 of the Option Plan, entitled “Number of Shares Available For Options,” to change the current pool of stock available for issuance as options under the Option Plan from fifteen percent (15%) of the issued and outstanding shares to 4,442,857 shares, and (e) approval and adoption of the Nimbus Group, Inc. 2001 Amended and Restated Stock Option Plan (the “Amended Option Plan”). Shares covered by any option granted under the Option Plan, which expires unexercised, become available again for grant under the Amended Option Plan.

As part of the share exchange agreement dated May 6, 2005 all options issued and outstanding were cancelled. As of June 30, 2005 no options were outstanding.

The following table summarizes information on all common share purchase options by the company for the year ended June 30, 2005. The table reflects the 1 for 31 stock split effective August 18, 2005.

	2005		2004		2003
DESCRIPTION	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE
Outstanding, beginning of year	33,742	$7.50	23,935	$1.24	—	—
Granted	—	—	21,744	$7.50	23,935	$1.24
Exercised	—	—	(11,937)	$1.24	—	—
Cancelled	(33,742)	$7.50	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding, end of year	—	—	33,742	$7.50	23,935	1.24

Exercisable	—		11,247		23,935

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

The following tables summarizes information on warrants issued by the company for the six months ended June 30, 2005, including and common share equivalents relating series ‘A’ preferred share purchase warrants.

	2005		2004		2003
DESCRIPTION	WARRANTS	WEIGHTED AVERAGE EXERCISE PRICE	WARRANTS	WEIGHTED AVERAGE EXERCISE PRICE	WARRANTS	WEIGHTED AVERAGE EXERCISE PRICE
Outstanding, beginning of year	—	—	—	—	—	—
Granted	11,096,991	$0.76	—	—	—	—
Exercised	—	—	—	—	—	—
Cancelled	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding, end of year	11,096,991	$0.76	—	—	—	—

Exercisable	11,096,991		—		—

WARRANTS	REMAINING NUMBER OUTSTANDING	WEIGHTED AVERAGE CONTRACTUAL LIFE (YEARS)	WEIGHTED AVERAGE EXERCISE PRICE
Class A Warrants	1,334,602	4.85	$0.60
Class B Warrants	8,023,507	5.00	$0.80
Class BD Warrants	465,638	4.85	$0.60
Class BD-B Warrants	636,622	5.00	$0.60
Class BD-B Warrants	636,622	5.00	$0.80

In connection with the issuance of $1,057,250 of convertible debt as described in Note 9, $1,057,250 of the proceeds have been allocated to the beneficial conversion feature of the debentures and the 1,321,563 detachable stock warrants issued with the debt. Upon surrender of warrants, the holders are entitled to purchase shares of the Company’s common stock at an exercise price of $.60 per share. The warrants have a five year life.

The fair value of each warrant granted is estimated on the grant date using the Black-Scholes option pricing model. The following

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

assumptions were made in estimating fair value:

2005
Dividend yield	0.0%
Risk-free interest rate	3.73%
Expected life	6 months
Expected volatility	92.2%

There were no purchase options or warrants outstanding as of December 31, 2004 and 2003.

11.	COMMITMENTS AND CONTINGENCIES

The Company leases certain office premises under a non-cancelable operating lease. The lease expires May 2006 and requires the Company to pay real estate taxes, insurance and other costs.

Aggregate minimum rental commitments at June 30, 2005 under non-cancelable operating leases are summarized as follows:

JUNE 30,	GROSS RENTALS
2006	$41,300

Rental expense included in operations totaled approximately $22,300 and $19,500 for the six months ended June 30, 2005 and 2004, respectively.

Rental expense included in operations totaled approximately $39,000 and $37,000 for the years ended December 31, 2004 and 2003, respectively.

The Company has entered into employment agreements with various officers and key employees. These agreements establish bonuses based upon performance and provide for severance compensation under some circumstances. In addition, certain employees are to receive common stock on an annual basis as part of their compensation. Each of the officers has an employment agreement with Telzuit Technologies, Inc., a wholly owned subsidiary of the Registrant. The employment agreement for each of the company’s three officers has a term of two years and provides for an annual salary of $150,000.

On May 1, 2005, the Company assigned to Taylor Madison Holdings, Inc., and Taylor Madison Holdings, Inc. assumed, all rights and obligations under the MLB License Agreement. In addition, the Securities Purchase Agreement dated May 6, 2005 provides for indemnity for the company’s previous officers from liabilities arising from the MLB License Agreement. MLB has not released the Company from the $35, 000 liability associated with the MLB License Agreement.

On November 2, 2004, the Company entered into an Exclusive Manufacturing and Distribution Agreement (the “Boom Agreement”) with Boom, LLC, a New York corporation (“Boom”). Pursuant to the Boom Agreement, the Company appointed Boom as its exclusive manufacturer and distributor for personal care products to be sold under the MLB License Agreement. Pursuant to the Boom Agreement, the Company is entitled to retain a royalty payment of 2.5% of net sales under the MLB License Agreement. As of June 30, 2005, no products had been manufactured or distributed under the Boom Agreement. The Boom Agreement terminates upon termination of the MLB License Agreement.

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

On May 1, 2005, the Company assigned to Taylor Madison Holdings, Inc., a Florida corporation, and Taylor Madison Holdings, Inc. assumed all rights and obligations under the Boom Agreement. In addition, the Securities Purchase Agreement dated May 6, 2005, provides indemnity for the company’s previous officers from liabilities arising from the Boom Agreement. Boom has not released the Company from the Boom License Agreement.

On the July 31, 2004 the Company entered into a five year agreement with an unrelated company to provide certain software to be used in the operation and delivery of the Company’s product and services. Under the terms of the agreement the Company made an immediate non-refundable payment of 86,100 Euro or $108,690 and was due to make additional payments of approximately160,000 Euro or $193,056 during 2005. In further consideration of the rights granted to the Company in relation to this agreement it is to pay the provider a royalty equal to (a) 5% of the sales of the Company up to five hundred thousand Euro thereafter (b) 3.75% for the next five hundred thousand Euro and thereafter (c) 2.5% until the end of the agreement. To date the Company has not received a working copy of the software from the provider and therefore has not made any payments beyond the initial 86,100 Euro or $108,690. The denomination of this agreement in foreign currency subjects the Company to foreign currency fluctuation risk.

Pursuant to the terms of the Series A Preferred Stock financing, the Series A investors are entitled to receive additional Class B Warrants in the event the Company has not filed an SB-2 Registration Statement within forty-five (45) days after the date of closing of the Series A Preferred Stock financing. For purposes of computing such penalties, the Series A Preferred Stock financing closed on June 22, 2005, and such filing penalty began to accrue on August 6, 2005. Because the Company did not timely file its SB-2 Registration Statement, the Company owes the Series A investors 1.5% of the sum of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock issuable upon exercise of the Class B Warrants originally issued, and for each subsequent 30-day period after August 6, 2005, the Company owes the investors an additional 1.5% until the SB-2 is filed with the SEC; provided, however, in no event shall the maximum number of Class B Warrants issued in connection with failure to timely file a registration statement exceed nine percent (9.0%) of the Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Class B Warrants originally issued on the date of the Closing. To date, the Company owes investors liquidated damages equal to 4.5%, which equates to 722,116 Class B Warrants.

In addition to the penalty warrants referenced above, the Series A investors are also entitled to receive additional Class B Warrants in the event the Company’s SB-2 Registration Statement has not been declared effective by the SEC by the date one hundred and twenty (120) days after the date of closing the Series A financing; provided, however, if the SEC issues a full set of review comments with regard to the SB-2 Registration Statement, then the penalty warrants do not begin to accrue until one hundred and fifty (150) days after the closing of Series A financing. If the SEC does not ultimately issue a full set of review comments with regard to the SB-2 Registration Statement, then the penalties for failure to have the registration statement declared effective began to accrue on October 22, 2005. If the SEC does ultimately issue a full set of review comments with regard to the SB-2 Registration Statement, then such penalties will not began to accrue until November 22, 2005.

The penalty based upon an untimely effective date of the SB-2 Registration Statement is 1.5% of the sum of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock issuable upon exercise of the Class B Warrants originally issued, and for each subsequent 30-day period after October 22, 2005 (or November 22, 2005, if applicable), an additional 1.5% until the SB-2 Registration Statement is declared effective; provided, however, in no event shall the maximum number of Class B Warrants issued due to an untimely effective date for the SB-2 Registration Statement exceed nine percent (9.0%) of the Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Class B Warrants originally issued on the date of the Closing. Assuming that the SEC does not ultimately issue a full set of review comments, to date, the Company owes investors liquidated damages equal to 1.5% which equates to 240,705 Class B Warrants.

The total penalties incurred pursuant to the terms of the Series A Preferred Stock financing require the issuance of additional Class B warrants in the amount of 962,821. The calculation of these warrants includes the conversion of the convertible debenture into Series A Preferred shares subsequent to year end.

12.	LEGAL PROCEEDINGS

Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc. On June 8, 2005, Focused Strategies, Inc., a Florida corporation, filed a Complaint for Damages and Declaratory Relief in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, titled Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc., Case No. 48-2005-CA-004920-O (the “FSI Complaint”). In July 2005, Telzuit Technologies, LLC and Telzuit Technologies, Inc. filed an

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Introduction, Answer, Defenses, Counterclaims and Third Party Claims of the Defendants (the “Answer and Counter-Claim”). Telzuit Technologies, Inc is a Florida corporation and wholly-owned subsidiary of Telzuit Medical. Telzuit Technologies, LLC is a Florida limited liability company which owns a majority of the issued and outstanding capital stock of Telzuit Medical.

Telzuit Technologies, LLC hired Focused Strategies, Inc. to provide consulting services pursuant to an Engagement Agreement dated March 16, 2001, (the “Engagement Agreement”). In the FSI Complaint, Focused Strategies, Inc. alleges that it performed its duties and obligations under the Engagement Agreement and seeks damages of $818,678 for alleged unpaid professional fees and expenses.

In addition, in the FSI Complaint, Focused Strategies, Inc. requests declaratory relief seeking (a) a determination as to the current ownership of Telzuit Technologies, LLC, (b) a determination as to the controlling ownership group of Telzuit Technologies, LLC, and (c) a determination as to the validity of the Share Exchange Agreement, dated May 6, 2005, between Telzuit Technologies, LLC, Telzuit Medical, et. al., providing for the transfer of all of the issued and outstanding capital stock of Telzuit Technologies, Inc. to Telzuit Medical in exchange for capital stock of Telzuit Medical.

The management of Telzuit Technologies, LLC, Telzuit Technologies, Inc., and Telzuit Medical believe that Focused Strategies, Inc.’s claims are not substantiated by the facts, are without merit, and intend to defend their positions vigorously. In the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC assert a number of defenses in response to the allegations made in the FSI Complaint, including fraud, breach of contract, and self-dealing. In addition, in the Answer and Counter-Claim, Telzuit Technologies, Inc. and Telzuit Technologies, LLC have filed counter-claims against the claimant based on fraud and breach of contract and cross-claims against MKCS, Inc. based on fraud and breach of implied contract. In connection with each of these claims, Telzuit Technologies, Inc. and Telzuit Technologies, LLC seek damages in excess of $15,000.

In addition, subsequent to December 31, 2004, the plaintiffs made an offer to settle this litigation, which Telzuit LLC has rejected. Management believes that the plaintiffs’ claims are not substantiated by the facts and intends to defend Telzuit LLC’s position vigorously.

During 2003, entities controlled by the former chief executive officer of Telzuit LLC’s brother initiated legal action in the United States District Court, Middle District of Florida, Orlando Division, seeking an involuntary bankruptcy of the Company and alleging unpaid contractual obligations of approximately $650,000. During 2004 the bankruptcy court declined the involuntary bankruptcy noting that a valid dispute exists, but that the nature of the dispute should be resolved in another court. The plaintiffs proceeded to appeal. Subsequent to December 31, 2004, the appeals court upheld the decision of the bankruptcy court.

During 2001, the Company entered into an agreement with a former officer and founder to pay royalties ranging from $3 to $6 per unit sold up to a maximum of approximately $450,000. On June 7, 2005 the company entered into an assignment of rights agreement with the former officer and founder whereby the company agreed to pay $100,000 in four equal installments. The first payment of $25,000 was paid on June 10, 2005.

During 2003 and 2004, the Board of Directors of the Company voted to rescind 26,198,010 Class A membership units and 1,738,500 Class B membership units which it believes were issued improperly for no consideration. As of December 31, 2004, two affected parties have threatened, but have not brought any legal action related to the rescission. The two parties constituted 13,213,000 of Class A membership units and 1,338,500 of the Class B membership units rescinded. The Company acknowledges there may be additional parties to file suit. Should any of the affected parties begin legal action, the Company intends to defend its position vigorously.

The Company is occasionally party to other litigation or threat of litigation arising in the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of any such matters will have a material effect on the Company’s financial position or results of operations.

The accompanying notes are an integral part of these consolidated financial statements.

TELZUIT MEDICAL TECHNOLOGIES, INC. & SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Except as set forth above, as of the date of this filing, there are no other material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

13.	SUBSEQUENT EVENTS

On August 19, 2005, Telzuit Medical Technologies, Inc. accepted an additional investment of $200,000 as part of its Series A Preferred private placement of approximately $3,399,610, which amount includes the $1,749,990 previously closed on June 22, 2005, the $413,000 stock subscribed at June 30, 2005, and the $1,036,629 which closed on June 27, 2005. Pursuant to the Securities Purchase Agreement, the Registrant on August 19, 2005, issued 200,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (b) a Class B Warrant entitling the Holder of the Series A Convertible Preferred Stock to purchase 333,334 shares of the Registrant’s Common Stock at an exercise price of $.80 per share on a post reverse stock split basis (the “Series A Financing”). The Series a Preferred Stock converts into the Registrant’s Common Stock at a price of $.60 per share on a post reverse stock split basis of Common Stock. The purchase price paid to the Registrant in connection with the Series A Preferred Financing that closed on August 23, 2005 was $200,000. The Series A Preferred Stock and Class B Warrant were sold to an institutional or accredited investor (the “Holder”). The Class B Warrant is exercisable by the Holder at any time before the date five (5) years from the date of issuance.

All Convertible Debentures outstanding as of June 30, 2005 have been converted into 1,614,551 Series A Preferred Stock subsequent to the year end. All converted debentures received the same instrument described herein including the Class B Warrant.

On August 18, 2005, at a special meeting of the shareholders of the Company, the shareholders approved, by the requisite majority vote, (a) to amend the Company’s Articles of Incorporation to increase the authorized Common Stock, par value $.001 per share, of the Company from 50,000,000 shares to 100,000,000 shares; and (b) to effect a 1-for-31 reverse stock split of the issued and outstanding Common Stock, par value $.001 per share, of the Company (collectively, the “Corporate Actions”). NASDAQ effected the 1-for-31 reverse stock split on August 22, 2005, upon receipt of stamped Articles of Amendment and the shareholders’ resolution approving the Corporate Actions.

On August 8, 2005 the Company entered into a definitive agreement with AlphaMedica to provide marketing services. The agreement, with a term of twelve (12) months, will cover a broad range of services relating to marketing the BioPatch platform. The initial focus will be on launching the first marketing campaign for the BioPatch Wireless Holter Monitor, which the Company anticipates being available for use later this year. In addition, AlphaMedica will help guide the Company with introducing and marketing the various other products that the Company intends to bring to market during 2006, including the BioPatch Wireless Cardiac Event Monitor. The anticipated total expenditures paid to AlphaMedica during the term of the contract are estimated to be approximately $500,576. Of this amount three of AlphMedica’s partners agreed to accept fees amounting to $241,334 in the Company’s S-8 stock. The total number of S-8 shares awarded by the Company in connection with this agreement is 60,633. The remaining balance of $259,242 is to be paid in two equal installments of $129,621.

On August 19, 2005 the Company established a stock-based compensation incentive plan for the purpose of providing a means of non-cash remuneration to selected eligible participants who contribute to the operating progress and earning power of the Company and/or to provide incentives to employees and directors by offering them an opportunity to acquire a proprietary interest in the Company (the “Plan”). The total number of shares of Common Stock reserved for issuance by the Company either directly as stock awards or underlying Options granted under the Plan is 2,024,000. Shares may be issued under the Plan only upon approval of the Board of Directors of the Company. All such shares are calculated after the 1 for 31reverse stock split effective on August 22, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

Telzuit Medical Technologies, Inc. & Subsidiary

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Subsequent to year end, the company has issued 519,000 and authorized the issuance of an additional 456,083 shares. All issued and authorized shares have been issued to employees, directors, and consultants and therefore have or will be registered pursuant to S-8. Of the shares issued 429,000 shares have been issued to employees, 55,000 have been issued to directors and 35,000 to consultants. Of the shares authorized, none will be issued to employees, 25,000 are slated to be issued to the directors and the remaining 431,083 to consultants.

The accompanying notes are an integral part of these consolidated financial statements.

Telzuit Medical Technologies, Inc. and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Balance Sheet

	March 31, 2006	June 30, 2005
	(unaudited)	(audited)
ASSETS

Current assets:

Cash	$67,418	$2,351,794

Other current assets
Inventory	65,751	3,126
Vendor merchandise credit	32,700	32,700
Prepaid professional fees	160,239	1,198,920
Other	0	352,573

Total other current assets	258,690	1,587,319

Total current assets	326,108	3,939,113

Property and equipment, net of accumulated depreciation of $56,912 and $34,667, respectively	760,639	551,231

Intangible assets, net of accumulated amortization of $0	66,002	60,962

Other assets:
Licensed software	333,426	113,690
Other	58,963	371,971

Total other assets	392,389	485,661

Total assets	$1,545,138	$5,036,967

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$197,737	$33,813
Accrued expenses	205,176	176,700

Total current liabilities	402,913	210,513

Long-term liabilities:
10% convertible debentures	—	144,829
Other	64,705	—

Total Long-term liabilities	64,705	144,829

Total liabilities	467,617	355,342

Stockholders’ equity:

Series “A” convertible preferred stock, $0.001 par value; 7,700,000 shares authorized; 4,874,170 and 2,786,619 shares issued and outstanding as of March 31, 2006 and June 30, 2005, respectively.	4,875	2,787

Series “B” convertible preferred stock, $0.001 par value; 2,300,000 shares authorized; 0 and 2,258,306 shares issued and outstanding as of March 31, 2006 and June 30, 2005, respectively.	0	2,259

Common stock, $0.001 par value; 100,000,000 shares authorized; 31,218,717 and 947,695 shares issued and outstanding as of March 31, 2006 and June 30, 2005, respectively.	31,220	948

Stock subscribed	0	413,000

Stock payable	1,782,646	1,962,826

Additional paid in capital	12,376,512	6,597,224

Deficit accumulated during development stage	(13,117,732)	(4,297,419)

Total shareholders’ equity	1,077,521	4,681,625

Total liabilities and shareholders’ equity	$1,545,138	$5,036,967

The accompanying notes are an integral part of the financial statements.

Telzuit Medical Technologies, Inc. and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,		From Inception April 1, 2000 to March 31, 2006
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$—	$—	$—	$—	$—

Research and development costs	158,961	61	336,240	165,831	1,214,982
General and administrative expenses	1,350,818	393,291	7,594,677	794,824	10,867,090

Loss before other income (expense)	(1,509,779)	(393,352)	(7,930,917)	(960,655)	(12,082,072)
Other income (expense)
Interest income	3,391	324	26,465	674	40,706
Interest expense	—	—	(915,861)	—	(1,076,366)

Loss before provision for income taxes	(1,506,388)	(393,028)	(8,820,313)	(959,981)	(13,117,732)
Provision for income taxes	—	—	—	—	—

Net loss	$(1,506,388)	$(393,028)	$(8,820,313)	$(959,981)	$(13,117,732)

Series A Preferred Stock Dividend	(371,884)	—	(371,884)	—	(371,884)

Net loss attributable to Common Shareholders	$(1,878,273)	$(393,028)	$(9,192,197)	$(959,981)	$(13,489,617)

Basic and diluted loss per share	$(0.06)	$(0.43)	$(0.37)	$(1.52)

Weighted average shares outstanding basic and diluted	30,871,256	916,158	24,556,794	630,902

The accompanying notes are an integral part of the financial statements.

Telzuit Medical Technologies, Inc. and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows

	For the Nine Months Ended March 31,		April 1, 2000 (Inception) to March 31, 2006
	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:

Net loss	$(8,820,313)	(959,981)	$(13,117,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	22,245	14,755	56,912
Stock issued as compensation	3,408,260	13,360	4,159,740
Debt issuance costs	367,340	—	367,340
Amortization of discount on convertible debenture	915,861	—	1,060,690
Amortization of stock issuance costs	1,616,264	—	1,616,264
Loss on disposal of assets	—	—	15,878
Inventory	(62,625)	27,700	(65,751)
Other current assets	8,298	(26,722)	(32,700)
Other assets	(54,332)	92,738	(310,932)
Accounts payable	199,191	52,808	233,004
Accrued expenses	19,152	(51,581)	(45,527)
Other liabilities	64,705	—	64,705

Subtotal of adjustments	6,504,357	123,058	7,119,622

Net cash used for operating activities	(2,315,956)	(836,923)	(5,998,109)

Cash flows from investing activities:

Purchase of property and equipment	(231,653)	(5,734)	(822,569)
Investment in intangible assets	(199,775)	(113,690)	(260,737)

Net cash used for investing activities	(431,428)	(119,424)	(1,083,306)

Cash flows from financing activities:

Proceeds from issuance of convertible debenture	—	—	1,057,250
Costs of raising capital	(30,000)	—	(30,000)
Proceeds from related party	—	2,400	10,500
Repayment of note payable to related party	—	—	(85,500)
Proceeds from sale of shares	493,008	772,181	6,196,584

Net cash provided by financing activities	463,008	774,581	7,148,834

Net (decrease) increase in cash	(2,284,376)	(181,766)	67,418

Cash at beginning of year	2,351,794	252,956	—

Cash at end of year	$67,418	$71,190	$67,418

Supplemental schedule of non-cash investing and financing activities:

Liabilities assumed in acquisition of shell	$—	$—	$306,553
Receivables recorded for stock issued subsequent to year end.	—	—	344,275
Prepaid expenses incurred with the issuance of stock	527,584	—	1,955,560
Discount for beneficial conversion feature associated with 10% convertible debentures	—	—	1,057,250
Conversion of 10% debentures to Series A Preferred	1,076,366	—	1,076,366
Accrued expense related to licensed software	25,000	—	25,000
Costs of raising capital	20,000	—	20,000
Costs incurred with the issuance of stock	51,267	—	51,267

Total non-cash investing and financing transactions	$1,700,217	$—	$4,836,271

The accompanying notes are an integral part of the financial statements.

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

1. FINANCIAL STATEMENTS

In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three and nine month periods ended March 31, 2006 and 2005 and the Period April 1, 2000 (Date of Inception) through March 31, 2006, (b) the financial position at March 31, 2006, and (c) cash flows for the nine month period ended March 31, 2006 and 2005, and the Period April 1, 2000 (Date of Inception) through March 31, 2006, have been made.

The unaudited condensed consolidated financial statements and notes are presented as permitted by Form 10-QSB. Accordingly, certain information and note disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended June 30, 2005. The results of operations for the three and nine month period and the cash flows for the nine month period ended March 31, 2006 and 2005 is not necessarily indicative of those to be expected for the entire year.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—These financial statements have been prepared in accordance with generally accepted accounting principles of the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications— Certain minor reclassifications were made to the June 30, 2005 financial statements to conform to the classifications used in the March 31, 2006 financial statements.

Net Loss Per Share—We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

The company did not have the information readily available and has been characterized as a development stage company for the entire period, “From Inception, April 1, 2000 to March 31, 2006”, therefore it has omitted the basic and diluted per share calculation. The convertible Preferred Stock, Options and Warrants outstanding at all periods were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive. The amount of Series A Preferred and warrants excluded from the computation for the three and nine months ended March 31, 2006 were 8,123,617 and 10,605,276, respectively. The company had no other anti-dilutive securities outstanding as of March 31, 2006.

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

Software - Under the provisions of Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” (SOP 98-1) the Company capitalizes costs associated with customized internal-use software systems that have reached the application stage and meet recoverability tests. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. In addition, the Company capitalizes costs incurred for enhancements or modifications to the software that result in additional functionality to the software’s performance. Capitalized costs are amortized using the straight-line method over the shorter of the term of the related client agreement, if such development relates to a specific outsource client, or the software’s estimated useful life, ranging from two to five years. Capitalized internal use software costs of $32,750 and $0 are included in property and equipment in the accompanying balance sheets as of March 31, 2006 and June 30, 2005, respectively.

Foreign Currency Translation – The financial statements of the Company are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the period. Gains or losses resulting from foreign currency transactions are included in results of operations.

Statement of Financial Accounting Standards No. 52 is used to determine the timing of the recognition of income or expense resulting from foreign exchange rate changes for transactions denominated in a currency other than a functional currency. As of March 31, 2006 the Company had two agreements denominated in a currency other than the United States dollar. Transaction gains and losses related to these agreements are included in “other income” on the statements of operations. The Company has not had to recognized any transaction gains or losses on any of its agreements during the three and nine month period ending March 31, 2006.

Inventories – In November 2004, the FASB issued SFAS No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. In Chapter 4 of ARB 43, paragraph 5 previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges….” SFAS No. 151 requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of so abnormal (an undefined term). This pronouncement also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred in years beginning after June 15, 2005. The

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

Company’s current inventory consists of raw materials and supplies on hand which will be used by a third-party to manufacture the Company’s product. The Company has not incurred any abnormal expenses related to this inventory during the three and nine month periods ending March 31, 2006.

Inventories are stated at the lower of cost or market determined using the first-in, first-out (FIFO) basis, or market. As of March 31, 2006 the Company’s inventory consisted of raw materials and supplies valued at $65,751.

Nonmonetary Transactions – In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS 153 shall be applied prospectively. Telzuit Medical has not entered into any nonmonetary asset exchanges during the three and nine month periods ending March 31, 2006.

Stock-Based Compensation – In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. For public entities that file as small business issuers SFAS 123(R) is applicable as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

It is the Company’s policy to value share based agreements at the fair value of the equity instruments issued or the fair value of goods or services received. In instances where shares were issued as compensation the Company uses the average price, the high and low price for the day, on the measurement date to value the agreement. In cases where warrants were issued the Company selected to use the Black-Scholes Option Pricing model, using a historical volatility rate of 259.12% and a discount rate of 4.64%, to calculate the fair value of the warrants.

Derivative Financial Instruments

Occasionally the Company enters into contracts with vendors and suppliers where settlement is in the Company’s S-8 registered stock. Pursuant to Emerging Issues Task Force (“EITF”) 00-19 if performance has occurred and the contract does not permit for settlement in unregistered securities it is assumed the company will be required to settle the contract in cash. Accordingly, we are required to classify these contracts as liabilities measured at fair value, until such time as the shares are settled, with changes in fair value reported in the Company’s Statement of Operations. The Company uses the average price, the high and low price for the day, to calculate the fair value of the liability associated these contracts. As of March 31, 2006 the Company had one contract classified as a liability under EITF 00-19.

3. GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred losses since our inception and have experienced and continue to experience negative cash flows from operations. In addition, we have a negative working capital deficiency of $76,805 as of March 31, 2006. Prior to the Share Exchange Agreement in May of 2005, wherein the Company acquired an operating company, the Company primarily used debt financing to fund its operations. In connection with the financings and Securities Purchase Agreements completed in May and June, the Company received total gross proceeds of approximately $4,256,860 from the issuance of convertible debentures and the private placement of its stock. The Company raised an additional $200,000 in August, as part of those financings, bringing the total gross proceeds to $4,456,860. However, due to unexpected expenses necessary to develop the Holter Monitor technology to the point of commercial viability, the Company does not have enough cash to continue operations at historical levels beyond the May 31, 2006. Short term, we will have to rely on external sources for funding to support immediate operating requirements. Until such time as we have positive cash flow on a monthly basis, the dependence on external capital will remain. Management believes that the Company will need to raise an additional $2,000,000 to continue our business for at least the next twelve (12) months.

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

Our plan of operation for the twelve-month period following the date of this quarterly report on Form 10-QSB is to continue marketing activities with respect to our Wireless Holter Monitor, to continue product development activities with respect to our Sleep Apnea device and Elderly Patient Wireless Monitoring System, and to continue our plans to own and operate medical clinics. We have budgeted $2,000,000 in cash costs for this twelve (12) month period.

As discussed above, we believe that our cash on hand will not be sufficient to cover these anticipated expenditures, and the Company will need to raise additional cash in the future as our current cash and working capital resources are depleted. We may seek to raise additional capital through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We also may seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of, additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

4. ACQUISITIONS

On December 8, 2005 Telzuit Medical Technologies, Inc. formed a wholly-owned operating subsidiary, Immediate Quality Care Clinics, Inc., to own and operate the walk-in medical clinics Telzuit Medical Technologies, Inc. plans to open in 2006. Pursuant to the formation agreement, on December 8, 2005 Telzuit Medical Technologies, Inc. purchased all of the 100 issued and outstanding shares of Immediate Quality Care Clinics, Inc. for $100 dollars. In accordance with the formation Immediate Quality Care Clinics filed the necessary articles of incorporation with the Florida Division of Corporations. For financial reporting purposes Immediate Quality Care Clinics is treated as a wholly owned subsidiary with all of its operations reflected in the Consolidated Financial Statements of Telzuit Medical Technologies, Inc. as of March 31, 2006.

5. EQUITY TRANSACTIONS

On July 12, 2005 all $1,076,367 of the 10% convertible debentures outstanding as of June 30, 2005 were converted into 1,614,551 Series A Preferred shares. Pursuant to the Securities Purchase Agreement, the Registrants on July 12, 2005, issued 1,614,551 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (b) a Class B Warrant entitling the Holder of the Series A Convertible Preferred Stock to purchase 2,690,918 shares of the Registrant’s Common Stock at an exercise price of $.80 per share on a post reverse stock split basis (the “Series A Financing”). The Series A Preferred Stock converts into the Registrant’s Common Stock at a price of $.60 per share on a post reverse stock split basis of Common Stock. The Series A Preferred Stock and Class B Warrant were issued to institutional or accredited investors (the “Holder”). The Class B Warrant is exercisable by the Holder at any time before the date five (5) years from the date of issuance.

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

On July 12, 2005, Telzuit Medical Technologies, Inc. received $413,000 of the stock subscribed as of June 30, 2005. Pursuant to the Securities Purchase Agreement, the Registrant on July 14, 2005, issued 413,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (b) a Class B Warrant entitling the Holder of the Series A Convertible Preferred Stock to purchase 688,334 shares of the Registrant’s Common Stock at an exercise price of $.80 per share on a post reverse stock split basis (the “Series A Financing”). The Series A Preferred Stock converts into the Registrant’s Common Stock at a price of $.60 per share on a post reverse stock split basis of Common Stock. The purchase price paid to the Registrant in connection with the Series A Preferred Financing that closed on August 23, 2005 was $413,000. The Series A Preferred Stock and Class B Warrant were sold to an institutional or accredited investor (the “Holder”). The Class B Warrant is exercisable by the Holder at any time before the date five (5) years from the date of issuance.

On August 8, 2005 the Company entered into a definitive agreement with a healthcare marketing and communication company to provide marketing services. The agreement, with a term of twelve (12) months, will cover a broad range of services relating to marketing the Holter monitoring platform. The initial focus will be on launching the first marketing campaign for the Wireless Holter Monitor, which the Company anticipates being available for use later this year. In addition, provider will help guide the Company with introducing and marketing the various other products that the Company intends to bring to market during 2006, including the Wireless Cardiac Event Monitor. The anticipated total expenditures paid to provider during the term of the contract are estimated to be approximately $500,576. Of this amount the partners of provider agreed to accept fees amounting to $241,334 in the Company’s S-8 stock. The total number of S-8 shares to be awarded by the Company in connection with this agreement is 60,633. The remaining balance of $259,242 is for reimbursable costs to be paid in two equal installments of $129,621 when incurred. On November 18, 2005 the Company made the first of the two installments for $129,621. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable. The Company has recognized $60,334 and $290,511 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On August 18, 2005 the Company entered into an agreement for professional services related to a single transaction. Pursuant to the agreement the Company is to issue 12,500 of the Company’s restricted shares as compensation for $67,813 of services. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable. The Company has recognized $0 and $67,813 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On August 19, 2005, Telzuit Medical Technologies, Inc. accepted an additional investment of $200,000 as part of its Series A Preferred private placement of approximately $3,399,619. Pursuant to the Securities Purchase Agreement, the Registrant on August 19, 2005, issued 200,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (b) a Class B Warrant entitling the Holder of the

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

Series A Convertible Preferred Stock to purchase 333,334 shares of the Registrant’s Common Stock at an exercise price of $.80 per share on a post reverse stock split basis (the “Series A Financing”). The Series a Preferred Stock converts into the Registrant’s Common Stock at a price of $.60 per share on a post reverse stock split basis of Common Stock. The purchase price paid to the Registrant in connection with the Series A Preferred Financing that closed on August 23, 2005 was $200,000. The Series A Preferred Stock and Class B Warrant were sold to an institutional or accredited investor (the “Holder”). The Class B Warrant is exercisable by the Holder at any time before the date five (5) years from the date of issuance.

In August 2005 the Company approved the issuance of 29,000 shares to employees and 45,000 to board members as compensation for attendance to the July and August Board of Directors Meetings. The expense recognized related to the issuance of these shares was $166,750 and $258,750, respectively. The shares issued were the Company’s Registered S-8 shares and were issued as compensation for services. All of the shares approved in August by the Board of Directors for employees and directors were issued in September 2005. The Company has recognized $0 and $425,500 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On August 22, 2005, 2,258,306 shares of Series B Preferred Stock automatically converted into 27,099,672 shares of Common Stock. Pursuant to the Certificate of Designation, Preferences and Rights of Series B Preferred Stock, as set forth in the Articles of Amendment to the Articles of Incorporation of Taylor Madison Corp., filed with the Florida Secretary of State on May 6, 2005, each outstanding share of Series B Preferred Stock automatically converted, immediately after the completion of a 1-for-31 reverse stock split pursuant to that certain Share Exchange Agreement by and among Telzuit Technologies, LLC, Telzuit Technologies, Inc., Taylor Madison Corp. and other persons a party thereto, into twelve (12) shares of Common Stock, without any adjustment for the 1-for-31 reverse stock split.

In September the Company authorized the cashless exercise of 388,888 of the Company’s Class BD warrants for 345,616 shares of common stock. The Company still had 76,500 Class BD warrants outstanding as of September 30, 2005.

On September 21, 2005 the Company entered into a consulting agreement for marketing and promotional activities involved with the launch of the Company’s product. The period of the agreement is from September 21, 2005 through December 31, 2005. The terms of the agreement establish the Company’s S-8 Registered shares as compensation and require the issuance of 2,500 shares in September 2005, 2,750 in October 2005, 3,750 in November 2005, and 2,750 in December 2005. Pursuant to the terms of an agreement entered into the Company issued 11,750 of the Company’s S-8 Registered shares as follows: 5,250 shares valued at $27,594 on November 17, 2005; 3,750 shares valued at $13,988 on November 30, 2005; and 2,750 shares valued at $6,069 on December 30, 2005. The Company has recognized $0 and $47,651 of expense related to this agreement during the three and nine month period ending March 31, 2006, respectively. The consultant engaged to provide the services under this agreement is a shareholder and relative of one of the Company’s previous officers.

In September 2005 the Company approved and issued 405,000 shares to employees and 10,000 to a board

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

member as compensation for attendance to the August and September Board of Directors Meetings. The expense recognized related to issuance of these shares was $2,278,750 and $57,500, respectively. The shares issued were the Company’s Registered S-8 shares and were issued as compensation for services. The Company has recognized $0 and $2,336,250 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

In September the Company issued 30,000 shares to legal counsel as part of an agreement entered into on April 10, 2005. The expense recognized related to issuance of these shares was $40,546. The shares issued were the Company’s Registered S-8 shares and were issued as compensation for services. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable. The Company has not recognized any expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On October 10, 2005 the company entered into a consulting agreement to provide services related to the development of new projects. The terms of the agreement provide for services from October 10, 2005 through October 10, 2006. Under the terms of the agreement the Company is to issue 750 S-8 Registered shares per month beginning October 15, 2005. Pursuant to this agreement the Company issued 1,500 shares valued at $6,454 on November 30, 2005; 750 shares valued at $1,655 on December 30, 2005; 750 shares valued at $1,481 on January 25, 2006; 1,500 shares valued at $1,481 on March 29, 2006. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable. The Company has recognized $2,962 and $11, 071 of expense related to this agreement during the three and nine month period ending March 31, 2006, respectively.

On October 11, 2005 the Company issued 25,000 shares to board members as compensation for attendance to the October Board of Directors Meeting. The shares issued were the Company’s Registered S-8 shares and were issued as compensation for services. The Company has recognized $0 and $115,625 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On November 10, 2005 the Company issued 30,000 shares to board members as compensation for attendance to the November Board of Directors Meeting. The shares issued were the Company’s Registered S-8 shares and were issued as compensation for services. The Company has recognized $0 and $114,000 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On November 17, 2005, the Company amended an agreement entered into on May 25, 2005. The consulting agreement provides the Company with services related to the advisement, strategic planning and marketing as well as advisement on issues related to the Company becoming a publicly traded and reporting entity. Under the terms of the original agreement the Company was to issue 200,000 shares of the Company’s restricted shares as compensation for services. Pursuant to the amendment the shares to be issued related to the agreement will now be 150,000 of the Company’s restricted shares. The revaluation of the contract based on the date of modification resulted in a reduction of $448,750. The total expense to be

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

recognized related to the contract will now be $551,250 rather than the $1,000,000 under the original agreement. The Company has recognized $46,458 and $528,021 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively. The remaining balance of $23,230 will be recognized as expense over the remaining period of the contract. As of March 31, 2006 the Company still has not issued the shares related to this agreement. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable.

On November 17, 2005, the Company entered into a consulting agreement with a service provider. The consulting agreement provides the Company with services related to the advisement, strategic planning and marketing as well as advisement on issues related to the Company becoming a publicly traded and reporting entity. The Consulting Agreement terminates ninety (90) days from the Effective Date. Pursuant to the terms of the agreement, on November 17, 2005 the Company issued 100,000 S-8 shares valued at $367,500 as compensation for services. The Company has recognized $183,750 and $367,500 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On November 17, 2005, the Company entered into a consulting agreement with a service provider. The consulting agreement provides the Company with services related to the advisement, strategic planning and marketing as well as advisement on issues related to the Company becoming a publicly traded and reporting entity. The Consulting Agreement terminates ninety (90) days from the Effective Date. Pursuant to the terms of the agreement, on November 17, 2005 the Company issued 100,000 S-8 shares valued at $367,500 as compensation for services. The Company has recognized $183,750 and $367,500 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On November 22, 2005 the Company authorized the cashless exercise of 1,170,744 of the Company’s Class BD-B warrants for 1,010,515 shares of common stock. The Company still had 182,500 Class BD-B warrants outstanding as of December 31, 2005.

On December 13, 2005 the Company issued 30,000 shares to board members as compensation for attendance to the December Board of Directors Meeting. On January 4, 2005 the Company issued 5,000 shares to a board member whose shares were not issued as part of the December 13, 2005 issuance. The shares issued were the Company’s Registered S-8 shares and were issued as compensation for services. The Company has recognized expense of $0 and $117,250 for the three and nine month periods ending March 31, 2006, respectively.

On January 1, 2006 the Company amended a contract entered into on October 10, 2005. The agreement is a (12) month employment agreement with an individual to act as a medical director. Under terms of the agreement the individual has received and will receive two thousand (2,000) of the Company’s S-8 Registered shares per month, payable as follows: the first installment was to be paid within a week of signing the October 10, 2005 agreement, the next to two installments were due the first week of November and December 2005, beginning January 1, 2006 the Company is to issue the shares on or about the 15th of each month until such time as the Company’s Independent Diagnostic Testing Facility becomes operational. After the Independent Diagnostic Testing Facility becomes operational and prior to the

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

expiration or termination of this agreement the Company shall compensate the individual a salary of two thousand dollars ($2,000) per week. In addition to the two thousand S-8 Registered shares, the agreement at the discretion of the Company’s Board of Directors, also provides for merit based salary increases and annual stock incentive bonuses. The shares payable pursuant to this agreement have been issued as follows: 4,000 shares valued at $17,210 on November 30, 2005; 2,000 shares valued at $4,414 on January 10, 2006; 6,000 shares valued at $7,900 on March 31, 2006. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable. The Company has recognized $7,900 and $29,524 of expense related to this agreement during the three month and nine month periods ending March 31, 2006, respectively.

On January 4, 2006 the Company authorized the cashless exercise of 162,500 of the Company’s Class BD- B warrants for 132,422 shares of common stock. The Company still has 20,000 Class BD-B warrants outstanding as of March 31, 2006.

On January 4, 2006 the Company amended an agreement entered into on October 1, 2005. The amended agreement dated November 8, 2005, is with a consultant to provide services related to the creation of a working prototype of the Company’s Holter Monitor product. The terms of the agreement are for compensation in the amount of $10,000 on the execution of the agreement and 25,000 shares of the Company’s S-8 Registered shares and 25,000 five year warrants to buy the Company’s stock at $2.50 once the project is completed. On January 4, 2006 in conjunction with the amendment to the agreement the Company paid the consultant additional compensation of $20,000 for unexpected costs incurred related to the fulfillment of the agreement. Pursuant to EITF 96-18, “Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services”, if a non employee agreement has a performance requirement where equity instruments are issued as compensation, the contract should be accounted for as a liability until such time as the performance requirement has been met. The Company used the Black-Scholes option model for valuing the warrants associated with this contract. In the Company’s December 31, 2005 financials statements a total of $97,240, of which $67,240 was accrued pursuant to EITF 96-18 for the equity instruments which had not been earned or issued, was expensed related to the contract. As of March 31, 2006 the project still had not been completed and the shares and warrants related to this agreement had not been issued. In the Company’s financial statements for March 31, 2006, pursuant to EITF 96-18, the Company has revalued the equity securities associated with this contract. The revaluation of the securities resulted in a $40,335 reduction of expense related to this agreement for the three month period ended March 31, 2006. The Company has recognized ($40,335) and $56,905 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively. On April 17, 2006 the Company relieved the consultant from further performance under the contract but has agreed to issue the shares and warrants required under the terms of the contract.

On January 23, 2006 the Company entered into a consulting agreement with a medical device engineer, to direct the development and launch of the Holter Monitor. Under terms of the agreement the consultant will provide the Company with a viable and saleable product and in return the Company will compensate the consultant in the following manner: $10,000 cash due February 1, 2006; $10,000 cash due March 1, 2006; $5,000 cash due April 1, 2006 plus additional cash of $25,000 and 60,000 S-8 shares if deliverable is

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

achieved; $5,000 cash due May 1, 2006 plus additional cash of $10,000 and 40,000 S-8 shares if deliverable is achieved; 30,000 S-8 shares if deliverable is achieved by June 1, 2006 but no additional cash payments are required beyond May 1, 2006. Pursuant to the terms of the contract, on February 1, 2006 and February 28, 2006, the Company made the first and second installments of $10,000 required under agreement. On March 14, 2006, subsequent to the resignation of the Company’s previous CEO and as part of the board of directors’ review of all outstanding projects, the Company contacted the consultant and requested no further action be taken by the consultant on behalf of the Company. On March 20, 2006 the Company’s legal counsel sent notification to the consultant that their arrangement had been cancelled and terminated. As part of the notification and in order to determine the appropriate amount of compensation due under the agreement, the Company’s legal counsel also requested details regarding the consultant’s services undertaken on behalf of the Company. On March 26, 2006 the Company received an invoice from the consultant requesting payment of the $5,000 due under the contract as well as the $25,000 cash bonus and 60,000 shares of the Company’s S-8 shares. On March 29, 2006 the Company’s legal counsel sent a second request for details regarding the consultant’s services in order to determine the appropriate compensation due under the agreement. On March 30, 2006 the Company received correspondence from the consultant’s legal counsel stating the consultant had resolved three of the four issues required under the terms of the agreement. As of March 31, 2006 the Company was still working with legal counsel to obtain written support of the services or benefits derived from the consultant’s work in order to determine the appropriate amount of compensation due under the agreement. The Company plans to continue to seek additional support from the consultant, regarding the consultant’s claim to compensation, prior to issuing any further consideration under the agreement. Due to the uncertainties surrounding the agreement, the Company has accrued the total amount asserted by the consultant as due. In accounting for the transaction the Company applied the guidance set forth in EITF 96-18, “Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services”. Pursuant to EITF 96-18, if a non employee agreement has a performance requirement whereby equity instruments are issued as compensation, the Company should treat the contract as a liability until such time as the performance requirement has been met. The Company has recognized $82,400 of expense related to this contract, of which $62,400 is contested, for the three and nine month periods ending March 31, 2006.

On January 26, 2006 the Company entered into a consulting agreement with a service provider to write, test, and debug software used in the Holter Monitoring System. Under terms of the agreement the consultant was to be compensated as follows: $140 per hour for the first 10 hours and then $110 per hour thereafter plus materials. Should the consultant complete the project on or before February 15, 2006 the Company would provide additional compensation in the form of 10,000 shares of the Company’s S-8 registered shares. Pursuant to the terms of the contract the Company compensated the consultant $26,590 on February 23, 2006 and will issue the consultant 10,000 shares of the Company’s S-8 registered shares for completing the project prior to the February 15, 2006 deadline. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable. However, the Company has characterized the securities not issued at March 31, 2006 as an accrued liability pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock”. Pursuant to EITF 00-19 if registered securities are required as settlement of a non employee

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

contract where performance has occurred, the contract should be characterized as a liability. The Company has recognized $31,990 of expense related to this contract, of which $5,400 is related to the securities not issued, for the three and nine month periods ending March 31, 2006.

On March 23, 2006 the Company authorized the conversion of 85,000 of its Preferred Series A shares into 141,667 shares of the Company’s common stock. The common shares issued were registered as part of the Company’s SB-2 registration statement. As of March 31, 2006 the Company still had 4,874,170 Preferred Series A shares still outstanding.

On March 23, 2006 the Company authorized the cashless exercise of 666,666 of the Company’s Class B warrants for 512,213 shares of common stock. The Company still has 7,690,227 Class B warrants outstanding as of March 31, 2006.

On March 27, 2006 the Company authorized the conversion of 25,000 of its Preferred Series A shares into 41,667 shares of the Company’s common stock. The common shares issued were registered as part of the Company’s SB-2 registration statement. As of March 31, 2006 the Company still had 4,874,170 of its Preferred Series A shares outstanding.

On March 27, 2006 the Company issued 100,000 shares to board members as compensation for attendance to the January, February, and March 2006 Board of Directors’ Meetings. The shares issued were the Company’s Registered S-8 shares and were issued as compensation for services. It is the Company’s policy to account for shares not issued in connection with agreements as stock payable. The Company recognized $143,575 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On March 29, 2006 the Company authorized the conversion of 30,000 of its Preferred Series A shares into 50,000 shares of the Company’s common stock. The common shares issued were registered as part of the Company’s SB-2 registration statement. As of March 31, 2006 the Company still had 4,874,170 of its Preferred Series A shares outstanding.

6. COMMITMENTS & CONTINGENCIES

On August 6, 2005 Telzuit Medical Technologies, Inc. began incurring penalties in connection with the Series A Preferred agreement. Pursuant to the Series A Preferred Stock financing investors were given liquidated damages in the event the Company did not file an SB-2 Registration Statement within forty-five days after the date of Closing of the financing. Since the Company was unable to file its SB-2 within the allotted time frame the Company owes the investors 1.5% of the sum of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock issuable upon exercise of the Class B Warrants originally issued and for each subsequent 30-day period, the company owes the investors an additional 1.5% until the SB-2 gets filed provided, however, in no event shall the maximum number of Class B Warrants issued pursuant to these

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

liquidated damages exceed nine percent (9.0%) of the Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Class B Warrants originally issued on the date of the Closing.

In addition to the penalties listed above the Company has incurred additional penalties related to the Series A Preferred stock. Pursuant to the Series A Preferred Stock financing investors were given liquidated damages in the event the Company’s SB-2 Registration Statement was not declared effective by the SEC within one hundred and twenty days after the date of Closing or one hundred and fifty days if the SEC has issued a full set of review comments. Since the Company has been unable to file its SB-2 the Company’s SB-2 will not be declared effective before the Company will start incurring penalties. The liquidated damages pursuant to this section calls for investors to receive 1.5% of the sum of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock issuable upon exercise of the Class B Warrants originally issued and for each subsequent 30-day period, the company owes the investors an additional 1.5% until the SB-2 gets declared effective provided, however, in no event shall the maximum number of Class B Warrants issued pursuant to these liquidated damages exceed nine percent (9.0%) of the Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Class B Warrants originally issued on the date of the Closing.

On March 14, 2006 the Company filed its SB-2 registration statement. The total amount of Class B Warrants owed to Series A Preferred Stockholders as a result of the liquidated damages provisions was 1,484,236. As of March 31, 2006 none of the warrants had been issued to stockholders.

As previously disclosed in the 10KSB filed for the year ended June 30, 2005, on June 7, 2005 the company entered into an assignment of rights agreement with the former officer and founder whereby the company agreed to pay $100,000 in four equal installments. As of December 31, 2005 the Company had made all the payments under this agreement.

As previously disclosed in the 10KSB filed for the year ended June 30, 2005, the Company entered into a five year agreement dated July 31, 2004 with an unrelated company to provide certain software to be used in the operation and delivery of the Company’s product and service. Pursuant to the agreement the company recorded a liability of $97,032 for the three months ended September 30, 2005. On January 30, 2006 and February 10, 2006 the Company made the second and third payments of 80,000 Euro due under the terms of the contract, or $98,568 and $97,704 respectively.

On May 1, 2005, the Company assigned to Taylor Madison Holdings, Inc., and Taylor Madison Holdings, Inc. assumed, all rights and obligations under the MLB License Agreement. In addition, the Securities Purchase Agreement dated May 6, 2005 provides for indemnity for the company’s previous officers from liabilities arising from the MLB License Agreement. On February 9, 2006 MLB and the Company terminated their agreement. Pursuant to the termination agreement the Company was released from any obligation as of March 31, 2006.

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

During August and September the Company issued 434,000 shares to certain employees and officers. In the prior period the Company was awaiting a valuation from a certified appraiser to ascertain the fair value of the shares, for federal income tax purposes, in order to collect and remit the appropriate payroll taxes.

During the period ended March 31, 2006 the Company obtained the certified appraisers report and reversed the accrued liability of $26,357 related to the issuance of those shares. The amount was an estimate of the liability due under the Federal Insurance Contributions Act but did not take into account the required federal income tax withholding. Should the employees and officers fail to remit the appropriate amounts required for federal income and payroll tax purposes the Company could be liable. The Company believes the amount of liability associated with this would be approximately $226,357.

As previously disclosed in the 10KSB filed for the year ended June 30, 2005, the holders of the Series A Preferred shares are entitled to a dividend equal to ten percent (10%) payable semi-annually. The Company can pay the dividend (i) in cash; (ii) in kind, with (a) shares of Series A Convertible Preferred Stock and (b) Class B Warrants; or (iii) in shares of registered Common Stock.

Pursuant to the terms of the Series A Preferred subscription agreement the first dividend payment became payable on December 21, 2005. The Company, at its discretion, has chosen to issue registered Common Stock as payment for the dividend. The Company calculated the dividend due based on the average closing price of the Company’s common stock on the 5 trading days preceding the date the dividend was due, with fractional shares being rounded up to the nearest whole share. The total shares payable under the first dividend payment calculation is 114,241 shares of common stock. The Company registered 134,650 shares of common stock for payment of dividends as part of the Company’s SB-2 registration statement. As of March 31, 2006 none of the shares had been issued to the holders of Series A Preferred. The total dividend due to Series A Preferred shareholders as of March 31, 2006 was equal to $371,884.

During 2003 and 2004, the Board of Directors of the Company voted to rescind 26,198,010 Class A membership units and 1,738,500 Class B membership units which it believes were issued improperly for no consideration.

On November 17, 2005, the Company entered into a Financial Communications Services Agreement with a service provider to work directly with management on message development and implementing initiatives to build awareness of the Company among key financial audiences. The Services Agreement is for a term of six (6) months, commencing on November 18, 2005 and expiring on May 17, 2006. The Services Agreement shall automatically renew thereafter on a monthly basis unless either party provides the other party with sixty (60) days prior written notice of its intent to not so renew. Pursuant to the terms of the Services Agreement, the service provider is entitled to receive compensation of $10,000 per month, payable on the first business day of each month.

On November 21, 2005, the Company entered into a lease for 1,518 sq. ft. of medical office space for a period of 5 years. The lease commits the Company to a net annual rental expense of $45,540 ($3,795 per

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

month) plus additional rent equal to 1.42% of the landlords operating expenses, subject to annual adjustment not to be less than 4%, beginning with the second year. Upon execution of the lease the Company provided a deposit of seven months of rent equaling $33,321.

On January 4, 2006, the Company entered into a lease for 2,485 sq. ft. of medical office space for a period of 5 years commencing March 1, 2006. The lease commits the Company to a net annual rental expense of $39,213 ($3,268 per month) and additional operating costs estimated at $7,455 ($621 per month) for the first operating year, subject to annual adjustment, beginning with the second year. The Company provided a deposit of six months of rent equaling $20,881 and the first month’s rent of $4,142 (base rent of $3,268 plus $621 the applicable share of additional rent) upon lease execution. Under terms of the lease the Company was given an allowance of $43,438 ($17.48 per sq. ft.) for tenant improvements.

On March 1, 2006, the Company entered into a co-marketing agreement with an equipment maker for the sale of the Company’s Wireless Holter Monitor System through the equipment maker’s existing sales and marketing channels. Pursuant to the agreement the Company agreed to pay a commission of ten dollars ($10) per prescription for each prescription up to an aggregate of 12,500 prescriptions per month; thereafter the Company will pay twelve dollars ($12) per prescription for each prescription up to an aggregate of 25,000 prescriptions per month; thereafter the Company will pay a commission of fifteen dollars ($15) per prescription per month.

On March 6, 2006, the Company amended an agreement entered into on July 16, 2004 with a medical billing company. Under the terms of the original agreement the Company was to compensate the company, beginning September 1, 2004, the greater of $500 per month or 6.9% of all charges billed through the company or for patient accounts under capitated contracts either the previously stated percentage or, at the Company’s discretion, a rate of $0.95 for each patient demographic entry and $0.45 for each charge transaction. Pursuant to the amendment the monthly minimum of $500 per month was waived for the months between September 1, 2004 and April 1, 2006 and the “starting date” was defined as the first day of the month in which the Company produces billable charges or procedures on a regular, sustained basis.

On March 6, 2006 Immediate Quality Care Clinics, a wholly-owned subsidiary of the Company, entered into an agreement with a medical billing company. Under the terms agreement the Company will compensate the billing company the greater of $500 per month or 6.9% of all charges billed through the company or for patient accounts under capitated contracts either the previously stated percentage or, at the Company’s discretion, a rate of $0.95 for each patient demographic entry and $0.45 for each charge transaction. Pursuant to the agreement the “starting date” was defined as the first day of the month in which the Company produces billable charges or procedures on a regular, sustained basis.

On March 14, 2006 Donald Sproat, a member of the Board of Directors, CEO, and CFO of the Company tendered his resignation from all positions as officer and board member. Pursuant to the resignation the Company entered into a settlement agreement with Mr. Sproat whereby the Company cancelled all agreements between the Company and Mr. Sproat including the Employment Agreement entered into on or about January 3, 2005. In consideration for entering into the agreement the Company agreed to pay

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

Mr. Sproat as follows: (i) the amount of salary, life insurance premiums, and automobile allowance paid to Mr. Sproat as of February 2006 through the date his Employment Agreement would have expired on or about January 3, 2007 and (ii) continued health insurance benefits (premiums) through the date his Employment Agreement would have expired on or about January 3, 2007. To facilitate the agreement Mr. Sproat agreed to a “lock-up period” from the date of the settlement agreement through January 3, 2007. During the “lock-up period” Mr. Sproat agreed that he would not sell, assign, pledge, hypothecate, encumber or otherwise transfer, any shares of the Company’s common stock owned by Mr. Sproat. Pursuant to resignation, on March 14, 2006, the Company’s Board of Directors’ appointed Warren Stowell as Chief Executive Officer.

On March 31, 2006 the Company entered into a software license agreement with an unrelated company to provide certain software to be used in the operation and delivery of the Company’s product and service. Under terms of the agreement a non-refundable payment of $25,000 was required within 5 days from the effective date of the contract. Pursuant to the terms of the agreement on March 31, 2006 the Company made the $25,000 non-refundable payment. In consideration for the non-refundable payment the Company received one copy of the software. Additional terms of the agreement are as follows: (i) the agreement will remain in force until terminated; (ii) at the request of the Company additional copies of the software are available for $12,500 per copy; (iii) the Company agrees to pay the software company a royalty of 0.5% of the first annual gross turnover equal to one million two hundred and twenty-five thousand dollars and, once said gross turnover has been reached, a royalty of 0.25% of the annual gross turnover thereafter; (iv) the Company guarantees that the royalty payments to be made will not be less than $37,500 for each 12-month period during the first five years and in the event the royalty payments are calculated to be less than the $37,500 stipulated in the contract the Company will pay the difference.

7. LEGAL PROCEEDINGS

There have been no new legal proceedings, and no material developments, during the quarter ended March 31, 2005. However, there have been procedural developments in Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc., which proceeding was previously reported in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005. The Court has set a trial date for January 2007.

On January 23, 2006 the Company entered into a consulting agreement with a medical device engineer, to direct the development and launch of the Holter Monitor. Under terms of the agreement the consultant will provide the Company with a viable and saleable product and in return the Company will compensate the consultant in the following manner: $10,000 cash due February 1, 2006; $10,000 cash due March 1, 2006; $5,000 cash due April 1, 2006 plus additional cash of $25,000 and 60,000 S-8 shares if deliverable is achieved; $5,000 cash due May 1, 2006 plus additional cash of $10,000 and 40,000 S-8 shares if deliverable is achieved; 30,000 S-8 shares if deliverable is achieved by June 1, 2006 but no additional cash payments are required beyond May 1, 2006. Pursuant to the terms of the contract, on February 1, 2006 and February 28, 2006, the Company made the first and second installments of $10,000 required under agreement. On March 14, 2006, subsequent to the resignation of the Company’s previous CEO and as part

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

of the board of directors’ review of all outstanding projects, the Company contacted the consultant and requested no further action be taken by the consultant on behalf of the Company. On March 20, 2006 the Company’s legal counsel sent notification to the consultant that their arrangement had been cancelled and terminated. As part of the notification and in order to determine the appropriate amount of compensation due under the agreement, the Company’s legal counsel also requested details regarding the consultant’s services undertaken on behalf of the Company. On March 26, 2006 the Company received an invoice from the consultant requesting payment of the $5,000 due under the contract as well as the $25,000 cash bonus and 60,000 shares of the Company’s S-8 shares. On March 29, 2006 the Company’s legal counsel sent a second request for details regarding the consultant’s services in order to determine the appropriate compensation due under the agreement. On March 30, 2006 the Company received correspondence from the consultant’s legal counsel stating the consultant had resolved three of the four issues required under the terms of the agreement. As of March 31, 2006 the Company was still working with legal counsel to obtain written support of the services or benefits derived from the consultant’s work in order to determine the appropriate amount of compensation due under the agreement. The Company plans to continue to seek additional support from the consultant, regarding the consultant’s claim to compensation, prior to issuing any further consideration under the agreement.

8. RELATED PARTY

On September 19, 2005 the Company entered into a six month consulting agreement with one of the Company’s Board of Directors. Pursuant to the agreement the consultant will assist the company in developing, owning, and operating medical clinics. Under the terms of the agreement the consultant will receive $10,000 per month plus reasonable and necessary expenses incurred on behalf of the Company. The Company has recognized $30,000 and $64,615 of expense related to this contract for the three and nine month periods ending March 31, 2006, respectively.

On September 21, 2005 the Company entered into a consulting agreement for marketing and promotional activities involved with the launch of the Company’s product. The period of the agreement is from September 21, 2005 through December 31, 2005. The terms of the agreement establish the Company’s S-8 Registered shares as compensation and require the issuance of 2,500 shares in September 2005, 2,750 in October 2005, 3,750 in November 2005, and 2,750 in December 2005. Pursuant to the terms of an agreement entered into the Company issued 11,750 of the Company’s S-8 Registered shares as follows: 5,250 shares valued at $27,594 on November 17, 2005; 3,750 shares valued at $13,988 on November 30, 2005; and 2,750 shares valued at $6,069 on December 30, 2005. The Company has recognized $0 and $47,651 of expense related to this agreement during the three and nine month period ending March 31, 2006, respectively. The consultant engaged to provide the services under this agreement is a shareholder and relative of one of the Company’s previous officers.

9. SUBSEQUENT EVENTS

On May 8, 2006 the Company entered into a loan agreement with a related party shareholder. The terms of the agreement are as follows: $225,000 of cash and $25,000 of prepaid services with an outside vendor, at

Telzuit Medical Technologies, Inc.

(A Development Stage Company)

As of March 31, 2006 (unaudited) and June 30, 2005 (audited)

and for the Three and Nine months ended March 31, 2006 and 2005 (unaudited)

and the Period April 1, 2000 (Date of Inception) through

March 31, 2006 (unaudited)

an interest rate of 5%, payable on demand. Pursuant to the agreement the Company received $50,000 cash and the $25,000 of prepaid services on April 3, 2006; $50,000 cash on April 13, 2006; $25,000 cash on April 18, 2006; and $100,000 cash on May 1, 2006.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Appointment of Cross, Fernandez & Riley, LLP

Effective July 28, 2006, the Company engaged Cross, Fernandez & Riley, LLP (“Cross Fernandez”) as its new independent registered public accountants to audit the Company’s financial statements for the year ended June 30, 2006.

During the two most recent fiscal years and the interim period between June 30, 2006 and July 6, 2006 (the date of dismissal of the Company’s prior independent registered public accounting firm), neither the Company (nor anyone on its behalf) consulted Cross Fernandez regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B.

Dismissal of Pender Newkirk & Company, CPAs

On July 6, 2006, the Company informed Pender Newkirk & Company, CPAs (“Pender Newkirk”) of its dismissal as the Company’s independent registered public accounting firm. The decision to change the Company’s auditors was recommended by the Audit Committee and approved by the Board of Directors.

The reports of Pender Newkirk on the Company’s consolidated financial statements for the fiscal years ended December 31, 2003 and 2004, and the transition period from January 1, 2005 through June 30, 2005 (the “Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Pender Newkirk has not reported on the financial statements of the Company for the fiscal year ended June 30, 2006.

During the Audit Period, and through July 6, 2005, there were no disagreements with Pender Newkirk on nay matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Pender Newkirk, would have caused it to make reference thereto in its report on the Company’s consolidated financial statements for such year.

The Company provided Pender Newkirk with a copy of the foregoing disclosures and requested, pursuant to the rules of the United States Securities and Exchange Commission (the “Commission”), that Pender Newkirk provide the Company with a letter addressed to the Commission stating whether Pender Newkirk agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of the letter of Pender Newkirk is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

Dismissal of De Meo, Young, McGrath

On July 18, 2005, Telzuit Medical informed De Meo, Young, McGrath (“DYM”) of its dismissal as the Company’s independent registered public accounting firm. The decision to change the Company’s auditors was recommended and approved by the Board of Directors.

The reports of DYM on the Company’s consolidated financial statements for the fiscal year ended June 30, 2004 and the transition period from January 1, 2003 to June 30, 2003, and through July 18, 2005 (the “Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph relating to the Company’s ability to continue as a going concern.

During the Audit Period, there were no disagreements with DYM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of DYM, would have caused it to make reference thereto in its reports on the Company’s consolidated financial statements for such years.

During the Audit Period, the Company had no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided DYM with a copy of the foregoing disclosures and requested, pursuant to the rules of the Commission, that DYM provide the Company with a letter addressed to the Commission stating whether DYM agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of the letter of DYM is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2005.

On July 18, 2005, the Company’s Board of Directors appointed Pender Newkirk & Company, CPA’s (“Pender Newkirk”), as the Company’s new independent registered public accounting firm. A Current Report on Form 8-K relating to the change in accountants was filed with the U.S. Securities and Exchange Commission on July 18, 2005.

During the years ended June 30, 2005 and June 30, 2004, and through July 18, 2005 (the date Pender Newkirk accepted its appointment), the Company did not consult with Pender Newkirk regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, provide that we shall, to the fullest extent permitted by law, indemnify each of our directors and officers against judgments, fines, settlements and other amounts, including expenses such as attorneys’ fees, actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation.

The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs also may discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit our Company and the shareholders. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Registration Fee	$3,688
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent’s Fees and Expenses	$1,500
Miscellaneous	$5,000

Total	$45,188

All amounts are estimates, other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

Director Warrants

On July 14, 2006, the Company issued Common Stock Purchase Warrants (the “Director Warrants”) to purchase, in the aggregate, six million shares of the Company’s common stock, par value $.001 per share, at an exercise price of $0.50 per share. The Warrants were issued to the Company’s directors serving on the Board of Directors at May 9, 2006, as compensation for services rendered. The Warrants are exercisable by the holder(s) at any time after July 14, 2006 (the “Date of Grant”) and from time to time thereafter through and including the close of business on the date five years from the Date of Grant.

The issuance of the Director Warrants was deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as a transaction by the issuer not involving any public offering.

10% Senior Secured Convertible Debenture Offering

On May 26, 2006, the Company completed a private placement, pursuant to which the Company issued: (a) 10% Senior Secured Convertible Debentures having an aggregate original principal balance of $4,941,985 (individually, a “Debenture” and collectively, the “Debentures”); (b) its Series C Common Stock Purchase Warrants exercisable, in the aggregate, for 10,529,989 shares of Common Stock (individually, a “Series C Warrant” and collectively, the “Series C Warrants”); and (c) its Series D Common Stock Purchase Warrants exercisable, in the aggregate, for 3,529,989 shares of Common Stock (individually, a Series D Warrant” and collectively, the “Series D Warrants”) (the “Debenture Offering”). The Debentures, Series C Warrants and Series C Warrants are collectively referred to herein as the “Securities.” The principal and accrued and unpaid interest on the Debentures convert into shares of the Company’s common stock at a conversion price of $0.35 per share. The Series C Warrants have an exercise price of $0.45 per share, and the Series D Warrants have an exercise price of $1.25 per share. The total cash consideration paid for the Securities was $4,941,985.

The issuance of the Debentures, Series C Warrants and Series D Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act. Such securities were sold only to institutional or accredited investors.

Midtown Partners & Co., LLC (“Midtown Partners”), an SEC and NASD registered broker dealer, acted as the lead placement agent for the Company in connection with the Debenture Offering. Midtown Partners corporate office is located in Tampa, Florida. Additional information about Midtown Partners can be found at http://www.midtownpartners.com. In connection with the Debenture Offering, the Company paid: (a) Midtown Partners cash commissions of $416,878.65, (b) Midsouth Capital, Inc., an SEC and NASD registered broker dealer, cash commission of $18,900, and (c) Greenwood Partners, L.P., an SEC and NASD registered broker dealer, cash commission of $9,000. The total cash commissions paid by the Company to broker-dealers in connection with the Debenture Offering equaled $444,778.65. Midsouth Capital, Inc.’s corporate office is located in Marietta, Georgia, and Greenwood Partners, L.P.’s corporate office is located in Jenkintown, Pennsylvania.

In addition, Midtown Partners, as lead placement agent, received (a) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 1,407,100 shares of the Company’s Common Stock at an exercise price of $0.35 per share; and (d) common stock purchase warrants entitling Midtown Partners to purchase, in the aggregate, 98,540 shares of the Company’s Common Stock at an exercise price of $0.01 per share. The issuance of the above-referenced warrants to Midtown Partners was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act. Such securities were issued only to accredited investors.

Series A Preferred Stock Offering

On August 19, 2005, the Company completed its Series A Preferred private placement of approximately $3,399,610, which such amount includes the $1,749,990 that had previously closed on June 22, 2005 and the $1,449,620 closed on June 27, 2005. Pursuant to the Securities Purchase Agreement, the Company issued an aggregate of (a) 3,399,610 shares of Series A Convertible Preferred Stock (the “Series A Stock”), and (b) Class B Warrants entitling the holders of the Series A Stock to purchase, in the aggregate, 5,666,017 shares of the Company’s Common Stock at an exercise price of $0.80 per share. The Series A Preferred Stock converts into shares of the Company’s Common Stock at a price of $0.60 per share of Common Stock.

The issuance of the Series A Preferred Stock and Class B Warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act. Such securities were sold to institutional or accredited investors only.

Midtown Partners, an SEC and NASD registered broker dealer, acted as the lead placement agent for the Company in connection with the Series A Preferred Financing. Midtown Partners corporate office is located in Tampa, Florida. In connection with the Debenture Offering, the Company paid Midtown Partners a cash commission equal to $275,428 and issued warrants to Midtown Partners entitling Midtown Partners to purchase, in the aggregate, 676,622 shares of the Company’s Common Stock at an exercise price of $0.60 per share and 676,622 shares of the Company’s Common Stock at an exercise price of $0.80 per share. The issuance of the warrants to Midtown Partners was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act. Such securities were issued only to accredited investors.

Convertible Debenture Financing

During May 2005, the Company, pursuant to a Securities Purchase Agreement and Share Exchange Agreement, issued (a) 10% Convertible Debentures, having an aggregate original principal balance of $1,057,250; and (b) Class A Warrants entitling debenture holders to purchase, in the aggregate, 1,334,062 shares of the Registrant’s Common Stock at an exercise price of $0.60 per share (the “Bridge Financing”). The 10% Convertible Debentures were due one year from the date of issuance or, upon the occurrence of certain events specified in each 10% Convertible Debenture, all principal and accrued interest automatically converted into either (a) shares of the Company’s Common Stock at a price of $0.40 per share of Common Stock, or (b) units at a price of $0.66 per unit, each unit being comprised of (i) one share of Series A Preferred Stock which converts into Common Stock at a price of $0.60 per share, and (ii) one Class B Warrant, each Class B Warrant having an exercise price of $.80 per share. The purchase price paid to the Company in connection with the Bridge Financing was $1,057,250. The securities issued in connection with the Bridge Financing were issued pursuant to Rule 506 of Regulation D. The 10% Convertible Debentures and Class A Warrants were sold to institutional or accredited investors. The Company closed the Bridge Financing in two traunches, raising $565,000 and $492,250 on May 6, 2005 and May 19, 2005, respectively. All debentures issued in connection with the Bridge Financing have since been converted into Series A Preferred Stock.

The securities issued in connection with the Bridge Financing were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the 10% Convertible Debentures and Class A Warrants were sold only to institutional or accredited investors.

Midtown Partners, an SEC and NASD registered broker dealer, acted as the placement agent for the Company in connection with the Bridge Financing. Midtown Partners corporate office is located in Tampa, Florida. In connection with the Bridge Financing, the Company paid Midtown Partners a cash commission. The issuance of the warrants to Midtown Partners was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Act for transactions not involving a public offering and Rule 506 promulgated by the United States Securities and Exchange Commission under the Securities Act. Such securities were issued only to accredited investors.

Issuance of Series B Preferred Stock

Pursuant to a Share Exchange Agreement, on May 6, 2005, the Company acquired from Telzuit Technologies, LLC, all of the issued and outstanding capital stock of Telzuit Technologies, Inc. in exchange for the issuance of 2,207,723 shares of the Company’s Series B Preferred Stock to Telzuit Technologies, LLC. Each share of Series B Preferred Stock converted into twelve (12) shares of Common Stock on August 22, 2005, upon completion of the 1-for-31 reverse stock split. The securities issued in connection with the share exchange were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering. All shares of Series B Preferred Stock have converted into Common Stock, and no shares of Series B Preferred Stock are issued and outstanding.

Other Issuances

For services rendered to Telzuit Technologies, LLC, the Company issued 50,583 shares of its Series B Preferred Stock to Midtown Partners. The issuance of the shares to Midtown was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering. Each share of Series B Preferred Stock converted into twelve shares of Common Stock on August 22, 2005, upon completion of the 1-for-31 reverse stock split, and no shares of Series B Preferred Stock are currently issued and outstanding.

EXHIBITS

Exhibit No.	Description
3.01	Articles of Incorporation of Telzuit Medical Technologies, Inc., formerly known as Taylor Madison Corp. (2)

3.02	Articles of Amendment to Articles of Incorporation, Certificate of Designations, Preferences, and Rights of the Series B Preferred Stock. (1)

3.03	Articles of Amendment to Articles of Incorporation, Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock. (3)

3.04	Bylaws of Telzuit Medical Technologies, Inc., formerly known as Taylor Madison, Corp. (2)

4.01	See Exhibits 3.01, 3.03 and 10.01 for instruments defining the rights of security holders.

5.01*	Opinion of legality (including consent).

10.01	Securities Purchase Agreement, dated May 26, 2006 (4)

10.02	Registration Rights Agreement, dated May 26, 2006 (4)

10.03	Form of 10% Senior Secured Convertible Debenture issued May 26, 2006 (4)

10.04	Form of Series C/D Warrants issued May 26, 2006 (4)

10.05	Form of Common Stock Purchase Warrants issued to broker-dealers in connection with the Debenture Financing (4)

10.06	Subsidiary Guarantee issued by Immediate Quality Care Clinics, Inc. and Telzuit Technologies, Inc. in connection with the Debenture Financing (4)

10.07	Security Agreement between Telzuit Medical Technologies, Inc., Immediate Quality Care Clinics, Inc., and Telzuit Technologies, Inc. and each of the person that purchased securities issued by the Registrant in connection with the Debenture Financing (4)

10.08	Conversion of Debt to Equity Agreement (5)

10.09	Exclusive Manufacturing and Distribution Agreement (5)

10.10	Assignment of Gund, Inc. Agreement (5)

10.11	Securities Purchase Agreement dated May 6, 2005, by and among Registrant, Lucien Lallouz, Michael B. Wellikoff, Taylor Madison Holdings, Inc., and Chris Phillips, as authorized representative for each of the persons that purchased 10% Convertible Debentures issued by Taylor Madison (6)

10.12	Form of 10% Convertible Debenture issued on May 6, 2005 (6)

10.13	Form of Class A Warrant issued on May 6, 2005 to purchaser of the 10% Convertible Debentures (6)

10.14	Securities Purchase Agreement, dated June 22, 2005, by and among Registrant, Telzuit Technologies, Inc., Telzuit Technologies, LLC, Michael J. Vosch, James P. Tolan, Don Sproat and each of the persons that purchased Series A Preferred Stock issued by Taylor Madison Corp (7)

10.15	Investor Rights Agreement between Registrant, Michael J. Vosch, James P. Tolan, Don Sproat and Carole-Sue Feagan, Telzuit Technologies, LLC, and certain investors a party thereto (7)

10.16	Form of Class B Warrant issued on June 22, 2005 to purchaser of Series A Convertible Preferred Stock (7)

10.17	BD-B Warrant issued to Midtown Partners & Co., LLC on June 22, 2005 (7)

10.18	Consulting Agreement, effective as of May 6, 2005, by and between Apogee Business Consultants, LLC, a Nevada corporation, and Registrant (8)

10.19	Private Placement Agreement dated May 6, 2005 by and between Midtown Partners & Co., LLC and Registrant (8)

10.20	Form of Warrant issued to Midtown Partners & Co., LLC on May 6, 2005 (8)

10.21	Agreement by Registrant dated May 6, 2005 regarding 1 for 31 reverse stock split (8)

10.22	Consulting Agreement, dated September 21, 2005 (9)

10.23	Financial Consulting Agreement, dated August 18, 2005 (9)

10.24	Marketing Services Agreement, dated August 8, 2005 (9)

10.25	Employment Agreement, dated October 10, 2005 (10)

10.26	Services Agreement, dated November 17, 2005 (11)

10.27	Baum Consulting Agreement, dated November 17, 2005 (11)

10.28	Panther Consulting Agreement, dated November 17, 2005 (11)

10.29	Form of Employment Agreement by and between Telzuit Medical Technologies, Inc. and Warren D. Stowell (12)

10.30	Form of Employment Agreement by and between Telzuit Medical Technologies, Inc. and Jerry Balter (13)

10.31	Form of Common Stock Purchase Warrant issued to the Company’s directors serving on the Board of Directors at May 9, 2006 (14)

10.32	Form of Agreement of Purchase and Sale of Shares between Telzuit Medical Technologies, Inc., Todd LaVelle and Mike Evertsen (15)

10.33	Form of Consultation Agreement between the Company and Todd LaVelle and Mike Evertsen (16)

16.01	Letter from De Meo, Young, McGrath to the U.S. Securities and Exchange Commission, dated July 18, 2005. (17)

16.02	Letter from Pender Newkirk & Company, CPAs to the U.S. Securities and Exchange Commission, dated July 10, 2006 (18)

23.01*	Consent of Certified Public Accountants.

23.02*	Consent of Bush Ross, P.A. (included in Exhibit 5.01).

(1)	Previously filed as an exhibit to exhibit to the Form 8-K filed with the SEC on May 12, 2005 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Form 10-KSB filed with the SEC on October 31, 2005 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Form 8-K filed with the SEC on June 24, 2005 and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Form 8-K filed with the SEC on May 31, 2006 and incorporated herein by reference.

(5)	Previously filed as an exhibit to the Form 8-K filed with the SEC on November 8, 2004 and incorporated herein by reference.

(6)	Previously filed as an exhibit to exhibit to the Form 8-K filed with the SEC on May 12, 2005 and incorporated herein by reference.

(7)	Previously filed as an exhibit to the Form 8-K filed with the SEC on June 24, 2005 and incorporated herein by reference.

(8)	Previously filed as an exhibit to exhibit to the Form 8-K filed with the SEC on May 12, 2005 and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Form 10-QSB filed with the SEC on November 15, 2005 and incorporated herein by reference.

(10)	Previously filed as an exhibit to the Form 8-K filed with the SEC on October 14, 2005 and incorporated herein by reference.

(11)	Previously filed as an exhibit to the Form 8-K filed with the SEC on November 21, 2005 and incorporated herein by reference.

(12)	Previously filed as an exhibit to the Form 8-K filed with the SEC on June 22, 2006 and incorporated herein by reference.

(13)	Previously filed as an exhibit to the Form 8-K/A filed with the SEC on August 9, 2006 and incorporated herein by reference.

(14)	Previously filed as an exhibit to the Form 8-K filed with the SEC on July 21, 2006 and incorporated herein by reference.

(15)	Previously filed as an exhibit to the Form 8-K filed with the SEC on August 1, 2006 and incorporated herein by reference.

(16)	Previously filed as an exhibit to the Form 8-K filed with the SEC on July 18, 2005 and incorporated herein by reference.

(17)	Previously filed as an exhibit to the Form 8-K filed with the SEC on July 10, 2006 and incorporated herein by reference.

*	Filed herewith.

[Remainder of Page Intentionally Left Blank]

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and;

(c)	include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than the registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Pre-Effect Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned in the City of Orlando, State of Florida, on August 8, 2006.

TELZUIT MEDICAL TECHNOLOGIES, INC.

By:	/s/ Warren D. Stowell
Name:	Warren D. Stowell
Title:	President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Warren D. Stowell
Name:	Warren D. Stowell
Title:	President and Chief Executive Officer and Member of the Board of Directors

Date:	August 8, 2006

By:	/s/Jerry Balter
Name:	Jerry Balter
Title:	Chief Financial Officer

Date:	August 8, 2006

By:	/s/ James P. Tolan
Name:	James P. Tolan
Title:	Senior Vice President of Business Development, Corporate Secretary, and Member of the Board of Directors

Date:	August 8, 2006

By:	/s/ Michael J. Vosch
Name:	Michael J. Vosch
Title:	Senior Vice President of Research Product Development and Member of the Board of Directors

Date:	August 8, 2006

By:	/s/ Kenneth F. Adams
Name:	Kenneth F. Adams
Title:	Member of the Board of Directors

Date:	August 8, 2006